UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LSI Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock of LSI Corporation (“Company common stock”)

(2)	Aggregate number of securities to which transaction applies:

619,438,739 shares of Company common stock, which consists of: (A) 553,364,668 shares of Company common stock issued and outstanding as of January 13, 2014; (B) 26,461,927 shares of Company common stock underlying vested options to purchase shares of Company common stock outstanding as of January 13, 2014 with an exercise price below $11.15; (C) 16,566,451 shares of Company common stock underlying unvested options to purchase shares of Company common stock outstanding as of January 13, 2014 with an exercise price below $11.15, which will be will be assumed by Avago Technologies Limited and converted into options to purchase a number of ordinary shares of Avago Technologies Limited; (D) 23,032,955 restricted stock units outstanding as of January 13, 2014 and (E) 12,738 shares of restricted stock outstanding as of January 13, 2014.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001288 by the underlying value of the transaction of 6,579,125,519.16, which has been calculated as the sum of: (A) the product of 553,364,668 shares of Company common stock issued and outstanding as of January 13, 2014 and the merger consideration of $11.15 per share; plus (B) the product of: (i) 26,461,927 shares of Company common stock underlying options to purchase shares of Company common stock outstanding as of January 13, 2014 with an exercise price below $11.15 and (ii) the difference between $11.15 per share and the weighted-average exercise price of such options of $5.400230 per share; plus (C) the product of 23,032,955 restricted stock units as of January 13, 2014 and the merger consideration of $11.15; plus (D) the product of 12,738 shares of restricted stock as of January 13, 2014 and the merger consideration of $11.15.

(4)	Proposed maximum aggregate value of transaction:

$6,579,125,519.16

(5)	Total fee paid:

$847,391.37

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED JANUARY 21, 2014

[                    ], 2014

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of LSI Corporation, a Delaware corporation, which we refer to as the Company, to be held on [                    ], 2014 at [            ], local time, at 1320 Ridder Park Drive, San Jose, California 95131.

On December 15, 2013, the Company entered into a merger agreement providing for the acquisition of the Company by Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a subsidiary of Avago Technologies Limited. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $11.15 in cash, without interest, less any required tax withholding, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 37.4% to the average closing price of our common stock during the 30-day trading period ended on December 13, 2013 (the last trading day prior to the public announcement of the execution of the merger agreement) and a premium of approximately 41% to the closing price of our common stock on December 13, 2013.

In addition, if the merger contemplated by the merger agreement is completed, executive officers of the Company are contractually entitled to certain specified compensation described in the accompanying proxy statement in connection with the merger. At the special meeting, we will ask you to approve a proposal to approve, on an advisory (non-binding) basis, that specified compensation, which proposal we refer to as the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the stockholders of the Company and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter. Approval of the LSI Advisory (Non-Binding) Proposal on Specified Compensation requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter. However, because approval of the LSI Advisory (Non-Binding) Proposal on Specified Compensation is advisory in nature, it will not be binding upon the Company, the Company’s board of directors, the Company’s board of directors’ compensation committee, Avago Technologies Wireless (U.S.A.) Manufacturing Inc. or any affiliate of Avago Technologies Wireless (U.S.A.) Manufacturing Inc. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger contemplated by the merger agreement is consummated, the Company’s named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those payments and any future amendments thereto.

Your vote is very important.    Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the merger and the LSI Advisory (Non-Binding) Proposal on Specified Compensation. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please call The Proxy Advisory Group, LLC, the Company’s proxy solicitor, toll-free at [            ].

Thank you in advance for your cooperation and continued support.

Sincerely,

ABHI TALWALKAR

Chief Executive Officer

The proxy statement is dated [                    ], 2014, and is first being mailed to our stockholders on or about [                    ], 2014.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED JANUARY 21, 2014

LSI Corporation

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

LSI Corporation will hold its Special Meeting of Stockholders on [                    ], 2014, at [                    ], local time, at the company’s headquarters located at 1320 Ridder Park Drive, San Jose, California 95131. We are holding the meeting for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 15, 2013, as it may be amended from time to time, which we refer to as the merger agreement, by and among LSI Corporation, which we refer to as the Company or LSI, Avago Technologies Limited, a limited company organized under the laws of the Republic of Singapore, which we refer to as Avago, Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a Delaware corporation and an indirect wholly owned subsidiary of Avago, which we refer to as Avago USA, and Leopold Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Avago USA, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, which we refer to as the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

4. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

In accordance with our bylaws, the close of business on February 10, 2014 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of Company common stock that you own.    The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

If you plan to attend the special meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the special meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the special meeting. If you are planning to attend the special meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the special meeting so that we can verify your ownership of Company common stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the special meeting, but you will not be able to vote at the special meeting.

Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex C to the accompanying proxy statement.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of Company common stock, please contact the Company’s proxy solicitor:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

Toll-Free: [                    ]

Stockholders who do not expect to attend the special meeting in person, but wish their stock to be voted on matters to be transacted at the special meeting, are urged to sign, date and mail the enclosed proxy in the accompanying envelope, to which no postage need be affixed if mailed in the United States. You also have the option of voting your shares by telephone or on the Internet. Voting instructions are printed on your proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

By Order of the Board of Directors,

JEAN RANKIN

Executive Vice President, General Counsel and

Secretary

San Jose, California

[                    ], 2014

i

Page
Exchange and Payment Procedures	71
Financing Covenant; Company Cooperation	72
Representations and Warranties	73
Conduct of Our Business Pending the Merger	76
Proxy Statement	79
Stockholders Meeting	79
No Solicitation of Acquisition Proposals	79
Filings; Other Actions; Notification	83
Employee Benefit Matters	84
Public Announcements	85
Notices of Events	85
Conditions to the Merger	86
Termination	88
Termination Fees	89
Expenses	91
Remedies	92
Indemnification; Directors’ and Officers’ Insurance	92
Access	93
Modification or Amendment	93
MARKET PRICE DATA AND DIVIDEND INFORMATION	94
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	95
AUTHORITY TO ADJOURN THE SPECIAL MEETING (PROPOSAL NO. 2)	97
LSI ADVISORY (NON-BINDING) PROPOSAL ON SPECIFIED COMPENSATION (PROPOSAL NO. 3)	98
APPRAISAL RIGHTS	99
DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK	103
CONDUCT OF OUR BUSINESS IF THE MERGER IS NOT COMPLETED	103
OTHER MATTERS	104
Other Matters for Action at the Special Meeting	104
Future Stockholder Proposals	104
WHERE YOU CAN FIND MORE INFORMATION	105

ANNEX A -  AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 15, 2013, BY AND AMONG LSI CORPORATION, AVAGO TECHNOLOGIES LTD., AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC. AND LEOPOLD MERGER SUB, INC.

A-1
ANNEX B - OPINION OF QATALYST PARTNERS LP	B-1
ANNEX C - SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	C-1

ii

SUMMARY

The following summary highlights selected information in this proxy statement, first made available to stockholders on or about [                    ], 2014, and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information,” beginning on page 105.

Parties to the Merger (Page 24)

LSI Corporation, or the Company, LSI, we or us, is a Delaware corporation headquartered in San Jose, California. The Company designs semiconductors and software that accelerate storage and networking in datacenters, mobile networks and client computing. Our principal executive offices are located at 1320 Ridder Park Drive, San Jose, California 95131 and our telephone number is (408) 433-8000.

Avago Technologies Limited, or Avago, is incorporated under the laws of the Republic of Singapore. Avago is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products in three primary target markets: wireless communications, wired infrastructure and industrial & other. Avago’s principal executive offices are located at 1 Yishun Avenue 7, Singapore 768923, and its telephone number is (65) 6755-7888.

Avago Technologies Wireless (U.S.A.) Manufacturing Inc., or Avago USA, is a Delaware corporation and an indirect wholly owned subsidiary of Avago. Avago USA’s principal executive offices are located at 350 West Trimble Road, San Jose, California 95131, and its telephone number is (408) 435-7400.

Leopold Merger Sub, Inc. is a Delaware corporation that was formed by Avago USA solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated December 15, 2013, as it may be amended from time to time, among the Company, Avago, Avago USA and Merger Sub, as the merger agreement, the merger of Merger Sub with and into the Company, as the merger, and each of the Company, Avago, Avago USA and Merger Sub as a party.

The Special Meeting (Page 26)

Time, Place and Purpose of the Special Meeting (Page 26)

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [                    ], 2014 at [                    ], local time, at 1320 Ridder Park Drive, San Jose, California 95131 or at any postponement or adjournment thereof.

At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, and to approve the proposal to approve, in an advisory (non-binding) vote, the compensation that may be payable to our named executive officers in connection with the merger, which we refer to as the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Record Date and Quorum (Page 26)

We have fixed the close of business on February 10, 2014 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [            ] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting. The holders of a majority of the voting power of the issued and outstanding shares of the Company entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

Vote Required (Page 27)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting.

Assuming a quorum is present, approval of the LSI Advisory (Non-Binding) Proposal on Specified Compensation requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. Because this vote is advisory in nature only, it will not be binding on either the Company, Avago USA or any affiliate of Avago USA. Approval of the LSI Advisory (Non-Binding) Proposal on Specified Compensation is not a condition to completion of the merger, and failure to adopt the LSI Advisory (Non-Binding) Proposal on Specified Compensation will have no effect on the vote to approve the merger agreement. Accordingly, because we are contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto and any future amendments thereto, regardless of the outcome of the advisory vote. Additional information about this advisory vote is provided in the section of this proxy statement entitled “LSI Advisory (Non-Binding) Proposal on Specified Compensation (Proposal No. 3)” beginning on page 98.

As of February 10, 2014, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [        ] shares of Company common stock, representing [        ]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Proxies and Revocation (Page 29)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have an effect on approval of the proposal to adjourn the special meeting or the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 32)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

In the merger, each outstanding share of Company common stock (except for shares of Company common stock held in the treasury of the Company immediately prior to the effective time of the merger, shares owned by Avago USA or Merger Sub and shares owned by stockholders of the Company who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $11.15 in cash, which amount we refer to as the per share merger consideration, without interest, less any required tax withholding.

Reasons for the Merger; Recommendation of the Board of Directors (Page 40)

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously determined that the proposed merger was advisable, fair to, and in the best interests of, the stockholders of the Company, unanimously approved the merger agreement and transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to our stockholders for adoption and approval, and unanimously recommended that our stockholders vote in favor of the adoption and approval of the merger agreement.

In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 57.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Opinion of Qatalyst Partners LP (Page 44)

We retained Qatalyst Partners LP, which we refer to as Qatalyst Partners, to act as our financial advisor in connection with the merger. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. At the meeting of our board of directors on December 15, 2013, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that as of December 15, 2013, and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of Company common stock, other than Avago USA or any affiliates of Avago USA, pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Qatalyst Partners, dated December 15, 2013, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our board of directors and addressed only, as of the date of the opinion, the fairness from a financial point of view, of the consideration to be received by the holders of Company common stock, other than Avago USA or any affiliates of Avago USA, pursuant to the merger agreement. It does not address any other aspect of the merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the merger or any other matter. For a further discussion of Qatalyst Partners’ opinion, see “The Merger — Opinion of Qatalyst Partners LP” beginning on page 44.

Financing of the Merger (Page 53)

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the number of shares (and our other equity-based interests) outstanding as of December 31, 2013, would be approximately $6.6 billion; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	$1 billion of cash from the combined balance sheet of Avago and the Company;

•

a $1 billion investment from Silver Lake Partners IV, L.P. in the form of seven year 2% convertible senior notes with a conversion price of $48.04 per share initially (subject to adjustment under certain circumstances) or preferred stock with equivalent economic terms; and

•	a $4.6 billion term loan facility from a group of lenders.

Avago Technologies Finance Pte. Ltd., a company incorporated under the Singapore Companies Act, and an indirect wholly owned subsidiary of Avago, which we refer to as Avago Finance, has obtained the debt commitment letter described below, and Avago has entered into the note purchase agreement described below, which we refer to collectively with certain other related documents as the financing documents. The funding under those financing documents is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the financing documents, together with the $1 billion of cash from the combined balance sheet of Avago and the Company, will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing documents fail to fund the committed amounts in breach of such financing documents or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing documents, is not a condition to the completion of the merger, the failure of Avago Finance to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Avago USA may be obligated to pay the Company a reverse termination fee, which we refer to as the Avago termination fee, of $400 million as described under “The Merger Agreement — Termination Fees” beginning on page 89.

Debt Financing (Page 54)

In connection with entering into the merger agreement, Avago Finance received a commitment letter from Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, Deutsche Bank AG New York Branch, which we refer to as Deutsche Bank NY, Barclays Bank PLC, which we refer to as Barclays, Citigroup Global Markets Inc., which we refer to, collectively with its affiliates, as Citi, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, and Bank of America, N.A., which we refer to as BofA, pursuant to which, among other things, each of Deutsche Bank, Deutsche Bank NY, Barclays, Citi, Merrill Lynch and BofA (together with any other lending entity and/or arranger that becomes party to the commitment letter, which we refer to as the commitment parties in this proxy statement) have severally agreed to provide debt financing to Avago Finance for purposes of consummating the merger. We refer to this commitment letter, as it may be amended in accordance with the merger agreement, as the debt commitment letter in this proxy statement. The financing contemplated under the debt commitment letter is referred to as the debt financing in this proxy statement. See “The Merger Agreement — Financing of the Merger” beginning on page 53 of this proxy statement for additional information with respect to obligations of the Company, Avago and Avago Finance in connection with the debt commitment letter.

We believe the amounts described in the debt commitment letter, coupled with $1 billion of cash to be paid from the combined balance sheet of Avago and the Company and the $1 billion of cash received by Avago in connection with its issuance of $1 billion aggregate principal amount of Avago’s 2.0% Convertible Senior Notes due 2021, as described below, will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or Avago or Avago USA have substantially lower net proceeds from the debt financing than we currently expect.

Convertible Notes (Page 55)

Avago has entered into a note purchase agreement, which we refer to as the purchase agreement, to sell to Silver Lake Partners IV, L.P., which we refer to as Silver Lake, for $1 billion of cash $1 billion aggregate principal amount of Avago’s 2.0% Convertible Senior Notes due 2021, which we refer to as the notes. We refer to the sale of the notes as the note financing in this proxy statement.

The completion of the private placement of the notes is contingent on satisfaction or waiver of customary conditions, as well as a requirement that the merger have been consummated or be consummated substantially simultaneously with the issuance of the notes under the purchase agreement, and Avago having received, or that substantially simultaneously with the closing under the purchase agreement, Avago will receive the proceeds of the debt financing in an amount sufficient (together with the proceeds of the notes and $1 billion of cash from the combined balance sheet of Avago and the Company) to consummate the merger contemplated by the merger agreement and the refinancing of Avago’s existing credit agreement. The purchase agreement provides that the private placement to Silver Lake will be completed either simultaneously with the closing of the merger or on such date as is mutually agreed upon in writing by Avago and Silver Lake. The purchase agreement may be terminated at any time before consummation of the private placement of the notes by mutual consent of Avago and Silver Lake, or by either Avago or Silver Lake if (a) the consummation of the private placement of the notes shall not have occurred on or prior to September 23, 2014 or (b) the merger agreement is terminated for any reason.

The notes will be issued under an indenture between Avago and a trustee and will bear interest at a rate of 2.0% per annum, payable semiannually in cash. The notes will mature on the 1st or 15th day of the month following the later of three months past the Term Loan B maturity date contemplated by the debt commitment letters (as defined in the purchase agreement) or seven years from the date of issuance of the notes, subject to earlier conversion, redemption or repurchase. The initial conversion rate for the notes is 20.8160 shares of Avago’s ordinary shares, no par value, which we refer to as the Avago shares, and cash in lieu of any fractional Avago shares, per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $48.04 per Avago share. The conversion rate will be subject to adjustment from time to time upon the occurrence of certain events.

Avago and Silver Lake will also enter into a registration rights agreement pursuant to which Silver Lake will have certain registration rights with respect to the notes and the Avago shares issuable upon conversion of the notes.

The foregoing description of the indenture, purchase agreement and registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of each such document, which are filed with the SEC on December 16, 2013, with an amendment to Avago’s Current Report on Form 8-K.

Interests of Certain Persons in the Merger (Page 57)

When considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. These interests are described in the section entitled “Interests of Certain Persons in the Merger,” beginning on page 57 of this proxy statement. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include acceleration of certain equity awards, potential payments and benefits on a qualifying termination of employment and the payment of retention awards for continued service.

Material U.S. Federal Income Tax Consequences of the Merger (Page 62)

The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” and certain “non-U.S. holders” (both terms defined below in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) who exchanges shares of our common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should consult your tax advisor for complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the merger to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62 of this proxy statement.

Regulatory Approvals and Notices (Page 64)

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (together, the HSR Act) has expired or been terminated.

Under the HSR Act, the merger cannot be completed until each of the Company and Avago USA files a notification and report form with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the applicable waiting period has expired or been terminated. Each of the Company and Avago USA filed such a notification and report form on December 30, 2013 and each requested early termination of the waiting period.

Additionally, under the merger agreement, the merger cannot be completed until affirmative approval or clearance required under the antitrust laws of the People’s Republic of China, the Russian Federation and the Federal Republic of Germany have been obtained or deemed to have been obtained. Initial notifications were submitted on December 30, 2013. On January 17, 2014, the Bundeskartellamt (Federal Cartel Office) of the Federal Republic of Germany approved the merger. The antitrust authorities of the remaining two jurisdictions will analyze the information in the notifications and consult with third parties. Upon their investigation, the authorities can decide to approve the transaction unconditionally, prolong the investigation, impose remedies or conditions, or prohibit the transaction. There can be no assurance that the transaction will be approved or approved unconditionally.

Finally, Avago, Avago USA and Merger Sub are not required to complete the merger until any review or investigation by the Committee on Foreign Investment in the United States, which we refer to as CFIUS, pursuant to the Defense Protection Act of 1950, which we refer to as the DPA, of the merger has been concluded, and either (i) the parties have received written notice that a determination by CFIUS has been made that there are no unresolved issues of national security in connection with the transactions contemplated by the merger agreement, or (ii) the President of the United States has determined not to use his powers to unwind, suspend or prohibit the consummation of the transactions contemplated by the merger agreement.

The Merger Agreement (Proposal No. 1) (Page 67)

Treatment of Company Common Stock, Options, Restricted Stock, and Restricted Stock Units (Page 69)

At the effective time of the merger:

•

Each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than the excluded shares, will be converted into the right to receive the per share merger consideration, without interest, less any required tax withholding;

•

Each Company option that is vested and unexercised immediately prior to the effective time of the merger (including any options that are not assumed and vest in connection with the merger by virtue of such non-assumption) will be converted into the right to receive, with respect to each share previously subject to such option, the excess, if any, of the per share merger consideration over the exercise price per share of such option, without interest, less any required tax withholding. If the exercise price per share of any vested Company option is equal to or greater than the per share merger consideration, such company option will be cancelled without any cash payment;

•

Each Company option that is outstanding and unvested and held by an individual, who at the effective time of the merger, continues their employment with the Company or any of its subsidiaries or remains or becomes an employee of the surviving corporation as required by applicable law, which we refer to as a continuing employee, or individual who at the effective time of the merger will continue service as a non-employee service provider with the Company or any of its subsidiaries, which we refer to as a continuing service provider, will be assumed by Avago and converted into an option to purchase a number of Avago ordinary shares equal to the number of shares of Company common stock subject to such option multiplied by the fraction (such ratio, the Exchange Ratio) the numerator of which is the per share merger consideration and the denominator of which is the volume weighted average price for an Avago ordinary share for the five trading days immediately prior to (and excluding) the closing date (rounded down to the nearest whole share), and the exercise price for each Avago ordinary share underlying such option will be equal to the exercise price per share of Company common stock subject to such LSI stock option divided by the Exchange Ratio (rounded up to the nearest whole cent);

•

Each share of Company restricted stock that is outstanding immediately prior to the effective time of the merger will be cancelled immediately prior to the effective time of the merger and converted into the right to receive a cash payment, upon the same vesting schedule in place immediately prior to the effective time, equal to the merger consideration, without interest, less any required tax withholding; and

•

Each Company restricted stock unit that is outstanding immediately prior to the effective time of the merger and held by a continuing employee or a continuing service provider will be assumed and converted into a restricted stock unit denominated in the number of Avago ordinary shares equal to the number of shares of Company common stock underlying such LSI restricted stock unit multiplied by the Exchange Ratio (rounded down to the nearest whole share). Each Company restricted stock unit that is not assumed will become fully vested and cancelled immediately prior to the effective time of the merger and will be converted into the right to receive the per share merger consideration, without interest, less any required tax withholding.

Treatment of Employee Stock Purchase Plan (Page 70)

The Employee Stock Purchase Plan will not accept any new participants and the current offering period will end on the last day of the payroll period ending immediately prior to the effective time of the merger (if it does not end sooner pursuant to the terms of the Employee Stock Purchase Plan). The Employee Stock Purchase plan will terminate as of the final date of the current offering period.

No Solicitation of Acquisition Proposals (Page 79)

We have agreed to immediately cease and cause to be terminated any activities, discussions or negotiations with any parties that may have been ongoing with respect to an acquisition proposal and to instruct such parties to return to us or destroy any confidential information that had been provided in any such activities, discussions or negotiations.

From the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, we will not and will cause our subsidiaries, and our and our subsidiaries’ respective representatives, not to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or could reasonably be expected to lead to an acquisition proposal;

•

enter into, participate in, maintain or continue any discussions or negotiations relating to, any acquisition proposal with any third party, other than solely to state that the Company, its subsidiaries and their representatives are prohibited from engaging in any such discussions or negotiations;

•

furnish to any third party any non-public information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an acquisition proposal from such third party, other than any information disclosed in the ordinary course consistent with past practices and not known by us to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an acquisition proposal;

•	accept any acquisition proposal or enter into any agreement, arrangement or understanding relating to any acquisition proposal; or

•	submit any acquisition proposal or any matter related thereto to the vote of our stockholders.

At any time before our stockholders adopt the merger agreement and so long as we are not in material breach of our non-solicitation obligations under the merger agreement, if we receive a bona fide, written acquisition proposal, we and our board of directors may engage in negotiations or discussions with, or furnish any information to, any third party making such proposal and its representatives if our board of directors determines in good faith, after consultation with its outside legal and financial advisors, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal and that such action is necessary to comply with our directors’ fiduciary duties to our stockholders under the General Corporation Law of the State of Delaware, which we refer to as the DGCL. We may not, and shall not allow any of our subsidiaries or our subsidiaries’ representatives to, furnish any information to any such third party making the acquisition proposal without first entering into a confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party by or on our or our subsidiaries’ behalf and containing standstill provisions no less favorable to us than the standstill provisions contained in the confidentiality agreement we entered into with Avago, and promptly providing to Avago USA any such information provided to such third party. These standstill provisions would not restrict such third party from proceeding with its proposal, requesting and receiving non-public information about us and our subsidiaries, engaging in discussions with us with respect to the proposal and, if our board determines that the proposal constitutes a superior proposal and provided that we comply with our non-solicitation obligations under the merger agreement, entering into a definitive agreement with us with respect to the proposal.

The merger agreement provides that prior to obtaining the approval of our stockholders of the proposal to adopt the merger agreement, our board of directors, with respect to an acquisition proposal it receives from a third party, may change its recommendation that our stockholders vote to adopt the merger agreement and terminate the merger agreement in order to execute or otherwise enter into a binding definitive agreement to effect a transaction constituting a superior proposal if our board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that such acquisition proposal constitutes a superior proposal and that such action is necessary to comply with our directors’ fiduciary duties to our stockholders under the DGCL. Prior to our board of directors changing its recommendation or terminating the merger agreement, we must satisfy certain requirements to give Avago USA prior notice of our board of directors’ intent to change its recommendation or terminate the agreement, provide Avago USA with a copy of the acquisition proposal and allow Avago USA four business days in which to negotiate changes to the merger agreement with us such that the acquisition proposal is no longer a superior proposal.

The merger agreement also provides that prior to obtaining the approval of our stockholders of the proposal to adopt the merger agreement, our board of directors may change its recommendation that our stockholders vote to adopt the merger agreement if our board of directors has determined in good faith, after consultation with its outside counsel, that, in light of an intervening event and taking into account the results of any negotiations with Avago USA and any resulting offer from Avago USA, such action is necessary to comply with fiduciary duties owed by our board of directors to our stockholders under the DGCL, upon our compliance with certain requirements to give Avago USA prior notice of our board of directors’ intent to change its recommendation, the reasons for doing so and allow Avago USA four business days in which to negotiate changes to the merger agreement with us that would obviate the need for our board of directors to change its recommendation that our stockholders vote to adopt the merger agreement.

Conditions to the Merger (Page 86)

The respective obligations of the Company, Avago USA and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, the expiration or termination of the waiting period under the HSR Act, the receipt of affirmative approval or clearance required under the antitrust laws of the People’s Republic of China, the Russian Federation and the Federal Republic of Germany, the absence of any restraining orders, injunctions or other legal restraints prohibiting or preventing the merger, the accuracy of the representations and warranties of the parties, and compliance by the parties with their respective obligations under the merger agreement. The obligation of Avago USA and Merger Sub to consummate the merger is also subject to the absence of any event, change or occurrence that has had, individually or in the aggregate, a Company material adverse effect, as described under “The Merger Agreement — Representations and Warranties” beginning on page 73, and is subject to either (i) the receipt of written notice by the parties that a determination by CFIUS has been made that there are no unresolved issues of national security in connection with the transactions contemplated by the merger agreement, or (ii) a determination by the President of the United States not to take any action under the DPA.

Termination (Page 88)

The Company and Avago USA may, by mutual written agreement, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

Subject to certain exceptions, either Avago USA or the Company may also terminate the merger agreement at any time prior to the effective time of the merger if:

•	the merger has not been consummated on or before September 23, 2014, which we refer to as the end date;

•

any governmental entity having competent jurisdiction shall have issued any order, injunction or other decree or taken any other action (including the failure to have taken an action), in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the merger; or

•

the affirmative vote of the holders of outstanding Company common stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company common stock to adopt the merger agreement and approve the transactions contemplated by the merger agreement is not obtained at the special meeting or any adjournment or postponement thereof at which the merger agreement and the transactions contemplated by the merger agreement have been voted upon, except that a party shall not be permitted to terminate the merger agreement for this reason if the failure to obtain such stockholder approval results from a breach of the merger agreement by such party at or prior to the closing of the merger.

Subject to certain exceptions, we may also terminate the merger agreement if:

•

(i) any representation or warranty of Avago, Avago USA or Merger Sub set forth in the merger agreement is inaccurate or becomes inaccurate following entry into the merger agreement or (ii) Avago, Avago USA or Merger Sub breach their covenants or obligations under the merger agreement in any material respect, in each case, such that our closing conditions related to such representations, warranties, covenants or obligations would not be satisfied, except if such inaccuracy or breach is curable by Avago, Avago USA or Merger Sub during the 30 day period after we notify Avago USA of such inaccuracy or breach, we may not terminate the merger agreement as a result of such breach or failure before the expiration of such 30 day notice period unless Avago, Avago USA or Merger Sub, as applicable, is no longer continuing to exercise reasonable best efforts to cure such breach or inaccuracy;

•

(i) the marketing period, as defined in “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period,” has ended, (ii) all of the other conditions to closing of the merger (other than those to be satisfied at the closing) have been satisfied, (iii) we have irrevocably confirmed in writing that we are prepared to consummate the merger, and (iv) Avago USA fails to consummate the merger within three business days after the delivery of such notice and we stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement to occur at the consummation of the merger through the end of such three business day period; or

•

at any time before our stockholders adopt the merger agreement, (i) our board of directors determines to enter into an alternative acquisition agreement with respect to a superior proposal and (ii) we have complied in all material respects with the non-solicitation, notice and other requirements of the merger agreement described under “The Merger Agreement — No Solicitation of Acquisition Proposals” beginning on page 79 (provided that we pay to Avago USA the termination fee of $200 million, in circumstances described under “The Merger Agreement — Termination Fees” beginning on page 89).

Subject to certain exceptions, Avago USA may also terminate the merger agreement if:

•	there shall have occurred a Company material adverse effect;

•	a triggering event, as described under “The Merger Agreement — Termination” beginning on page 88, occurs; or

•

(i) any representation or warranty of ours in the merger agreement is inaccurate or becomes inaccurate following entry into the merger agreement or (ii) we breach our covenants or obligations under the merger agreement in any material respect, in each case such that the closing conditions of Avago, Avago USA and Merger Sub related to such representations, warranties, covenants or agreements would not be satisfied except if such breach or failure is curable by us during the 30 day period after Avago USA notifies us of such inaccuracy or breach, Avago USA may not terminate the merger agreement as a result of such breach or failure before the expiration of such 30 day notice period unless we are no longer continuing to exercise reasonable best efforts to cure such breach or inaccuracy.

Termination Fees (Page 89)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination Fees” beginning on page 89:

•	the Company may be obligated to pay a termination fee, which we refer to as the Company termination fee, to Avago USA of $200 million; and

•	Avago USA may be obligated to pay us the Avago termination fee of $400 million.

Remedies (Page 92)

The parties are entitled to specific performance, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

If the merger agreement is terminated under circumstances in which the Avago termination fee is paid to us, we will not be entitled to seek or obtain (i) specific performance to enforce the observance or performance of, (ii) an injunction restraining the breach of, or (iii) damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of Avago, Avago USA or Merger Sub.

If the merger agreement is terminated under circumstances in which the Company termination fee is paid to Avago USA, none of Avago, Avago USA or Merger Sub will be entitled to seek or obtain (i) specific performance to enforce the observance or performance of, (ii) an injunction restraining the breach of, or (iii) damages or any other remedy at law or in equity relating to any breach of, any of our covenants or obligations.

Market Price Data and Dividend Information (Page 94)

The closing price of Company common stock on the NASDAQ Global Select Market, which we refer to as the NASDAQ, on December 13, 2013, the last trading day prior to the public announcement of the merger agreement, was $7.91 per share of Company common stock. On [                    ], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NASDAQ was [            ] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

LSI Advisory (Non-Binding) Proposal on Specified Compensation (Proposal No. 3) (Page 98)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to our named executive officers in connection with the merger, the value of which is set forth in the table included in the section of this proxy statement entitled “The Merger — Specified Compensation That May Become Payable to Our Named Executive Officers in Connection With the Merger” beginning on page 60. As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to LSI Corporation’s named executive officers in connection with the merger, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled ‘The Merger — Specified Compensation That May Become Payable to Our Named Executive Officers in Connection With the Merger’, including the associated narrative discussion, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, our stockholders may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on us. Accordingly, because we are contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto and any future amendments thereto, regardless of the outcome of the advisory vote. Additional information about this advisory vote is provided in the section of this proxy statement entitled “LSI Advisory (Non-Binding) Proposal on Specified Compensation (Proposal No. 3)” beginning on page 98.

The board of directors unanimously recommends that you vote “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Appraisal Rights (Page 99)

Under Delaware law, holders of our common stock who follow certain specified procedures and who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the DGCL, the text of which can be found in Annex C of this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the merger consideration. Any holder of our common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your ability to seek and obtain appraisal rights.

Delisting and Deregistration of Company Common Stock (Page 103)

If the merger is completed, Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of Company common stock.

Conduct of Our Business if the Merger is Not Completed (Page 103)

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders would not receive any consideration from Avago, Avago USA or Merger Sub for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the NASDAQ and our stockholders would continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of our common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships and uncertainty surrounding our future plans and prospects.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 105.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Avago USA pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Avago USA and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $11.15 in cash, without interest, less any required tax withholding, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration of $11.15 in cash compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share merger consideration of $11.15 in cash represents a premium of approximately 37.4% to the average closing share price of Company common stock during the 30-day trading period ended on December 13, 2013, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 41% to the closing share price of Company common stock on December 13, 2013.

Q.	After the merger is completed, how will I receive the cash for my shares?

A.	Promptly after the merger is completed, the paying agent appointed by Avago USA will mail written instructions on how to exchange your Company common stock certificates for the per share merger consideration, without interest, less any required tax withholding. You will receive cash for your shares from the paying agent after you comply with these instructions, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares.

Q.	What will be the consequences of the merger to the Company’s directors and officers?

A.	A number of the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Company stockholders generally. These interests include acceleration of certain equity awards, potential payments and benefits on a qualifying termination of employment and the payment of retention awards for continued service.

For a description of these interests, see “The Merger — Interests of Certain Persons in the Merger” beginning on page 57.

Q.	Who will be the directors of the Company if the merger is completed?

A.	If the merger is completed, the Company’s board of directors following the completion of the merger will be composed of the directors of Merger Sub at the effective time of the merger and all directors of the Company immediately prior to the completion of the merger will cease to be Company directors as of the time of the completion of the merger.

Q:	How will I receive the cash if I have lost my stock certificate?

A:	If your stock certificate is lost, stolen or destroyed, you must deliver an affidavit and may be required by Avago USA to post a bond as indemnity against any claim that may be made with respect to such certificate prior to receiving the per share merger consideration, without interest, less any required tax withholding.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Q.	When do you expect the merger to be completed?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that the merger will be completed in the first half of 2014, subject to the satisfaction or waiver of all closing conditions. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval for the merger agreement and the closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement — Conditions to the Merger” beginning on page 86 of this proxy statement.

Q.	What governmental and regulatory approvals are required?

A.	Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the HSR Act has expired or been terminated. Additionally, under the terms of the merger agreement, the merger cannot be completed until affirmative approval or clearance required under the antitrust laws of the People’s Republic of China, the Russian Federation and the Federal Republic of Germany have been obtained or are deemed to have been obtained. On January 17, 2014, the Bundeskartellamt (Federal Cartel Office) of the Federal Republic of Germany approved the merger.

Also, under the merger agreement, Avago, Avago USA and Merger Sub are not required to complete the merger until any review or investigation by CFIUS of the merger has been concluded and either (i) the parties have received written notice that a determination by CFIUS has been made that there are no unresolved issues of national security in connection with the transactions contemplated by the merger agreement, or (ii) the President of the United States has determined not to use his powers to unwind, suspend or prohibit the consummation of the transactions contemplated by the merger agreement.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, and the Company’s common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, the Company may be required to pay to Avago USA (or its designee), or may be entitled to receive from Avago USA, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 89.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” and certain “non-U.S. holders” (both terms defined below in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62 of this proxy statement) for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who exchanges shares of our common stock for cash in the merger (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. holders and certain non-U.S. holders. Because individual circumstances may differ, you should consult your tax advisor to determine the particular U.S. federal, state, local and/or foreign tax consequences of the merger to you.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of Company common stock as of the record date of February 10, 2014, which entitles you to receive notice of, and to vote at, the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [ ], 2014 at [ ], local time, at 1320 Ridder Park Drive, San Jose, California 95131.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Avago USA, a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, which we refer to as the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Assuming a quorum exists, approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	What vote is required for the Company’s stockholders to approve the LSI Advisory (Non-Binding) Proposal on Specified Compensation?

A.	Assuming a quorum exists, the adoption of the LSI Advisory (Non-Binding) Proposal on Specified Compensation requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the LSI Advisory (Non-Binding) Proposal on Specified Compensation. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Q.	What will happen if the Company’s stockholders do not approve the LSI Advisory (Non-Binding) Proposal on Specified Compensation?

A.

The vote on the LSI Advisory (Non-Binding) Proposal on Specified Compensation is a vote separate and apart from the vote to approve the merger agreement. You may vote for this proposal and against adoption of the merger agreement, or vice versa. Because the vote on the LSI Advisory (Non-Binding) Proposal on Specified Compensation is advisory only, it will not be binding on the Company. Because this vote is advisory in nature only, it is not binding on either the Company, Avago USA or any affiliate of Avago USA. Approval of the LSI Advisory (Non-Binding) Proposal on Specified Compensation is not a condition to completion of the merger, and failure to adopt the LSI Advisory (Non-Binding) Proposal on Specified Compensation will have no effect on the vote to approve the merger agreement. Accordingly, because we are contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto and any future amendments thereto, regardless of the outcome of the advisory vote.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on February 10, 2014, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date. If you are a beneficial owner of Company common stock, in order to vote those shares at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	Who is entitled to attend the special meeting?

A.	Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of our common stock as of the record date. Please note that if your shares are held by a bank or broker, even if you bring your statement evidencing your beneficial ownership as of the record date, you will not be able to vote your shares at the special meeting unless you provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. All stockholders should also bring photo identification.

Q.	What is a quorum?

A.	The holders of a majority of the voting power of the issued and outstanding shares of the capital stock of the Company entitled to vote thereat, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Q.	How do I vote?

A.	If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the below choices are available to you. Please note that if you are a beneficial owner and wish to vote those shares in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you are a stockholder of record, you may vote those shares with respect to which you are the stockholder of record at the special meeting in any of the following ways:

•

In Person: You may vote in person at the special meeting if you satisfy the admission requirements to the special meeting, as described in the Notice of Special Meeting of the Stockholders to be held on [                    ], 2014. Even if you plan to attend the special meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the special meeting.

•

By Internet: You may submit a proxy electronically on the Internet by following the instructions on the proxy card. Please have your proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a days and will close at 11:59 p.m. Eastern Time on [                    ], 2014.

•

By Telephone: If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on [                    ], 2014.

•

By Mail: If you request paper copies of the proxy materials by mail, you may indicate your vote by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to commencement of the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the telephone or on the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If you own shares of Company common stock that are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement and your proxy card have been sent directly to you by the Company.

If you own shares of Company common stock that are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote those shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have an effect on the other proposals.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary at LSI Corporation, 1320 Ridder Park Drive, San Jose, California 95131, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” We have designated Jean Rankin, our Executive Vice President, General Counsel and Secretary and Jonathan Gilbert, our Vice President — Law, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares directly as a record holder, in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting, but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.

We urge you to carefully read this proxy statement in its entirety, including its annexes, and to consider how the merger would affect you. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly, and in any event within five business days after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Will a proxy solicitor be used?

A.	We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $40,000 in the aggregate.

If you have any questions or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

The Proxy Advisory Group, LLC

18 East 41st Street, 20th Floor

New York, New York 10017

Banks and Brokers Call: [            ]

Stockholders Call Toll Free: [            ]

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call The Proxy Advisory Group, LLC, our proxy solicitor, toll-free at [ ].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause our actual results to differ materially from those described in these forward-looking statements:

•

the risk that the conditions to the closing of the merger are not satisfied (including a failure of our stockholders to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger, including clearance from CFIUS, are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated);

•	litigation relating to the merger;

•	uncertainties as to the timing of the consummation of the merger and the ability of each of the Company and Avago USA to consummate the merger;

•	risks that the proposed transaction disrupts the current plans and operations of the Company or Avago;

•	the ability of the Company to retain and hire key personnel;

•	competitive responses to the proposed merger;

•	unexpected costs, charges or expenses resulting from the merger;

•	the failure by Avago Finance to obtain the necessary financing arrangements set forth in the financing documents executed in connection with the merger;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and

•	legislative, regulatory and economic developments.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s and Avago’s respective most recent Annual Reports on Form 10-K and the Company’s and Avago’s more recent other reports filed with the SEC. The Company and Avago can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, neither the Company nor Avago undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PARTIES TO THE MERGER

The Company

LSI Corporation

1320 Ridder Park Drive

San Jose, California 95131

(408) 433-8000

The Company is a Delaware corporation with its headquarters in San Jose, California. The Company designs semiconductors and software that accelerate storage and networking in datacenters, mobile networks and client computing. The Company’s technology is the intelligence critical to enhanced application performance and is applied in solutions created in collaboration with our partners. For more information about the Company, please visit our website at http://www.lsi.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information,” beginning on page 105. Our common stock is publicly traded on the NASDAQ under the symbol “LSI.”

Avago

Avago Technologies Limited

1 Yishun Avenue 7

Singapore 768923

(65) 6755-7888

Avago is incorporated under the laws of the Republic of Singapore. Avago is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. III-V semiconductor materials have higher electrical conductivity than silicon and thus tend to have better performance characteristics in radio frequency, or RF, and optoelectronic applications. III-V refers to elements from the 3rd and 5th groups in the periodic table of chemical elements, and examples of these materials are gallium arsenide, or GaAs, gallium nitride, or GaN, and indium phosphide, or InP. Avago differentiates itself through its high performance design and integration capabilities. Avago serves three primary target markets: wireless communications, wired infrastructure and industrial & other. Avago’s product portfolio is extensive and includes thousands of products. Applications for Avago’s products in these target markets include smartphones, data networking and telecommunications equipment, enterprise storage and servers, factory automation and industrial equipment.

Avago USA

Avago Technologies Wireless (U.S.A.) Manufacturing Inc.

350 West Trimble Road

San Jose, California 95131

(408) 435-7400

Avago USA is a Delaware corporation and an indirect wholly owned subsidiary of Avago. Avago USA is Avago’s principal operating unit in the United States.

Merger Sub

Leopold Merger Sub, Inc.

c/o Avago Technologies Wireless (U.S.A.) Manufacturing Inc.

350 West Trimble Road

San Jose, California 95131

(408) 435-7400

Leopold Merger Sub, Inc. or Merger Sub, is a Delaware corporation that was formed by Avago USA and its affiliates solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly owned subsidiary of Avago USA and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [                    ], 2014 at [                    ], local time, at 1320 Ridder Park Drive, San Jose, California, or at any postponement or adjournment thereof. At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, in an advisory (non-binding) vote, the compensation that may be payable to our named executive officers in connection with the merger, which we refer to as the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and we encourage you to read it carefully in its entirety.

Recommendation of the Board of Directors

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously determined that the proposed merger was advisable, fair to, and in the best interests of, the stockholders of the Company, unanimously approved the merger agreement and transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to our stockholders for adoption and approval, and unanimously recommended that our stockholders vote in favor of the adoption and approval of the merger agreement.

In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 57.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Record Date and Quorum

We have fixed the close of business on February 10, 2014 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [            ] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The holders of a majority of the voting power of the issued and outstanding shares of the Company entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

If you are a stockholder of record, that is, you hold your shares in an account with our transfer agent, Computershare, or you have an LSI stock certificate, and received information about our special meeting in the mail, you will find an admission ticket in the materials sent to you. If you are a stockholder of record, received an e-mail describing how to view our proxy materials over the Internet and want to attend the meeting in person, write to us at LSI Corporation, 1110 American Parkway NE, Allentown, Pennsylvania 18109, Attn: Response Center, or call us at 1-800-372-2447 to obtain an admission ticket.

If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by writing to us at LSI Corporation, 1110 American Parkway NE, Allentown, Pennsylvania 18109, Attn: Response Center, and including proof that you are a Company stockholder, such as a recent account statement.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be counted in tabulating the votes cast, and will not have an effect on the proposal to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Assuming a quorum is present, approval of the LSI Advisory (Non-Binding) Proposal on Specified Compensation requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. For the LSI Advisory (Non-Binding) Proposal on Specified Compensation, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be counted in tabulating the votes cast, and will not have an effect on the LSI Advisory (Non-Binding) Proposal on Specified Compensation. If you fail to submit a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare, or you have an LSI stock certificate, you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Most stockholders can vote over the Internet or by telephone. You can also vote your shares by completing and returning a proxy card or, if you hold shares in “street name,” a voting instruction form. If Internet and telephone voting are available to you, you can find voting instructions in the Notice of Availability or in the materials sent to you. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on [                    ], 2014. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You can revoke your proxy (including any Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the special meeting.

How you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. However, if your shares are held in “street name,” you must obtain a voting instruction card, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by your properly completed proxy received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. After the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

If you have any questions or need assistance voting your shares, please call The Proxy Advisory Group, LLC, the Company’s proxy solicitor, toll-free at [                    ].

It is important that you vote your shares of Company common stock promptly. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the Special Meeting may revoke their proxies by voting in person.

As of February 10, 2014, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [            ] shares of Company common stock, representing [    ]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have an effect on approval of the proposal to adjourn the special meeting or the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary at LSI Corporation, 1320 Ridder Park Drive, San Jose, California 95131 by the time the special meeting begins, or by attending the special meeting and voting in person. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, please follow the instructions you receive from your bank, brokerage firm or other nominee to change your vote.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies as described in this proxy statement under the heading “Authority to Adjourn the Special Meeting (Proposal No. 2),” if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting that was adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working toward completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including regulatory approvals and the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the first half of 2014.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive a payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 99 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $40,000 in the aggregate. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Directors, officers and employees of ours may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding

We use a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a separate copy of this year’s Notice of Availability or proxy materials, please call 1-800-579-1639, or write to us at LSI Corporation, 1110 American Parkway NE, Allentown, Pennsylvania 18109, Attn: Response Center.

If you share an address with another Company stockholder and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, New York 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, the Company will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

Most stockholders can also elect to view future proxy statements and annual reports over the Internet by voting at http://www.proxyvote.com or by visiting http://www.icsdelivery.com/lsi. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Your election will remain in effect until you revoke it.

Please be aware that if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Allowing us to household annual meeting materials or electing to view them over the Internet will help us save on the cost of printing and distributing those materials and reduce the impact of our annual meeting on the environment.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call The Proxy Advisory Group, LLC, the Company’s proxy solicitor, toll-free at [                    ].

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

General

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger as a wholly owned subsidiary of Avago USA. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

In the merger, each outstanding share of Company common stock, except for shares of Company common stock held in the treasury of the Company immediately prior to the effective time of the merger, shares owned by Avago USA or Merger Sub, which will be cancelled and retired without any conversion, and shares owned by stockholders of the Company who have (i) not voted in favor of the merger, (ii) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights or (iii) not effectively withdrawn or lost its rights to appraisal, which we refer to collectively as the excluded shares, will be converted into the right to receive $11.15 in cash, which amount we refer to as the per share merger consideration, without interest, less any required tax withholding.

Background of the Merger

At its meetings on May 8 and May 9, 2013, our board of directors reviewed the Company’s business, strategic direction, performance, risks, opportunities, long range plans and capitalization to consider actions that might increase stockholder value. At these meetings, the board also tasked our management with further analyzing the Company’s business and identifying desirable actions to increase stockholder value for the board of directors to consider.

On May 23, 2013, Mr. Kenneth Hao, a Managing Partner and Managing Director of Silver Lake Partners, which we refer to as Silver Lake, contacted our chief executive officer, Mr. Abhijit Talwalkar, to set up a meeting to catch up on industry trends and the Company’s business with the aim of seeing whether there were investment opportunities for Silver Lake Partners with respect to the Company. Mr. Talwalkar accepted the meeting request and, on June 19, 2013, met with Mr. Hao and Mark Margiotta, a representative of Silver Lake, and discussed the Company’s current business, our progress toward achieving the Company’s operating objectives and our industry in general. At the end of that meeting, Mr. Hao asked Mr. Talwalkar if he had any interaction with, or ideas for collaborating with, Avago, of which Mr. Hao is a member of the board of directors. Mr. Talwalkar responded that he had some conversations in the past with Mr. Hock Tan, the chief executive officer of Avago, regarding discrete aspects of the companies’ respective businesses, but that nothing had ever been pursued.

Avago subsequently advised us that following the meeting, Mr. Hao determined that the most feasible transaction with the Company would involve Avago and that Silver Lake’s role would potentially be to provide financing to Avago. Accordingly, Mr. Hao commenced discussions with Mr. Tan at Avago concerning a potential acquisition of the Company by Avago. On July 14, 2013, Mr. Hao contacted Mr. Talwalkar and stated that Silver Lake had discussed possible business collaboration ideas with Mr. Tan and asked if Mr. Talwalkar would be willing to meet with Mr. Hao and Mr. Tan in early August to further discuss potential collaboration opportunities.

At meetings of our board of directors on August 8 and August 9, 2013, and in furtherance of the board’s directive from the May board meetings to identify desirable actions to increase stockholder value, at the board’s invitation, representatives of Qatalyst Partners LP, which we refer to as Qatalyst Partners, discussed with members of the Company’s management and the board the Company’s strategic positioning, future prospects and management’s go-forward strategic plan and possible alternatives thereto. Our board invited Qatalyst Partners because of its qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which the Company operates, and because representatives of Qatalyst Partners had previously discussed the Company’s strategic positioning, future prospects and strategic plans with our board in connection with our board’s prior reviews of the Company’s business, strategic direction, performance, risks, opportunities, long range plans and capitalization in prior years. The board and members of our management team also discussed and reviewed the Company’s decision tree for strategic transactions, analyzed several potential strategic options for the Company and discussed the potential impact of several strategic alternatives.

On August 12, 2013, Mr. Talwalkar met with Mr. Tan and Mr. Hao. At the meeting, Mr. Tan and Mr. Hao informed Mr. Talwalkar of Avago’s interest in a potential strategic transaction involving a sale of the Company to Avago with Silver Lake acting as a potential source of financing for such a transaction. On this date, our common stock closed at a per share price of $7.68. After this meeting, Mr. Talwalkar informed the chairman of our board of directors, Mr. Gregorio Reyes, of Avago’s interest in potentially acquiring the Company. Mr. Reyes, in turn, organized a full board meeting to be held on August 20, 2013.

On August 20, 2013, our board of directors held a meeting. At the meeting, Mr. Talwalkar described to our board his August 12, 2013 meeting with Messrs. Tan and Hao and Avago’s interest in potentially acquiring the Company with Silver Lake acting as a potential source of financing for such a transaction. Representatives of Qatalyst Partners discussed with the board of directors potential strategic options for the Company and information about Avago. Our board of directors discussed the Company’s strategic alternatives, including potential approaches and process management with respect to a potential sale of the Company, and authorized our management to engage outside counsel to represent the Company in connection with the review of strategic alternatives, including a potential sale of the Company. The board also asked Mr. Talwalkar and Qatalyst Partners to continue discussions with Avago to assess the seriousness of its interest in acquiring the Company.

On September 9, 2013, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden Arps, was engaged as outside counsel to the Company.

On September 10, 2013, Mr. Talwalkar met with Mr. Tan. At the meeting, Mr. Tan discussed Avago’s strategic rationale for an acquisition of the Company, informed Mr. Talwalkar that Avago’s board of directors supported a potential acquisition of the Company. Mr. Tan also informed Mr. Talwalkar of Avago’s preliminary analysis of a potential acquisition of the Company, which supported a willingness by Avago to pay between $10.00 and $11.00 in cash per share of Company common stock. On September 11, 2013, Mr. Talwalkar sent our board a summary of his discussions with Mr. Tan.

On September 12, 2013, Mr. Tan contacted Mr. Talwalkar to request a meeting with our management to discuss the Company’s business and the potential acquisition of the Company by Avago.

On September 17, 2013, our board of directors held a meeting. Mr. Talwalkar summarized his discussions with Mr. Tan and described Avago’s preliminary analysis of a potential acquisition of the Company. Following a discussion of Mr. Tan’s communications with Mr. Talwalkar, the board of directors, with the assistance of representatives of Qatalyst Partners, discussed and identified several other parties it believed could be interested in potentially acquiring the Company. These identified parties did not include any private equity firms because, during the course of this discussion, the board concluded that the Company’s stand-alone cash flow and earnings were unlikely to support the level of debt financing that would be necessary to consummate a transaction in the per share range indicated by Avago’s preliminary analysis. The board authorized Qatalyst Partners and Mr. Talwalkar to contact four strategic parties: Party A, Party B, Party C and Party D. The parties identified and subsequently contacted consisted of persons in the high-performance storage and semiconductor industries with the financial resources to engage in a potential strategic transaction and businesses complementary to the business of the Company. Our general counsel next reviewed the fiduciary duties of the members of the board of directors when the board is considering the sale of the Company. Because of a conflict of interest with respect to Party C, it was determined that Mr. Reyes, our chairman, would recuse himself from the strategic process should Party C express an interest in acquiring the Company. After the meeting concluded, Mr. Talwalkar contacted representatives of Party A, Party B and Party C to determine their interest in potentially acquiring the Company.

On September 18, 2013, Party B contacted Mr. Talwalkar to inform him that it was interested in participating in the Company’s strategic process. Also on September 18, 2013, Mr. Tan contacted Mr. Talwalkar to inform him that Avago was interested in arranging a meeting between Avago and our management to discuss the Company’s business.

On September 19, 2013, Party A and Party C separately contacted Mr. Talwalkar to inform him that each was interested in participating in the Company’s strategic process. Representatives of Qatalyst Partners separately contacted Party A, Party B and Party C to discuss the Company’s strategic process. In addition, representatives of Qatalyst Partners contacted representatives of Party D about its interest in the strategic process. Party D notified Qatalyst Partners that it was not interested in acquiring the Company and declined to proceed with the strategic process. Our management and board of directors were promptly informed of Party D’s decision.

On September 21, 2013, the nominating and corporate governance committee of the board of directors, which we refer to as the governance committee, held a meeting. Mr. Reyes did not attend the meeting. At the meeting, the governance committee discussed Mr. Reyes’ participation in the board’s evaluation of strategic alternatives in light of Party C’s expressed interest in acquiring the Company and Mr. Reyes’ conflict of interest with respect to Party C. Because Mr. Reyes had recused himself from all discussions related to the Company’s strategic process, it was agreed that Mr. John H.F. Miner would serve as the primary liaison to facilitate communication between the board of directors and our management. The governance committee selected Mr. Miner because of his skill-set and qualifications, including his interest in taking on such a role, his availability to do so and his accessibility to both members of our board of directors and our management.

On September 25, 2013, the Company formally executed a letter agreement with Qatalyst Partners to engage Qatalyst Partners as its financial advisor in connection with the strategic process. The Company selected Qatalyst Partners because of Qatalyst Partners’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which the Company operates.

Between September 26, 2013 and October 3, 2013, the Company entered into non-disclosure agreements with Party A, Party B, Party C, Avago and Silver Lake. Each of the non-disclosure agreements contained customary standstill provisions, but provided that the standstill provisions expired when the Company entered into a merger agreement with another party. The Company also consented to Avago and Silver Lake’s request to collaborate on a proposal to acquire the Company on the condition that Avago not restrict Silver Lake from otherwise proceeding with a potential transaction to acquire the Company on its own or in collaboration with any other potentially interested party.

Between September 26, 2013 and October 8, 2013, members of our management held meetings with and delivered presentations containing information about the Company to representatives of each of Party A, Party B, Party C, and Avago and Silver Lake.

On September 30, 2013, our board of directors held a meeting. Mr. Reyes recused himself and did not attend the meeting. Mr. Talwalkar informed the remaining members of the board of directors of the Company’s engagement of Qatalyst Partners as directed by the board, reviewed the presentations that the Company had delivered to representatives of Party A, Party B, Party C, and Avago and reviewed the timelines for further meetings with these parties.

On October 4, 2013, Party C notified Qatalyst Partners that it was no longer interested in pursuing a transaction to acquire the Company and that it was withdrawing from the strategic process. Our management and board of directors were promptly informed of Party C’s decision.

On October 7, 2013, the governance committee met to discuss Mr. Reyes’ recusal given Party C’s withdrawal from the strategic process. After discussing the advantages of having Mr. Reyes participate in the process and the certainty of Party C’s withdrawal, the governance committee recommended that the board of directors allow Mr. Reyes to participate in the strategic process in his capacity as chairman of the board of directors.

On October 8, 2013, Party C contacted our general counsel and confirmed that it was no longer interested in pursuing a strategic transaction to acquire the Company, as previously communicated to a representative of Qatalyst Partners. Later that day, our board of directors held a meeting. Mr. Reyes was not present at the beginning of the meeting. The board of directors reviewed the governance committee’s recommendation with respect to Mr. Reyes’ participation in the board’s evaluation of strategic alternatives in his capacity as chairman of our board of directors and agreed that, given Party C’s confirmation of its withdrawal from the strategic process, Mr. Reyes should again participate in the board’s evaluation of strategic alternatives in his capacity as chairman of our board of directors. Mr. Reyes then joined the meeting. Representatives of Qatalyst Partners updated the board of directors on the strategic process to date and summarized the status of discussions with Party A, Party B, Party C and Avago, confirming Party C’s withdrawal from the process.

Between October 8, 2013 and October 25, 2013, representatives of the Company held in person and telephonic due diligence meetings with representatives of Party A, Party B and Avago.

On October 14, 2013 and October 21, 2013, our board of directors held meetings at which the board discussed the status of the Company’s strategic process with representatives of our management and Qatalyst Partners, including with respect to the due diligence meetings being held with Party A, Party B and Avago and Silver Lake. Qatalyst Partners informed the board of directors that Avago intended to submit an indication of interest to acquire the Company after holding necessary internal meetings to authorize such a proposal.

On October 23, 2013, Mr. Tan and Mr. Talwalkar met to discuss the strategic rationale for combining the two companies, including various potential cost synergies. No potential transaction pricing was discussed at this meeting. Later that day, the Company issued a news release regarding its financial results for the fiscal quarter ended September 29, 2013 and declared a $0.03 per share quarterly cash dividend.

On October 24, 2013, at the Company’s direction, Qatalyst Partners sent process letters to Party A and Party B requesting that each party interested in continuing in the strategic process submit a non-binding indication of interest containing the per share acquisition price, a description of acquisition timing and required approvals, and identifying due diligence requirements with respect to its proposal to acquire the Company.

On October 25, 2013, Party B notified representatives of Qatalyst Partners that it was no longer interested in pursuing a strategic transaction to acquire the Company. Representatives of Qatalyst Partners promptly notified members of our management of this decision. Our board of directors was promptly notified of Party B’s withdrawal from the process.

On October 28, 2013, our board of directors held a meeting. At the meeting, representatives of Qatalyst Partners provided an update on the status of the Company’s strategic process, including Party B’s withdrawal from the strategic process.

On October 30, 2013, the Company received a non-binding indication of interest from Avago to acquire the Company for $10.25 per share in cash. The proposal identified key assumptions with respect to the potential acquisition, including proposed financing and requested due diligence. The proposal stated that it was valid until November 15, 2013 and did not contain a request for exclusivity. Mr. Talwalkar promptly delivered a summary of the terms of Avago’s indication of interest to our board of directors. On this date, our common stock closed at a per share price of $8.47.

On November 4, 2013, Party A notified representatives of Qatalyst Partners that it was no longer interested in pursuing a strategic transaction to acquire the Company. Representatives of Qatalyst Partners promptly notified members of our management of this decision. Our board of directors was promptly notified of Party A’s withdrawal from the process.

On November 5, 2013, our board of directors held a meeting. At the meeting, a representative of Skadden Arps led the board of directors in a discussion of the directors’ fiduciary duties in connection with consideration of a potential sale of the Company. Representatives of Qatalyst Partners updated the board on the Company’s strategic process, summarizing the proposal received from Avago and informing the board that each of Party A, Party B, Party C and Party D had declined to make an offer to acquire the Company. Representatives of Qatalyst Partners discussed with the board both management’s go-forward plan and preliminary financial analyses with respect to a potential sale of the Company to Avago and the risks identified by our management with the management’s go-forward plan. The board of directors authorized Qatalyst Partners to suggest to Avago that Qatalyst Partners believed our board of directors would likely consider a transaction price between $12.00 and $12.50 per share of Company common stock. On this date, our common stock closed at a per share price of $8.26.

Between November 5 and November 14, 2013, representatives of Qatalyst Partners, Mr. Talwalkar and representatives of Avago held meetings to discuss Avago’s proposal, negotiate a per share purchase price and discuss the general terms of Avago’s potential acquisition of the Company. As a condition of proceeding with the proposed transaction, Avago sought to enter into an exclusivity agreement with the Company.

On November 12, 2013, our board of directors held a meeting. At the meeting, representatives of Qatalyst Partners informed the board of directors that Avago had rejected the proposed $12.00 and $12.50 per share price range, but might consider a transaction at $11.00 per share of Company common stock. After a discussion, consensus emerged to continue negotiations with Avago regarding the transaction price in an effort to obtain a higher price and ensure that any proposal from Avago included committed financing.

On November 12 and November 13, 2013, representatives of Qatalyst Partners, Mr. Talwalkar, Mr. Tan and Mr. Thomas Krause, the vice president of corporate development of Avago, continued to negotiate the transaction price and other terms of the potential transaction. At the conclusion of these negotiations, Mr. Krause presented Avago’s “best and final” offer to acquire the Company at a price of $11.15 per share of Company common stock. After this offer was presented, Mr. Talwalkar contacted Mr. Tan in an effort to increase Avago’s offer price by an additional $0.10 per share. Mr. Tan refused to increase the offered price and confirmed that Avago’s best and final offer was still $11.15 per share.

On November 13, 2013, our general counsel provided our board with a summary of the discussions between representatives of Qatalyst Partners, Mr. Talwalkar, Mr. Tan and Mr. Krause and of Avago’s “best and final” offer of $11.15 per share.

On November 14, 2013, Mr. Talwalkar and representatives of Qatalyst Partners contacted Mr. Tan and Mr. Krause to discuss the parameters of the proposed transaction, including the proposed price of $11.15 per share, proposed timing, deal certainty and their common interest in preserving and maintaining employee stability. At the conclusion of this discussion, Mr. Talwalkar indicated that he would be supportive of working to conclude due diligence and continuing to negotiate the specific terms of the proposed transaction.

On November 15, 2013, representatives of the Company, Qatalyst Partners and Skadden Arps attended a meeting at the offices of Latham & Watkins LLP, counsel to Avago, which we refer to as Latham & Watkins. Representatives of Avago and its proposed financing sources, including Silver Lake, were also present. At the meeting, the parties and their advisors discussed the timing for negotiating a definitive agreement and Avago identified outstanding due diligence matters that it needed to complete before entering into a definitive agreement.

On November 18, 2013, our board of directors held a meeting. At the meeting, representatives of Qatalyst Partners summarized discussions and negotiations with Avago, which had concluded with Avago making a “best and final” offer to acquire the Company at a price of $11.15 per share. The board next considered Avago’s request for exclusivity and determined that because the strategic process to date had not resulted in any other actionable proposals for the sale of the Company and because Avago would not expend the significant resources necessary to complete due diligence and negotiate a definitive agreement absent exclusivity, the board of directors would authorize the Company to enter into an exclusivity agreement providing for a short period of exclusivity that would remain effective only so long as Avago’s per share offer price remained at or above $11.15. On this date, our common stock closed at a per share price of $8.18.

On November 19, 2013, the Company and Avago entered into an agreement providing for exclusivity for a period ending on the earlier of the date on which Avago informed the Company that it was no longer interested in acquiring the Company, December 20, 2013, and the date, if any, on which Avago reduced the proposed purchase price below $11.15 per share of Company common stock.

On November 25 and November 26, 2013, representatives of the Company and Avago held in person due diligence meetings to discuss the Company’s businesses, operations and financial outlook.

On November 26, 2013, our board of directors held a meeting. At the meeting, Mr. Talwalkar and representatives of Qatalyst Partners updated the board on the Company’s recent discussions with Avago and its representatives on the expected timing to complete negotiation of the definitive agreement and related documentation and the timing for approval of the merger agreement and the transaction. A representative of Skadden Arps reviewed other key terms of the transaction, including timing, required regulatory approvals, communications with Company employees and certain financial matters.

On November 27, 2013, Latham & Watkins delivered an initial draft of a proposed merger agreement to Skadden Arps. The proposed merger agreement was promptly forwarded to our board of directors and management. Between that date and December 15, 2013, Latham & Watkins and Skadden Arps, as well as representatives of Avago and representatives of the Company and Qatalyst Partners, had numerous discussions to negotiate the terms of the merger agreement.

On December 2, 2013, our board of directors held a meeting to review the terms of Avago’s proposed merger agreement. Representatives of Skadden Arps, Qatalyst Partners and our management summarized the key terms of the merger agreement and described Avago’s proposed financing structure for the transaction. Our board of directors emphasized the need for assurances that the transaction would close, particularly with respect to Avago’s obligations to obtain financing for the transaction, the need to maintain stability among the Company’s employees and incentivize employees to remain with the Company both between signing and closing and after consummation of the merger and the need to ensure that the proposed merger agreement did not unduly restrict the board’s ability to take actions necessary to comply with its fiduciary duties during the period following entry into the merger agreement. Our board also highlighted the importance of having appropriate termination rights and remedies available to the Company under the merger agreement in the event of a financing failure.

On December 3, 2013, Skadden Arps delivered a revised draft of the proposed merger agreement to Latham & Watkins (other than the representations and warranties). This draft of the proposed merger agreement was promptly forwarded to our board of directors.

On December 6, 2013, Skadden Arps delivered a further revised draft of the proposed merger agreement to Latham & Watkins that included proposed revisions to the representations and warranties. This draft of the proposed merger agreement was promptly forwarded to our board of directors.

On December 9, 2013, our board of directors held a meeting to discuss the status of negotiations with Avago. Members of our management updated the board on the status of Avago’s due diligence and representatives of Skadden Arps reviewed the material terms of the latest draft of the proposed merger agreement. Our board of directors discussed the importance of assuring the transaction would close, particularly with respect to financing, employee stability and of maintaining the Company’s ability to operate in the ordinary course of business between signing and closing. Mr. Talwalkar discussed the financial terms of the proposed transaction with Avago and provided an update on the Company’s projected fourth quarter and 2014 financial results, which he provided to Avago later that day.

Later on December 9, 2013, Latham & Watkins delivered a further revised draft of the proposed merger agreement to Skadden Arps. On December 10, 2013, this draft of the merger agreement was forwarded to our board of directors.

Between December 11 and December 12, 2013, members of the management of each of the Company and Avago and their legal counsel and financial advisors held meetings to negotiate the proposed merger agreement. Key issues discussed included each party’s termination rights and fees, the efforts Avago would need to exert to obtain financing for the merger, the operation of the Company between signing and closing and proposed revisions to certain of the Company’s change in control and termination policies requested by Avago.

On December 12, 2013, members of our management updated our board of directors on the discussions with Avago. Also on December 12, 2013, Avago’s financing sources delivered a draft debt commitment letter and redacted draft fee letter to Qatalyst Partners, which were promptly forwarded to our management and Skadden Arps. Between December 12 and December 15, 2013, representatives of Skadden Arps, Latham & Watkins and Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher, counsel to Avago’s financing sources, including Silver Lake, negotiated the terms of the debt commitment letter.

After trading hours concluded on December 13, 2013, Mr. Talwalkar and Mr. Tan together placed calls to the chief executive officers of two significant customers of the Company to permit Mr. Tan to assess the Company’s relationship with these customers. The chief executive officers of both customers were instructed to keep the existence and content of these discussions in strict confidence.

Between December 13 and December 15, 2013, Skadden Arps and Latham & Watkins exchanged drafts of the proposed merger agreement and together with representatives of the Company and Avago,

negotiated the remaining open issues in the proposed merger agreement. The principal remaining issues were related to deal certainty and the Company’s remedies in the event of a financing failure. These drafts of the merger agreement were promptly forwarded to our board of directors and management.

On December 14, 2013, Avago delivered a draft of the note purchase agreement it intended to enter into with Silver Lake as part of the financing of the merger, described in “The Merger Agreement — Financing of the Merger” beginning on page 53. Between December 14 and December 15, 2013, representatives of Skadden Arps, Latham & Watkins and Simpson Thacher negotiated the terms of the note purchase agreement.

On December 15, 2013, our board of directors held a meeting. Representatives of Skadden Arps provided a summary of the terms of the merger agreement, a draft of which had been provided to the board in advance of the meeting. Representatives of Skadden Arps and Qatalyst Partners also discussed with the board remaining open issues in the merger agreement, highlighting the termination rights and remedies available to the Company under the merger agreement in the event of a financing failure. Following extensive discussion, the board of directors directed management and its advisors to include in the merger agreement language providing for uncapped damages in the event of an intentional breach of the merger agreement by Avago. Members of our management next summarized and submitted for the board’s approval the amended and restated Company change in control and termination policies required by Avago. Representatives of Qatalyst Partners then presented Qatalyst Partners’ financial analyses of the consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement to the Company’s board of directors and orally rendered its opinion, which was confirmed by delivery of a written opinion dated December 15, 2013, to the effect that, as of December 15, 2013, and based on and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of shares of Company common stock, other than Avago USA and any affiliates of Avago USA, pursuant to the merger agreement was fair from a financial point of view to such holders. After further discussion, the board of directors, having determined that the terms of the merger agreement and the transactions contemplated thereby on the terms discussed by the board of directors at the meeting, including the merger, were fair to and in the best interests of the stockholders of the Company, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement as approved by the board be submitted to our stockholders for adoption and approval, and recommended that our stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

Following the meeting, Skadden Arps and Latham & Watkins agreed on a final form of the merger agreement, which was subsequently approved by our board of directors following Avago’s confirmation that the merger agreement was final. Thereafter, the Company, Avago, Avago USA and Merger Sub executed and delivered the merger agreement on December 15, 2013. Avago also delivered executed copies of the debt commitment letter and redacted fee letter, as well as an executed copy of the note purchase agreement entered into with Silver Lake. Avago and the Company issued a joint press release announcing the execution of the merger agreement before the open of trading in Avago and the Company’s common stock on December 16, 2013. Upon execution of the merger agreement, all standstill provisions in the confidentiality agreements entered into with Party A, Party B and Party C terminated automatically in accordance with their terms. From the date of the original indication of interest on October 30, 2013 through the signing of the merger agreement, the Company’s common stock closed at prices ranging from $7.90 to $8.48 per share. On December 13, 2013, the last trading day before the announcement of the transaction, our common stock closed at a per share price of $7.91.

On December 30, 2013, each of the Company and Avago USA filed a notification and report form with the FTC and the DOJ under the HSR Act, and each requested early termination of the waiting period. Also on December 30, 2013, each of the Company and Avago USA submitted initial notifications about the merger to the antitrust authorities of the People’s Republic of China, the Russian Federation and the Federal Republic of Germany. On January 17, 2014, the Bundeskartellamt (Federal Cartel Office) of the Federal Republic of Germany approved the merger.

Reasons for the Merger; Recommendation of the Board of Directors

At a meeting held on December 15, 2013 and pursuant to an action by written consent delivered on such date, our board of directors unanimously determined that the proposed merger was advisable, fair to, and in the best interests of, the stockholders of the Company, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to our stockholders for adoption and approval, and unanimously recommended that our stockholders vote in favor of the adoption and approval of the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, among others, including the following material factors (not in any relative order of importance):

•

the fact that the merger consideration of $11.15 per share to be received by the holders of Company common stock in the merger represents a significant premium over the market price at which the Company common stock traded prior to the announcement of the execution of the merger agreement, including the fact that the merger consideration of $11.15 per share represents an approximate premium of:

•	41.0% based on the closing price per share of $7.91 on December 13, 2013, the last full trading day before the execution of the merger agreement was publicly announced; and

•	37.3% based on the volume-weighted average closing price per share of $8.12 over the 30-day period ending December 13, 2013;

•

the oral opinion delivered to our board of directors on December 15, 2013, and subsequently confirmed by Qatalyst Partners’ written opinion to our board of directors dated such date, to the effect that, based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of Company common stock, other than Avago USA or any affiliates of Avago USA, pursuant to the merger agreement was fair, from a financial point of view, to such holders, and Qatalyst Partners’ related financial analyses presented to the Company board of directors in connection with the delivery of its oral opinion. You are urged to read Qatalyst Partners’ written opinion, which is set forth in its entirety in Annex B to this proxy statement, and the discussion of the opinion and Qatalyst Partners’ analyses in “The Merger — Opinion of Qatalyst Partners LP” beginning on page 44;

•	the fact that the proposed merger consideration is all cash, which provides certainty of value and liquidity to our stockholders for their shares of Company common stock;

•

the belief of our board of directors that at this time the merger consideration of $11.15 per share is more favorable to our stockholders than the potential value that might result from other alternatives reasonably available to the Company (including the alternative of remaining a stand-alone public company and other strategic or recapitalization strategies that might be pursued as a stand-alone public company);

•

after reviewing publicly available and other financial information with respect to Avago with the assistance of legal and financial advisors, our board of directors’ assessment that Avago has adequate financial resources to pay the aggregate merger consideration, including the limited, and high likelihood of satisfaction of, conditions to the debt financing commitment obtained by Avago Finance and the note purchase agreement entered into by Avago with Silver Lake, as described below under “The Merger — Financing of the Merger” beginning on page 53 of this proxy statement, Avago’s representations and covenants contained in the merger agreement relating to such financing and our board of directors’ assessment, after consultation with its financial adviser, of Avago’s ability to obtain financing;

•

the fact that the price proposed by Avago reflected extensive negotiations between the parties and their respective advisors and our board of directors’ and financial advisor’s belief that the agreed price was the highest price per share Avago was willing to agree to and the highest any buyer would offer;

•	that the members of the board of directors of the Company were unanimous in their determination to recommend the merger agreement for adoption by our stockholders;

•

the terms and conditions of the merger agreement and related transaction documents, in addition to those described above (relating to regulatory approvals, antitrust approvals and financing) including:

•

the limited and otherwise customary conditions to the parties’ obligations to complete the merger, including the commitment by Avago to obtain applicable regulatory approvals and assume the risks related to certain conditions and requirements that may be imposed by regulators in connection with securing such approvals, the absence of a financing condition and Avago’s representations, warranties and covenants related to obtaining financing for the transaction, which were substantial assurances that the merger ultimately should be consummated on a timely basis;

•	the requirement that the merger will only be effective if approved by the holders of a majority of the outstanding shares of Company common stock;

•

the delivery by Avago of a debt commitment letter and the note purchase agreement setting forth the financing commitments and other arrangements regarding the financing Avago contemplated using to consummate the transaction;

•

the requirement that, in the event of a failure of Avago to consummate the acquisition when the Company and Avago are otherwise obligated, and the Company has irrevocably confirmed that it is prepared to consummate the merger, Avago USA will pay, or cause to be paid to, the Company a termination fee of $400 million;

•	our ability to seek damages in the event of a willful breach by Avago of its obligations under the merger agreement;

•

prior to approval of the merger by our stockholders, our ability, under certain limited circumstances, to furnish information to, and conduct negotiations with, third parties regarding an acquisition proposal;

•

prior to approval of the merger by our stockholders, our ability, subject to certain conditions, to terminate the merger agreement in order to accept a superior proposal, subject to paying or causing to be paid to Avago USA the Company termination fee of $200 million (equal to approximately 3% of the equity value of the transaction), which our board of directors determined, with the assistance of its legal and financial advisors, was reasonable in light of, among other things, the benefits of the merger to our stockholders, the typical size of such fees in similar transactions and the belief that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transaction proposals as more fully described in “The Merger Agreement —Termination Fees” beginning on page 89 of this proxy statement;

•	our ability to seek to specifically enforce Avago’s obligations under the merger agreement, including Avago’s obligations to consummate the merger;

•

the ability of our board of directors, subject to certain conditions, to change its recommendation supporting the merger, regardless of the existence of a competing or superior acquisition proposal, to the extent our board of directors determines that such action is necessary to comply with its fiduciary duties to our stockholders under the DGCL;

•	the customary nature of the other representations, warranties and covenants of the Company in the merger agreement; and

•

the fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate our business during the pendency of the merger;

•

the fact that we have conducted a process of exploring our strategic alternatives stretching over four months during which time representatives of the Company sought offers to purchase from a group of five potential strategic buyers, Party A, Party B, Party C, Party D and Avago, four of whom, Party A, Party B, Party C and Avago, entered into confidentiality agreements with us and received confidential marketing materials and other non-public information, and none of whom, after receiving such non-public information and conducting due diligence, made an offer in cash at a value greater than the $11.15 per share merger consideration;

•

after lengthy meetings with management, our board of directors’ consideration of our business, strategy, assets, financial condition, capital requirements, results of operations, competitive position and historical and projected financial performance, and the nature of the industry and regulatory environment in which we compete, and the risks and upside potential relating thereto and the potential impact of those factors on the trading price of Company common stock (which cannot be quantified numerically);

•	the risks and uncertainties associated with maintaining our existence as an independent company and the opportunities presented by the merger, including the risks and uncertainties with respect to:

•

achieving our growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the high-performance storage and semiconductor industries specifically;

•	the general risks and market conditions that could affect the price of our common stock;

•	the “risk factors” set forth in the our Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the SEC; and

•	the inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “The Merger — Certain Company

Forecasts” beginning on page 51 of this proxy statement, including the fact that our actual financial results in future periods could differ materially and adversely from the projected results;

•

the negotiation process with Avago, which was conducted at arm’s length, and the fact that our senior management and our legal and financial advisors were directly involved throughout the negotiations and updated our board of directors directly and regularly; and

•

the availability of appraisal rights under Delaware law to holders of shares of Company common stock who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•

the fact that the completion of the merger will generally preclude the Company’s stockholders from having any ongoing equity participation in the Company and, as such, current stockholders of the Company will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company common stock;

•

the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the risk that certain key members of our senior management might choose not to remain employed with the Company prior to the completion of the merger;

•

that we are obligated to pay Avago USA a termination fee of $200 million if the merger agreement is terminated under certain circumstances, which our board of directors believes, after consulting with its legal and financial advisors, would not preclude competing offers following the announcement of the transaction;

•

that the merger is conditioned on the receipt of regulatory approvals and clearances, including the expiration or termination of the waiting period under the HSR Act, the receipt of affirmative approval or clearance required under the antitrust laws of the People’s Republic of China, the Russian Federation and the Federal Republic of Germany, and, therefore, the merger may not be completed in a timely manner or at all;

•

the risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from our stockholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied and the potential resulting disruptions to the Company’s business;

•	the fact that the Company may be unable to obtain stockholder approval for the transactions contemplated by the merger agreement;

•

the risk that the debt financing contemplated by the debt commitment letters will not be obtained or that the transactions contemplated by the note purchase agreement with Silver Lake will not be consummated, resulting in Avago not having sufficient funds to complete the merger;

•

the merger agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that we are prohibited from paying dividends prior to the consummation of the merger;

•

the fact that the Company’s executive officers and directors may have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of the Company’s other stockholders, and the risk that these interests might influence their decision with respect to the transactions contemplated by the merger agreement (as more fully described in the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 57);

•

the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated; and

•	the fact that the receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

After considering the foregoing potentially positive and potentially negative factors, our board of directors concluded that the potentially positive factors relating to the merger agreement and the merger outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 57.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the LSI Advisory (Non-Binding) Proposal on Specified Compensation.

Opinion of Qatalyst Partners LP

We retained Qatalyst Partners to act as financial advisor to our board of directors in connection with a potential transaction such as the merger and to evaluate whether the consideration to be received by the holders of our Company common stock, other than Avago USA or any affiliates of Avago USA, pursuant to the merger agreement was fair, from a financial point of view, to such holders. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which the Company operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners’ opinion in this proxy statement. At the meeting of our board of directors on December 15, 2013, Qatalyst Partners rendered its oral opinion, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the $11.15 per share cash consideration to be received by the holders of Company common stock, other than Avago USA or any affiliates of Avago USA, pursuant to the merger agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated December 15, 2013, to our board of directors following the board meeting.

The full text of Qatalyst Partners’ written opinion, dated December 15, 2013 to our board of directors is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our board of directors and addresses only, as of the date of the opinion, the fairness from a financial point of view, of the $11.15 per share cash consideration to be received by the holders of Company common stock, other than Avago USA or any affiliates of Avago USA, pursuant to the merger agreement, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any stockholder should vote with respect to the merger or any other matter and does not in any manner address the price at which the Company common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. Qatalyst Partners also reviewed certain forward-looking information prepared by our management, including financial projections and operating data of the Company and sensitivities thereto based on a range of alternative operating metrics, which we refer to as the “Management Projections” described below in the section entitled “The Merger — Certain Company Forecasts,” beginning on page 51. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of the Company with our senior executives. Qatalyst Partners also reviewed the historical market prices and trading activity for the Company common stock and compared our financial performance and the prices and trading activity of the Company common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by the Company. With respect to the Management Projections, Qatalyst Partners was advised by our management, and Qatalyst Partners assumed, that the Management Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management of our future financial performance and other matters covered thereby. Qatalyst Partners assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification or delay. In addition, Qatalyst Partners assumed, that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on us or the contemplated benefits expected to be derived in the proposed merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of our management as to our existing and future technology and products and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to us. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the $11.15 per share cash consideration to be received by the holders of the Company common stock, other than Avago USA or any Affiliate of Avago USA, pursuant to the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated December 15, 2013. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections, which we refer to as the “Analyst Projections”, and the Management Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow, which we refer to as the DCF analysis, which is designed to imply a potential, present value of share values for the Company common stock as of December 31, 2013 by:

•	adding:

(a)	the implied net present value of the estimated future unlevered free cash flows of the Company, based on the Management Projections, for calendar year 2014 through calendar year 2018 (which implied present value was calculated by using a range of discount rates of 11.0% to 15.0%, based on an estimated weighted average cost of capital);

(b)

the implied net present value of a corresponding terminal value of the Company, calculated by multiplying the estimated non-GAAP net operating profit after taxes (assuming an effective tax rate of 12%, which tax rate excludes the effect of the Company’s estimated, remaining tax attributes, as such tax attributes were separately valued as set forth in item (c) below) in calendar year 2019, based on the Management

Projections, by a range of multiples of enterprise value to next-twelve-months estimated non-GAAP net operating profit after taxes of 10.0x to 14.0x and discounted to present value using the same range of discount rates used in item (a) above;

(c)	the implied present value of the Company’s forecasted tax attributes outstanding as of January 1, 2019, based on the Company’s projections, discounted to present value using the same range of discount rates used in item (a) above; and

(d)	the cash and short-term investments of the Company estimated as of December 31, 2013;

•	subtracting the Company’s unfunded pension and post-retirement benefit obligations liability estimated as of December 31, 2013, from the amount calculated in the immediately preceding bullet;

•

applying a dilution factor of 12% to reflect the dilution to current stockholders over the projection period due to the effect of future equity compensation grants projected by the Company’s management; and

•

dividing the resulting amount by the number of shares of the Company’s common stock outstanding, adjusted for service-based RSUs, performance-based RSUs and stock options outstanding, as provided by our management as of December 1, 2013, using the treasury stock method.

Based on the calculations set forth above, this analysis implied a range of values for the Company common stock of approximately $9.88 to $13.96 per share.

Qatalyst Partners conducted a further DCF analysis to illustrate the sensitivity to changes in revenue and gross profit margin identified by our management based on a variety of risk factors to certain of our business units and on potential savings to calendar year 2019 operating expenses, in each case relative to the Management Projections. These sensitivities adjusted the Management Projections as follows: (a) revenue by using a calendar year 2013 to 2019 compound annual growth rate, which we refer to as CAGR, range of 5.3% to 7.7%, as compared to a 9.3% CAGR in the Management Projections, (b) gross profit margin for calendar year 2019 by using a range of 53.3% to 53.7%, as compared to 55.2% in the Management Projections, and (c) operating expenses for 2019 by using a range of potential spending reductions from zero to $200,000,000 as compared to the Management Projections. This analysis also employed a multiple of next-twelve-months (calendar year 2019) non-GAAP net operating profit after taxes (assuming an effective tax rate of 12%, which tax rate excludes the effect of the Company’s estimated, remaining tax attributes, as such tax attributes were separately valued in the analysis) of 12.0x for purposes of calculating terminal values, a discount rate of 13.0%, based on an estimated weighted average cost of capital, and a dilution factor of 12.0% to reflect the dilution to current stockholders over the projection period due to the effect of equity compensation grants projected by our management. These calculations resulted in a range of implied present values for the Company common stock of approximately $6.11 to $10.51 per share.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for the Company with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below, which were selected from publicly traded companies in our industry by Qatalyst Partners based on its professional judgment.

Altera Corporation

Avago Technologies, Ltd.

Broadcom Corporation

Cavium, Inc.

Freescale Semiconductor, Ltd.

Marvell Technology Group Ltd.

Mellanox Technologies, Ltd.

PMC-Sierra, Inc.

Xilinx, Inc.

Based upon research analyst consensus estimates for calendar year 2014, and using the closing prices as of December 13, 2013 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by the estimated consensus revenue for calendar year 2014, which we refer to as the CY2014E Revenue Multiples, for each of the selected companies. The low, high and median CY2014E Revenue Multiples among the selected companies analyzed were 1.3x, 4.9x and 2.9x, respectively. The implied fully diluted enterprise value divided by the estimated consensus revenue for calendar year 2014 for the Company was 1.8x based on the Analyst Projections.

Based on an analysis of the CY2014E Revenue Multiples for the selected companies, Qatalyst Partners selected a representative range of 1.5x to 2.5x and applied this range to our estimated calendar year 2014 revenue based on each of the Updated Selected 2014 Financial Information and the Analyst Projections. Based on the Company’s fully-diluted shares (assuming treasury stock method), including common stock, service-based RSUs, performance-based RSUs and options outstanding as provided by our management for the period ended December 1, 2013, this analysis implied a range of values for the Company common stock of approximately $7.01 to $11.28 per share based on the Updated Selected 2014 Financial Information and approximately $6.61 to $10.64 per share based on the Analyst Projections.

Based upon research analyst consensus estimates for calendar year 2014 and using the closing prices as of December 13, 2013 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied price to earnings per share multiples for calendar year 2014, which we refer to as the CY2014E P/E Multiples, for each of the selected companies. The low, high and median CY2014E P/E Multiple among the selected companies analyzed were 11.2x, 25.1x and 14.8x, respectively, and the implied price to earnings per share multiple for calendar year 2014 for the Company was 11.5x based on the Analyst Projections.

Based on an analysis of CY2014E P/E Multiples for the selected companies, Qatalyst Partners selected a representative range of 11.0x to 15.0x for the CY2014E P/E Multiples and applied this range to our calendar year 2014 expected earnings per share based on each of the Updated Selected 2014 Financial Information, and the Analyst Projections. This analysis implied a range of values for the Company common stock of approximately $9.00 to $12.28 per share based on the Updated Selected 2014 Financial Information, and approximately $7.59 to $10.35 per share based on the Analyst Projections.

No company included in the selected companies analysis is identical to the Company. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of the Company, such as the impact of competition on our business and the industry in general, industry growth and the absence of any material adverse change in our financial condition and prospects of or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 23 selected transactions announced between January 2001 and August 2013 involving companies in the semiconductor industry selected by Qatalyst Partners based on its professional judgment. These transactions are listed below:

Announcement Date	Target	Acquiror
August 15, 2013	Volterra Semiconductor Corporation	Maxim Integrated Products, Inc.
July 12, 2013	Spreadtrum Communications, Inc.	Tsinghua Unigroup Ltd.
June 22, 2012	MStar Semiconductor, Inc.	MediaTek, Inc.
May 2, 2012	Standard Microsystems Corporation	Microchip Technology Incorporated
September 12, 2011	NetLogic Microsystems, Inc.	Broadcom Corporation
April 4, 2011	National Semiconductor Corporation	Texas Instruments Incorporated
January 5, 2011	Atheros Communications, Inc.	QUALCOMM Incorporated
August 30, 2010	Infineon Technologies AG (Wireless Business)	Intel Corporation
April 10, 2008	NXP B.V. (Wireless Business)	STMicroelectronics N.V. (Wireless Business)
December 13, 2007	AMIS Holdings, Inc.	ON Semiconductor Corporation
August 13, 2007	Sirenza Microdevices, Inc.	RF Micro Devices, Inc.
December 4, 2006	Agere Systems Inc.	LSI Logic Corporation
September 15, 2006	Freescale Semiconductor, Inc.	Investor Group
August 3, 2006	Royal Philips Electronics (NXP Semiconductor N.V.)	Investor Group
July 30, 2006	msystems Ltd.	SanDisk Corporation
July 23, 2006	ATI Technologies Inc.	Advanced Micro Devices, Inc.
March 8, 2006	Lexar Media, Inc.	Micron Technology, Inc.
January 9, 2006	Texas Instruments Incorporated (Sensors and Controls Units)	Bain Capital, LLC
August 15, 2005	Agilent Technologies, Inc. (Semiconductor Products Division)	Investor Group (Kohlberg Kravis Roberts & Co. and Silver Lake Partners)
June 15, 2005	Integrated Circuit Systems, Inc.	Integrated Device Technology, Inc.
March 10, 2002	Elantec Semiconductor Inc.	Intersil Corporation
May 15, 2001	Sawtek Inc.	TriQuint Semiconductor Inc.
January 29, 2001	Dallas Semiconductor Corporation	Maxim Integrated Products, Inc.

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully diluted enterprise value of the target company as a multiple of the next-twelve-months revenue of the target company, as reflected in Wall Street analyst research, certain publicly available financial statements and press releases. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 2.0x to 3.0x applied to our next-twelve-months (ending September 30, 2014) estimated revenue reflected in the Analyst Projections. Based on the calculations set forth above and the Company’s fully-diluted shares (assuming treasury stock method), including common stock, service-based RSUs, performance-based RSUs and options outstanding as provided by our management for the period ended December 1, 2013, this analysis implied a range of values for the Company common stock of approximately $8.48 to $12.39 per share.

For each of the selected transactions, Qatalyst Partners also reviewed, among other things, the price paid of the target company as a multiple of the next-twelve-months earnings of the target company reflected in Wall Street analyst research, certain publicly available financial statements and press releases. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 20.0x to 26.0x applied to our next-twelve-months (ending September 30, 2014) estimated earnings per share reflected in the Analyst Projections. Based on the calculations set forth above, this analysis implied a range of values for the Company common stock of approximately $13.04 to $16.95 per share.

No company or transaction utilized in the selected transactions analysis is identical to the Company or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business or the industry generally, industry growth and the absence of any material adverse change in our financial condition or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by our board of directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of the Company. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $11.15 per share cash consideration to be received by the holders of the Company common stock, other than Avago USA or any affiliates of Avago USA, pursuant to the merger agreement, and in connection with the delivery of its opinion to our board of directors. These analyses do not purport to be appraisals or to reflect the price at which the Company common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to our board of directors was one of many factors considered by our board of directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the consideration to be received by our stockholders pursuant to the merger or of whether our board of directors would have been willing to agree to a different consideration. The consideration was determined through arm’s-length negotiations between the Company and Avago and was approved by our board of directors. Qatalyst Partners provided advice to us during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to us or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Avago or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Avago pursuant to which compensation was received by Qatalyst Partners or its affiliates. However, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company and Avago or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided the Company with financial advisory services in connection with the proposed merger for which it will be paid approximately $36 million, $5.25 million of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the merger. The Company has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. The Company has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities law, and expenses related to or arising out of Qatalyst Partners’ engagement.

Certain Company Forecasts

The Company does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current quarter in its regular earnings press releases and other investor materials.

In connection with the Company’s annual strategic planning process, our management prepares financial projections that include a forecast for the current year and projections for the three subsequent years. The first year of the projection period is periodically refined and updated to take into account the Company’s actual financial results during the final fiscal quarters of the current year, as well as changes in the outlook for our businesses and the economic environment, before being finalized as the Company’s financial plan for that period. These financial projections are not intended for public disclosure. In connection with the evaluation of the Company’s strategic alternatives, in October of 2013, our management provided such non-public financial projections covering CY2014 – CY2016, summarized below under the heading “Management Projections”, to interested parties that entered into confidentiality agreements with us, including to Avago and Silver Lake. Our management also provided such non-public financial projections covering CY2014 – CY2019, summarized below under the heading “Management Projections”, to Qatalyst Partners in connection with Qatalyst Partners’ preparation of Qatalyst Partners’ opinion to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company common stock, other than Avago USA and any affiliates of Avago USA, pursuant to the merger agreement, described further in “The Merger — Opinion of Our Financial Advisor” beginning on page 44. Pursuant to the Company’s normal process of refining its financial projections throughout the year, the projections for our 2014 revenue and non-GAAP earnings per share originally included in the Management Projections were updated by our management in

December of 2013 to reflect our updated view of our 2014 revenue and non-GAAP earnings per share based on our estimated results for the fourth quarter of fiscal 2013 and our most recent view at that time of the outlook for our various businesses over the coming year. Our updated 2014 revenue projections and non-GAAP earnings per share were provided to Avago, Silver Lake and Qatalyst Partners and are summarized below under the heading “Updated Selected 2014 Financial Information”.

The internal financial analyses and projections for the Company were prepared by our management on the basis and for the limited and specific context described below. The projections were provided by management with a view to showing potential bidders the potential performance of the Company on the basis of certain assumptions contained therein and were provided to Qatalyst Partners for use in its financial analyses with respect to Qatalyst Partners’ opinion.

These financial projections and forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, the International Financial Reporting Standards, which we refer to as IFRS, or U.S. GAAP and do not, and were not intended to, act as public guidance regarding the Company’s future financial performance. The inclusion of this information in this proxy statement should not be regarded as an indication that the Company or any recipient of this information considered, now considers or will consider this information to be necessarily predictive of future results. The Company does not intend to update or otherwise revise the financial projections to correct any errors existing in such projections when made, to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error.

Although presented with numerical specificity, the financial projections and forecasts included in this proxy statement are based on numerous estimates, assumptions and judgments (in addition to those described below) that may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies related to various factors, including growth rates of the end markets in which we participate, timely completion of our product development schedules, the competitiveness of our current or future products relative to those of our competitors, the production plans and product transition schedules of our customers, and the acceptance in the marketplace of our customers’ products that incorporate our products and the other factors listed in this proxy statement under the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 23. These or other factors may cause the financial projections or the underlying assumptions and estimates to be inaccurate. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections also do not take into account any circumstances or events occurring after the date they were prepared. The inclusion of the financial projections and forecasts in this proxy statement shall not be deemed an admission or representation by the Company that such information is material. The inclusion of the projections should not be regarded as an indication that the Company considered or now considers them to be a reliable prediction of future results and you should not rely on them as such. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may vary materially from those reflected in the projections. You should read the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 23 for additional information regarding the risks inherent in forward-looking information such as the financial projections.

Certain of the financial projections set forth herein may be considered non-U.S. GAAP financial measures. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-U.S. GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

The below dollar amounts are in millions of U.S. dollars, rounded to the nearest one million dollars.

Management Projections

	CY2014E	CY2015E	CY2016E	CY2017E	CY2018E	CY2019E
Revenue	$2,711	$3,123	$3,561	$3,783	$3,935	$4,031
Non-GAAP Operating Income(1)	$512	$667	$789	$838	$872	$893
EBITDA(2)	$575	$732	$864	$917	$954	$978

The following is a summary of the prospective net operating profit after tax and unlevered free cash flow of the Company for calendar years 2014 through 2019, which are derived from the prospective financial information summarized in the table above:

	CY2014E	CY2015E	CY2016E	CY2017E	CY2018E	CY2019E
NOPAT(3)	$486	$634	$749	$796	$828	$786
Unlevered Free Cash Flow(4)	$424	$569	$669	$758	$800	$765

Updated Selected 2014 Financial Information

CY2014E
Revenue	$2,629
Non-GAAP EPS(5)	$0.82

(1)	Non-GAAP Operating Income adjusts GAAP operating income to exclude costs associated with stock-based compensation, amortization of acquisition-related intangibles, and restructuring of operations and other items, net.

(2)	EBITDA represents Earnings Before Interest, Taxes, Depreciation and Amortization, presented on a non-U.S. GAAP basis to exclude costs associated with stock-based compensation, amortization of acquisition-related intangibles, and restructuring of operations and other items, net.

(3)	NOPAT represents Net Operating Profit After Tax, presented on a non-U.S. GAAP basis to exclude costs associated with stock-based compensation, amortization of acquisition-related intangibles, and restructuring of operations and other items, net.

(4)	Unlevered Free Cash Flow is a non-U.S. GAAP financial measure calculated by starting with non-U.S. GAAP operating income and subtracting taxes, capital expenditures and investment in working capital and then adding back depreciation and amortization expense.

(5)	Non-GAAP EPS (or Earnings Per Share) adjusts GAAP EPS to exclude costs associated with stock-based compensation, amortization of acquisition-related intangibles, and restructuring of operations and other items, net. It also excludes the income tax effect associated with the above-mentioned items.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the number of shares (and our other equity-based interests) outstanding as of December 31, 2013, would be approximately $6.6 billion; and

•	pay fees and expenses related to the merger,

will be funded through a combination of:

•	$1 billion of cash from the combined balance sheet of Avago and the Company;

•

a $1 billion investment from Silver Lake Partners IV, L.P. in the form of seven year 2% senior convertible notes with an initial conversion rate for the notes of 20.8160 shares of Avago ordinary shares per note initially (subject to adjustment under certain circumstances) or preferred stock with equivalent economic terms; and

•	a $4.6 billion term loan facility from a group of lenders.

Avago Technologies Finance Pte. Ltd., a company incorporated under the Singapore Companies Act, and an indirect wholly owned subsidiary of Avago, which we refer to as Avago Finance, has obtained the debt commitment letter described below and Avago has entered into the note purchase agreement described below, which we refer to collectively with certain other related documents as the financing documents. The funding under the financing documents is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the financing documents will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing documents fails to fund the committed amounts in breach of such financing documents or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing documents, is not a condition to the completion of the merger, the failure of Avago Finance or Avago to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Avago USA may be obligated to pay the Company a reverse termination fee, which we refer to as the Avago termination fee, of $400 million as described under “The Merger Agreement — Termination Fees” beginning on page 89.

Debt Financing

In connection with entering into the merger agreement, Avago Finance received a commitment letter from Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, Deutsche Bank AG New York Branch, which we refer to as Deutsche Bank NY, Barclays Bank PLC, which we refer to as Barclays, Citigroup Global Markets Inc., which we refer to, collectively with its affiliates, as Citi, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, and Bank of America, N.A., which we refer to as BofA, pursuant to which, among other things, each of Deutsche Bank, Deutsche Bank NY, Barclays, Merrill Lynch, and BofA (together with any other lending entity and/or arranger that becomes party to the commitment letter, which we refer to as the commitment parties in this proxy statement) have severally agreed to provide debt financing to Avago Finance for purposes of consummating the merger. We refer to this commitment letter, as it may be amended in accordance with the merger agreement, as the debt commitment letter in this proxy statement. The financing contemplated under the debt commitment letter is referred to as the debt financing in this proxy statement.

Pursuant to the debt commitment letter, the initial commitment parties have committed on a several and not joint basis to provide, in the aggregate, 100% of the following debt facilities:

•	a $4.6 billion senior secured term loan credit facility; and

•	a $500 million senior secured revolving credit facility (including a sublimit for letters of credit and swingline facility for short-term borrowings for mutually agreed upon amounts).

The commitment parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing. Deutsche Bank NY will act as administrative agent and collateral agent for the debt financing. The debt commitment letter expires on the earliest of (i) the consummation of the merger with or without the debt financing, (ii) prior to the consummation of the merger, the termination of the merger agreement in a signed writing in accordance with its terms and

(iii) September 23, 2014. The commitments of the initial lenders to provide the debt financing are subject to the satisfaction of a number of customary conditions, including but not limited to the following:

•	execution and delivery of customary definitive documentation relating to the credit facilities;

•

since December 15, 2013, the non-occurrence of any “company material adverse effect” (as defined in the debt commitment letter, which definition conforms to the definition of Company material adverse effect set forth in the merger agreement);

•

consummation of the merger in all material respects in accordance with the terms of the merger agreement, without giving effect to any amendments, modifications, consents or waivers thereto or thereunder that are material and adverse to the lenders or the commitment parties without the prior written consent of Deutsche Bank, Citi, Barclays and Merrill Lynch, which we refer to as the lead arrangers, such consent not to be unreasonably withheld, conditioned or delayed;

•	substantially simultaneous consummation of the refinancing of certain existing indebtedness of Avago and the issuance of the notes, described in “The Merger — Financing; Convertible Notes”;

•

delivery of certain historical and pro forma financial statements and allowance for a 15 consecutive calendar day period to syndicate the debt financing following delivery of such historical and pro forma financial statements;

•	execution and delivery (if applicable, in proper form for filing) of documents and instruments required to create and perfect security interests in certain collateral, subject to certain exceptions;

•

receipt by the initial lenders of customary legal opinions, customary evidence of authorization and a certification as to the solvency of Avago and its subsidiaries on a consolidated basis (after giving effect to the merger and the incurrence of indebtedness related thereto);

•	the consummation of the debt financing on or before September 23, 2014;

•	the accuracy in all material respects of certain specified representations and warranties related to the merger agreement and the merger; and

•	the payment of all fees and expenses due and payable in connection with the debt financing.

Convertible Notes

Avago has entered into a note purchase agreement, which we refer to as the purchase agreement, to sell to Silver Lake Partners IV, L.P., which we refer to as Silver Lake, $1 billion aggregate principal amount of Avago’s 2.0% Convertible Senior Notes due 2021, which we refer to as the notes.

The completion of the private placement of the notes is contingent on satisfaction or waiver of customary conditions, as well as a requirement that the merger has been consummated or will be consummated substantially simultaneously with the closing under the purchase agreement of the issuance of the notes, and Avago having received, or that substantially simultaneously with the closing under the purchase agreement Avago will receive, the proceeds of the debt financing in an amount sufficient (together with the proceeds of the notes) to consummate the merger contemplated by the merger agreement and the refinancing of Avago’s existing credit agreement. The purchase agreement provides that the private placement to Silver Lake will be completed either simultaneously with the closing of the merger or on such date as is mutually agreed upon in writing by Avago and Silver Lake. The purchase agreement may be terminated at any time before consummation of the private placement of the notes by mutual consent of Avago and Silver Lake, or by either Avago or Silver Lake if (a) the consummation of the private placement of the notes shall not have occurred on or prior to September 23, 2014 or (b) the merger agreement is terminated for any reason.

The notes will be issued under an indenture between Avago and a trustee and will bear interest at a rate of 2.0% per annum, payable semiannually in cash. The notes will mature on the 1st or 15th day of the month following the later of three months past the Term Loan B maturity date contemplated by the debt commitment letters (as defined in the purchase agreement) or seven years from the date of issuance of the notes, subject to earlier conversion, redemption or repurchase. The initial conversion rate for the notes is 20.8160 shares of Avago’s ordinary shares, no par value, which we refer to as the Avago shares, and cash in lieu of any fractional Avago shares, per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $48.04 per Avago share. The conversion rate will be subject to adjustment from time to time upon the occurrence of certain events. Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date for the notes.

The notes will be Avago’s general, unsecured obligations and are effectively subordinated to all of Avago’s existing and future secured debt, to the extent of the assets securing such debt and are structurally subordinated to all liabilities of Avago’s subsidiaries, including trade payables. The indenture does not limit the amount of indebtedness that Avago or any of its subsidiaries may incur.

Subject to the terms and conditions of the indenture, upon the occurrence of a “fundamental change,” as defined in the indenture, each holder of the notes will have the right to require Avago to repurchase some or all of such holder’s notes at a purchase price payable in cash equal to 100% of the principal amount to be so repurchased, plus accrued and unpaid interest, if any.

At any time following the fifth anniversary of the date of issuance of the notes, Avago may elect to redeem the notes if the closing sale price of the Avago shares for 20 or more trading days in the period of 30 consecutive trading days ending on the trading day immediately prior to the date on which Avago provides notice of such redemption exceeds 150% of the applicable conversion price in effect on each such trading day. The redemption price will be payable in cash and will equal the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any. Avago may also redeem all or part of the notes for certain tax reasons as provided in the indenture.

The indenture will include customary “events of default,” which may result in the acceleration of the maturity of the notes under the indenture. The indenture will also include customary covenants for convertible notes.

Avago and Silver Lake will also enter into a registration rights agreement pursuant to which Silver Lake will have certain registration rights with respect to the notes and the Avago shares issuable upon conversion of the notes.

The foregoing description of the indenture, purchase agreement and registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of each such document, which are filed with the SEC on December 16, 2013 with an amendment to Avago’s Current Report on Form 8-K.

Closing and Effective Time of Merger

Unless the parties otherwise agree in writing, the closing of the merger will take place no later than the third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement — Conditions to the Merger” beginning on page 86) has been satisfied or waived (other than those conditions that by their terms are not capable of being satisfied or waived until the closing of the merger, but subject to the satisfaction or waiver of such conditions), or at such other date and time as Avago USA and the Company have otherwise agreed in writing, provided that if the marketing period (as described under “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” beginning on page 68) has not ended at the time of the satisfaction or waiver of all of the conditions to closing of the merger (other than those conditions that by their terms are not capable of being satisfied until the closing of the merger), the closing shall not occur until the earlier to occur of (a) a date during the marketing period specified by Avago USA on three business days written notice to the Company and (b) the first business day following the final day of the marketing period, subject in each case to the satisfaction or waiver of all of the conditions to closing on such date.

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within five business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If you have lost a stock certificate, or if it has been stolen or destroyed, then to receive your per share merger consideration with respect to the shares of Company common stock represented by that stock certificate, you will have to make an affidavit of the loss, theft or destruction of that stock certificate and, if required by Avago USA, post a bond as indemnity against any claim that may later be made with respect to such stock certificate. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

When considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. In the discussion below, we have quantified payments and benefits on a pre-tax basis to our executive officers and to our non-employee directors. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control and a sale of the Company.

Treatment of Outstanding Equity Awards

Pursuant to the Company’s equity incentive plans and programs, certain Company equity awards held by its executive officers and directors that are outstanding immediately prior to the closing of the Merger will be subject to accelerated vesting or assumption by Avago at the effective time of the merger, as described in more detail in the section entitled “The Merger Agreement — Treatment of Company Common Stock, Options, Restricted Stock and Restricted Stock Units” on page 69 of this proxy statement.

The following table shows as of January 13, 2014, for each person who has been an executive officer since January 1, 2013, (i) the number of shares subject to vested options held by him or her, (ii) the cash consideration that he or she will receive for such vested options upon completion of the merger, (iii) the number of shares subject to unvested options held by him or her to be assumed by Avago, (iv) the value of the unvested options held by him or her to be assumed by Avago, (v) the number of shares subject to restricted stock units held by him or her to be assumed by Avago, (vi) the value of the restricted stock units held by him or her to be assumed by Avago upon the completion of the merger, (vii) the payment he or she will receive for all vested equity awards, and (viii) the total value of assumed equity awards. The values in the table below are based on the per share merger consideration of $11.15 and assume that each executive officer will be a continuing employee. The actual values of the assumed Company options and restricted stock units are to be based on the Exchange Ratio, which cannot be determined until the closing date of the merger.

Name	Number of Shares Subject to Vested Options (#)	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options to Be Assumed (#)	Value of Unvested Options to Be Assumed ($)	Number of Shares Subject to Unvested Restricted Stock Units to Be Assumed (#)(1)	Value of Unvested Restricted Stock Units to Be Assumed ($)	Total Payment for Vested Equity Awards ($)	Total Value of Assumed Equity Awards ($)
Executive Officers
Abhijit Y. Talwalkar	5,306,219	33,312,544	2,470,011	10,289,404	1,009,012	11,250,478	33,312,544	21,539,882
D. Jeffrey Richardson	2,002,067	11,907,841	1,918,990	7,625,674	505,773	5,639,369	11,907,841	13,265,043
Bryon Look	1,762,835	10,513,128	923,026	3,877,444	374,035	4,170,485	10,513,128	8,047,929
Jean F. Rankin	867,061	4,873,762	588,183	2,409,345	232,166	2,588,645	4,873,762	4,977,990
Gautam Srivastava	110,061	481,860	538,308	2,150,998	213,527	2,380,820	481,860	4,531,818
Gregory L. Huff	209,413	717,412	501,740	1,890,852	315,444	3,517,195	717,412	5,408,047

(1)	In the case of restricted stock units that are subject to performance-based vesting, attainment of all applicable performance goals is assumed at a level resulting in the payout of target awards.

The following table shows as of January 13, 2014, for each person who has been a director since January 1, 2013, (i) the number of shares subject to vested options held by him or her, (ii) the cash consideration that he or she will receive for such vested options upon completion of the merger, (iii) the number of shares subject to unvested options held by him or her, (iv) the cash consideration that he or she will receive for such unvested options upon completion of the merger (the vesting of all unvested options held by directors will be accelerated upon completion of the merger), (v) the number of shares subject to restricted stock units held by him or her that would be subject to accelerated vesting upon completion of the merger, (vi) the value of the payment that he or she will receive for such restricted stock units upon completion of the merger, (vii) the total payments he or she will receive for all unvested equity awards and (viii) the total consideration he or she will receive for all outstanding equity awards. The values in the table below are based on the per share merger consideration of $11.15.

Name	Number of Shares Subject to Vested Options (#)	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash-Out Payment for Unvested Options ($)	Number of Shares Subject to Unvested Restricted Stock Units (#)	Value of Payment for Unvested Restricted Stock Units ($)	Total Payment for Unvested Equity Awards ($)	Total Payment for Outstanding Equity Awards ($)
Non-Employee Directors
Charles A. Haggerty	231,528	850,051	—	—	9,288	103,561	103,561	953,612
Richard S. Hill	311,528	1,506,951	—	—	9,288	103,561	103,561	1,610,512
John H.F. Miner	341,528	1,576,551	—	—	9,288	103,561	103,561	1,680,112
Arun Netravali	311,528	1,506,951	—	—	9,288	103,561	103,561	1,610,512
Charles C. Pope	126,404	489,713	—	—	9,288	103,561	103,561	593,275
Gregorio Reyes	401,528	1,726,851	—	—	9,288	103,561	103,561	1,830,412
Michael G. Strachan	251,528	1,300,851	—	—	9,288	103,561	103,561	1,404,412
Susan M. Whitney	96,641	374,280	—	—	9,288	103,561	103,561	477,841

2014 Equity Compensation Grants

The Company expects to make 2014 equity compensation grants to employees, including the executive officers, in March, 2014, before the merger is consummated. Under the merger agreement and disclosure schedule delivered by the Company in connection with the merger agreement, the Company may grant up to 8,300,000 Company restricted stock units and 2,200,000 Company stock options awards as part of its annual equity compensation grant program, provided that the Company will consult in good faith with Avago and Avago USA regarding any grants to employees of the Company at the level of senior director or above, and the Company may make additional equity grants to new hires. The Company may also make grants to employees of the Company or any of its subsidiaries at the level below vice president, provided that any such grant to any individual does not exceed 75,000 Company stock options (with each Company restricted stock unit granted deemed equivalent to 2.5 Company stock options) and the aggregate of such grants does not exceed 2,500,000 Company stock options (with each Company restricted stock unit granted deemed equivalent to 2.5 Company stock options). The total number of Company common stock subject to all such awards that the Company may grant before the effective time of the merger may not exceed 15,000,000.

Annual Bonus Programs

The Company will determine the amount of the 2013 fiscal year annual cash bonuses for eligible employees who participate in the LSI 2013 fiscal year annual cash bonus program, including the executive officers, in the ordinary course of business, based on actual performance and level of achievement of the applicable performance targets in accordance with the terms of the LSI 2013 fiscal year annual cash bonus program as approved by the Compensation Committee of our Board of Directors. The Company will establish an annual bonus program for the fiscal year ending December 31, 2014.

Severance Agreements

Each executive officer participates in the Severance Policy for Executive Officers Change-in-Control Program, which we refer to as the CIC Program, with the Company, which provides that if his or her employment is terminated within one year following a change in control (or within eighteen months following a change in control in the case of Mr. Talwalkar) by the Company without “cause” or by the executive for “good reason,” (each as defined in the CIC program) then, subject to the execution of a release and compliance with certain non-competition, non-solicitation and non-disparagement requirements, he or she will be entitled to the following severance payments and benefits:

•

a lump sum cash payment in an amount equal to 2.0 times (2.75 times in the case of Mr. Talwalkar) the sum of his or her (i) annual base salary as in effect immediately prior to termination of employment and (ii) target cash bonus under the Company’s annual bonus plan for the then-current performance period, to be paid no later than March 15th of the year following the year in which the termination occurred;

•

reimbursement of monthly COBRA premiums for continued benefits under the Company’s health plans for the executive officer and his or her eligible dependents for eighteen months following the date employee coverage under such health plans terminates; and

•	accelerated vesting of any outstanding equity awards.

In the event the total severance payments due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, then the severance payments will be cut back to the amount that would result in no such tax being imposed, if such reduction would result in a greater after-tax benefit to the executive officer.

Specified Compensation That May Become Payable to Our Named Executive Officers in Connection With the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation and benefits that each named executive officer of the Company could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming the merger is consummated on May 1, 2014 and assuming each named executive officer experiences a qualifying termination of employment under the CIC program as of that date, without taking into effect any possible reduction that might be required to avoid Sections 280G and 4999 of the Code. To the extent the payments and benefits shown below would constitute “excess parachute payments” for purposes of these tax code sections, the named executive officer may have his or her payments and benefits reduced, if such reduction would result in a greater net-after-tax amount to such named executive officer after taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes. Please see the section entitled “Interests of Certain Persons in the Merger” for further information about the applicable compensation and benefits.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Abhijit Y. Talwalkar	5,550,000	12,896,633	37,912	18,484,545
D. Jeffrey Richardson	2,475,000	8,992,845	37,912	11,505,757
Bryon Look	1,800,000	4,538,649	37,912	6,376,561
Jean F. Rankin	1,470,000	3,066,410	29,561	4,565,971
Gautam Srivastava	1,400,000	2,962,198	37,912	4,400,110

(1)	Cash. These dollar amounts represent a double trigger lump sum cash severance payment in respect of 2.0 times (2.75 times in the case of Mr. Talwalkar) the sum of base salary and target cash bonus payable under the terms of the CIC program.

Name	Base Salary ($)	Annual Target Bonus ($)
Abhijit Y. Talwalkar	800,000	1,200,000
D. Jeffrey Richardson	550,000	687,500
Bryon Look	450,000	450,000
Jean F. Rankin	420,000	315,000
Gautam Srivastava	400,000	300,000

(2)

Equity.    Reflects the value of the unvested stock options and restrict stock units that would vest in full effective as of the date of the termination of employment under the terms of the CIC program. In the case of restricted stock units that are subject to performance-based vesting, attainment of all applicable performance goals is assumed at a level resulting in the payout of target awards. The value of the accelerated vesting of the Company restricted stock units is based on a price of $11.15 per share. The value of the unvested and accelerated Company options is the difference between the value of $11.15 per share and the exercise price of the option, multiplied by the number of unvested shares as of May 1, 2014 consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2). The amounts in this column for the unvested and accelerated Company options (i) do not represent either the value of the assumed unvested options for accounting purposes nor the amount, if any, that will actually be realized by the individual upon future exercise or other disposition of the unvested options and (ii) do not reflect any taxes payable by the option holders. The value of accelerated restricted stock units and accelerated Company options for each named executive officer are as follows:

Name	Fair Market Value of Accelerated Company Unvested Options ($)	Fair Market Value of Accelerated Company Restricted Stock Units ($)
Abhijit Y. Talwalkar	5,989,415	6,907,219
D. Jeffrey Richardson	5,440,210	3,552,635
Bryon Look	2,146,923	2,391,725
Jean F. Rankin	1,363,565	1,702,845
Gautam Srivastava	1,278,454	1,683,745

(3)	Perquisites/Benefits. Represents the value of reimbursement of COBRA premiums for continued benefits under the Company’s health plans for the executive officer and his or her dependents payable in connection with a defined employment termination under the terms of the CIC program (valued at $32,512 with respect to Messrs. Talwalkar, Richardson, Look and Srivastava and at $24,161 with respect to Ms. Rankin) and outplacement services valued at $5,400 for each named executive officer.

Arrangements With the Surviving Corporation

Avago USA has previously indicated its belief that the continued involvement of the Company’s management team is integral to the surviving corporation’s future success. As of the date of this proxy statement, no members of our current management have entered into any definitive agreement, arrangement or understanding with Avago USA, Merger Sub or their affiliates regarding employment with, or the right to invest or participate in the equity of, the surviving corporation, Avago USA or any of its affiliates.

Avago USA and Merger Sub have agreed that all rights to exculpation or indemnification for acts or omissions occurring prior to the consummation of the merger existing as of the date of the merger agreement in favor of our and our subsidiaries’ current and former directors and officers and their heirs and personal representatives, each of which we refer to as a D&O Indemnitee, as provided in our or our subsidiaries’ respective articles or certificates of incorporation or bylaws, or comparable organizational or governing documents, or in any agreement between us or any of our subsidiaries and such D&O Indemnitee, shall survive the merger and shall continue in full force and effect in accordance with their terms following the merger. Avago USA will cause the surviving corporation to fulfill and honor such obligations to the fullest extent permitted by law.

For six years following the merger, Avago USA will, and will cause the surviving corporation and its subsidiaries to, cause the certificate of incorporation and bylaws (or comparable organizational or governing documents) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in our and our subsidiaries’ certificates of incorporation and bylaws (or comparable organizational or governing documents) immediately prior to the merger, and during such six-year period, such provisions shall not be amended or repealed in a manner that would adversely affect the rights of any D&O Indemnitee, except as required by law.

Pursuant to the merger agreement, for a one-year period commencing at the effective time of the merger, Avago has agreed to provide or cause the surviving corporation to provide to continuing employees, a base salary, bonus opportunity, severance, health and welfare benefits no less favorable than the base salary, bonus opportunity, severance, health and welfare benefits being provided to such employees immediately prior to the effective time of the merger. In addition, Avago has agreed to or cause the surviving corporation to honor the Company’s change in control and severance plans and policies for the one-year period commencing at the effective time of the merger (subject to certain permitted amendments as may be necessary for tax reasons). A more complete description of the benefits provided to Company employees under the merger agreement is under the heading “The Merger Agreement — Employee Benefit Matters” beginning on page 84.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and certain “non-U.S. holders” (both terms defined below) whose shares of our common stock are converted into the right to receive cash pursuant to the merger. This summary is based on the Code, the U.S. Treasury regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the IRS, and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

As used herein, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This summary applies only to holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address or consider all of the U.S. federal income tax consequences that may be applicable to holders of our common stock in light of their particular circumstances. For instance, this summary does not address the alternative minimum tax or the tax consequences to stockholders who validly exercise dissenters’ rights under the DGCL. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; securities dealers or broker-dealers; mutual funds; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as partnerships or other flow-through entities under the Code; U.S. expatriates; holders who hold their shares of our common stock as part of a hedge, straddle, conversion transaction, or other integrated investment; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of our common stock through the exercise of employee stock options or otherwise as compensation; holders who actually or constructively own 5% or more of the outstanding shares of our common stock; and holders who do not hold their shares of our common stock as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the impact of the Medicare contribution tax, any aspects of foreign, state, local, estate, gift, or other tax laws (or any U.S. federal tax laws other than those pertaining to income tax) that may be applicable to a particular holder in connection with the merger.

Further, this summary does not address any tax consequences of the merger to holders of options, shares of restricted stock, restricted stock units, performance stock units or warrants to acquire shares of our common stock whose options, shares of restricted stock, restricted stock units, performance stock units or warrants are cancelled in exchange for cash or other consideration pursuant to the merger. Such option, share of restricted stock, restricted stock units, performance units and warrant holders should consult their tax advisors regarding the tax consequences of the merger to them. Moreover, this summary does not discuss any other matters relating to equity compensation or benefit plans (including the 401(k) plan).

U.S. Holders

A U.S. holder’s receipt of the merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Non-U.S. Holders

Cash received in the merger by a non-U.S. holder generally will not be subject to U.S. withholding tax (other than potentially to backup withholding tax, as discussed below) and will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as if it were a U.S. holder, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty;

•

the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, in which case the non-U.S. holder generally will be subject to U.S. federal income tax on the gain derived from the merger at a rate of 30%; or

•

the Company was a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes within the five years preceding the merger and the non-U.S. holder owned, actually or constructively, more than 5% of the Company common stock at any time during the five-year period preceding the merger. In general, the Company would be a USRPHC if interests in U.S. real estate comprised most of its assets. Although there can be no assurances in this regard, the Company does not believe it is, or has been during the five years preceding the merger, a USRPHC for U.S. federal income tax purposes.

Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of the merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Certain non-U.S. holders may also be subject to backup withholding unless they establish an exemption from backup withholding in a manner satisfactory to the paying agent (such as by completing and signing an appropriate IRS Form W-8) and otherwise comply with the backup withholding rules. Non-U.S. holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

This summary is provided for general information only and is not tax advice. The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local, foreign, estate, gift and other tax laws (or any U.S. federal tax laws other than those pertaining to income tax).

Regulatory Approvals and Notices

Under the HSR Act, the merger cannot be completed until each of the Company and Avago USA files a notification and report form with the FTC and the DOJ and the applicable waiting period has expired or been terminated. Each of the Company and Avago USA filed such a notification and report form on December 30, 2013, and each requested early termination of the waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Avago USA. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Avago USA. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Additionally, under the merger agreement, the merger cannot be completed until any affirmative approval or clearance required under the antitrust laws of the People’s Republic of China, the Russian Federation and the Federal Republic of Germany have been obtained or are deemed to have been obtained. Initial notifications were submitted on December 30, 2013. On January 17, 2014, the Bundeskartellamt (Federal Cartel Office) of the Federal Republic of Germany approved the merger. The antitrust authorities of the remaining two jurisdictions will analyze the information in the notifications and consult with third parties. Upon their investigation, the authorities can decide to approve the transaction unconditionally, prolong the investigation, impose remedies or conditions, or prohibit the transaction. There can be no assurance that the transaction will be approved or approved unconditionally.

Under the merger agreement, Avago, Avago USA and Merger Sub are not required to complete the merger until any review or investigation by CFIUS of the merger pursuant to the DPA has been concluded, and either (i) the parties have received written notice that a determination by CFIUS has been made that there are no unresolved issues of national security in connection with the transactions contemplated by the merger agreement, or (ii) the President of the United States has determined not to use his powers to unwind, suspend or prohibit the consummation of the transactions contemplated by the merger agreement.

There can be no assurance that all of the regulatory clearances and approvals as described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Avago USA or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC, the antitrust authorities of the People’s Republic of China and the Russian Federation or any other governmental entity or any private party will not attempt to challenge the merger and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

Since the December 16, 2013 announcement of the merger agreement and through January 14, 2014, sixteen purported class action complaints were filed by alleged stockholders of the Company against the Company, the individual directors of the Company, and, in fifteen of the cases, against Avago. Nine lawsuits were filed in the Delaware Court of Chancery, captioned Moskal v. LSI Corporation, et al., C.A. No. 9175-VCN (Dec. 19, 2013); Williams v. LSI Corporation, et al., C.A. No. 9176-VCN (Dec. 19, 2013); Hitchcock v. LSI Corporation et al., C.A. No. 9177-VCN (Dec. 20, 2013); Thurm v. LSI Corporation, et al., C.A. No. 9187-VCN (Dec. 23, 2013); Kahn v. LSI Corporation, et al., C.A. No. 9191-VCN (Dec. 23, 2013); Mroski v. LSI Corporation et al., C.A. No. 9197-VCN (Dec. 23, 2013); Slomovic v. LSI Corporation, et al., C.A. No. 9202-VCN (Dec. 23, 2013); Northern California Pipe Trades Pension Plan v. Haggerty, et al., C.A. No. 9220-VCN (Jan. 2,

2014); and City of Orlando Police Pension Fund v. Haggerty, et al., C.A. No. 9244-VCN (Jan. 13, 2014), which we refer to collectively as the Delaware actions. On January 17, 2014, the Delaware Court of Chancery entered an order consolidating the Delaware actions into a single action captioned In re LSI Corporation Stockholders Litigation, C.A. No. 9175-VCN. The Court’s January 17, 2014 order also certified the LSI stockholder class, consisting of all persons who held LSI shares (excluding defendants named in the lawsuit and their immediate family members, any entity controlled by any defendant, and any successor in interest thereto) at any time during the period from and including August 12, 2013 through the date of the consummation of the merger.

The seven other lawsuits were filed in the Superior Court of the State of California, County of Santa Clara, and are captioned Waber v. LSI Corporation, et al., Case No. 1:13:257859 (Dec. 17, 2013); Tansey v. LSI Corporation, et al., Case No. 1:13:257860 (Dec. 17, 2013); Tolar v. LSI Corporation, et al., Case No. 1:13:257939 (Dec. 18, 2013); Cinotto v. LSI Corporation, et al., Case No. 1:13:257975 (Dec. 18, 2013); Cohen v. LSI Corporation, et al., Case No. 1:13:258030 (Dec. 19, 2013); Balter v. LSI Corporation, et al., Case No. 1:13:258113 (Dec. 20, 2013); and Yee v. LSI Corporation, et al., Case No. 1:13:258164 (Dec. 23, 2013), which we refer to collectively as the California actions. On January 3, 2014, LSI filed motions to stay the Waber, Tansey, Tolar, Cinotto and Balter actions pending the resolution of the more advanced Delaware actions. On January 16, 2014, LSI also filed a motion to stay the Cohen action, and the LSI directors who had been served with process filed joinders to the motions to stay in the Waber, Tansey, and Cinotto actions.

Each of the cases is purportedly brought on behalf of the LSI stockholder class. Collectively, the Delaware and California actions generally allege that the members of the Company’s board of directors breached their fiduciary duties in connection with the merger because the merger was not in the best interest of the Company, the merger consideration is unfair, and certain other terms of the merger agreement are unfair. Some of the actions allege that the Company, Avago, Avago USA and/or Merger Sub aided and abetted those alleged breaches of fiduciary duty. Among other remedies, the lawsuits seek to enjoin the merger, or in the event that an injunction is not entered and the merger closes, rescission of the merger or unspecified money damages, costs and attorneys’ fees. The Company and its board of directors believe these claims are entirely without merit, and intend to vigorously defend these actions.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 105.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding its terms and are not intended to provide any factual information about the Company, Avago, Merger Sub, Avago USA or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings that we or Avago make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 105 of this proxy statement. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement as of specific dates and solely for the benefit of parties to the merger agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”).

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Avago, Merger Sub, Avago USA or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s or Avago’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 105 of this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, Merger Sub will be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Avago USA.

The board of directors of the surviving corporation will be the directors of Merger Sub until the earlier of their resignation or removal or until their successors have been duly elected and qualified.

Subject to Avago USA’s and the surviving corporation’s commitments with respect to indemnification of the Company’s current and former directors and officers, at the effective time of the merger, (i) the certificate of incorporation of the surviving corporation will be amended and restated to be identical to the certificate of incorporation of the Merger Sub and (ii) the bylaws of the surviving corporation will be amended and restated to be identical to the bylaws of Merger Sub in effect immediately prior to the effective time of the merger until amended in accordance with their terms or by applicable laws.

Following the completion of the merger, the Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

Unless the parties otherwise agree in writing, the closing of the merger will take place no later than the third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement — Conditions to the Merger” beginning on page 86) has been satisfied (to the extent permitted by applicable law) or waived (other than those conditions that by their terms are not capable of being satisfied or waived until the closing of the merger, but subject to the satisfaction or waiver of such conditions), or at such other date and time as Avago USA and the Company have otherwise agreed in writing, unless the marketing period (as described in this section) has not ended at the time of the satisfaction or waiver of all conditions to closing (other than those conditions that by their nature are to be satisfied at the closing), in which case the closing shall not occur until the earlier to occur of (a) a date during the marketing period specified by Avago USA on three business days written notice to the Company and (b) the first business day following the final day of the marketing period.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the first half of 2014. The effective time of the merger will occur concurrently with the closing of the merger.

The marketing period is the first period of 15 consecutive calendar days on or after January 6, 2014, after which Avago USA and its financing sources have the required financing information described below. The marketing period shall end on or prior to August 15, 2014 or commence on or after September 2, 2014 and end on any earlier date that is the date on which the financing described in “The Merger Agreement — Financing of the Merger” beginning on page 53 is consummated. The marketing period may not commence and be deemed to have commenced prior to the date upon which the definitive proxy statement is mailed to our stockholders.

Required financing information consists of (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the closing date, and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days prior to the closing date, but excluding the fourth quarter of any fiscal year.

Treatment of Company Common Stock, Options, Restricted Stock and Restricted Stock Units

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will convert into the right to receive the per share merger consideration, without interest, less any required tax withholding. Shares of Company common stock held in treasury of the Company and each share of Company common stock owned by Avago USA or Merger Sub will be cancelled and retired without any conversion thereof and will cease to exist and no payment shall be made in respect thereof. Company common stock owned by stockholders who have properly exercised and perfected their demands for appraisal rights under the DGCL will not be converted into the right to receive the per share merger consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights” beginning on page 99.

Options

At the effective time of the merger, each Company option that is vested and unexercised immediately prior to the effective time of the merger (including any options that are not assumed and vest in connection with the merger by virtue of such non-assumption) will be cancelled immediately prior to the effective time of the merger and converted into the right to receive, with respect to each share previously subject to such option, the excess, if any, of the per share merger consideration over the exercise price per share of such option, without interest, less any required tax withholding. If the exercise price per share of any vested Company option is equal to or greater than the per share merger consideration, such Company option will be cancelled without any cash payment.

At the effective time of the merger, each Company option that is outstanding and unvested and held by a continuing employee or continuing service provider, will be assumed by Avago and converted into an option to purchase a number of Avago ordinary shares equal to the number of shares of Company common stock subject to such option multiplied by the Exchange Ratio (rounded down to the nearest whole share), and the exercise price for each Avago ordinary share underlying such option will be equal to the exercise price per share of Company common stock subject to such LSI stock option divided by the Exchange Ratio (rounded up to the nearest whole cent).

No outside director will be a continuing employee or a continuing service provider, and therefore, the Company options held by the outside directors, that are outstanding and unvested as of immediately prior to the effective time of the merger, will vest immediately prior to the effective time of the merger pursuant to the terms of the applicable Company equity incentive plan, which provides that options that are not assumed or replaced by the acquiring corporation in connection with a change in control of the Company will fully vest. At the effective time, outside directors will receive with respect to each share previously subject to such option, the excess, if any, of the per share merger consideration over the exercise price per share of such option, without interest, less any required tax withholding. If the exercise price per share of any such accelerated Company option is equal to or greater than the per share merger consideration, such Company option will be cancelled without any cash payment.

The Company expects that all of the currently serving Company executive officers will be continuing employees, and therefore, all of their unvested Company options will be assumed by Avago (without any accelerated vesting occurring by virtue of the merger itself and provided that the CIC Program may provide accelerated vesting if the merger is completed and a defined employment termination occurs with one year (or eighteen months in the case of Mr. Talwalkar) thereafter).

Restricted Stock

At the effective time of the merger, each share of Company restricted stock that is outstanding immediately prior to the effective time of the merger will be cancelled immediately prior to the effective time of the merger and converted into the right to receive a cash payment from Avago, upon the same vesting schedule as in place immediately prior to the effective time, equal to the merger consideration, without interest, less any required tax withholding.

Restricted Stock Units

At the effective time of the merger, each Company restricted stock unit that is outstanding immediately prior to the effective time of the merger and held by a continuing employee or a continuing service provider will be assumed by Avago and converted into a restricted stock unit denominated in the number of Avago ordinary shares equal to the number of shares of Company common stock underlying such LSI restricted stock unit multiplied by the Exchange Ratio (rounded down to the nearest whole share). The performance-based vesting criteria, if any, applicable to Company restricted stock units converted in connection with the merger, will be deemed met, at the effective time of the merger, at a level resulting in payout of target awards.

Each Company restricted stock unit that is not assumed will become fully vested and cancelled immediately prior to the effective time of the merger and will be converted into the right to receive the per share merger consideration, without interest, less any required tax withholding.

Dissenting Shares

Shares of our common stock which are issued and outstanding immediately prior to the effective time of the merger and held by a holder who is entitled to appraisal rights under Section 262 of the DGCL, and who has properly exercised his, her or its demand for appraisal in accordance with Section 262 of the DGCL shall not be converted into the right to receive the merger consideration but instead such holder shall be entitled to receive such consideration as determined in accordance with Section 262 of the DGCL. In the event that any such stockholder fails to perfect, or otherwise waived, effectively withdrew or lost his or her right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determined that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the shares held by such stockholder will be converted into and represent only the right to receive the merger consideration. We have agreed to give Avago USA prompt written notice of any demands we receive for appraisal of shares of our common stock, and Avago USA has the opportunity to participate in all negotiations and proceedings with respect to such demands. We have agreed not to make any voluntary payment with respect to, or offer to settle, any such demands without the prior written consent of Avago USA.

Treatment of Employee Stock Purchase Plan

The Employee Stock Purchase Plan will not accept any new participants and the current offering period will end on the last day of the payroll period ending immediately prior to the effective time of the merger (if the current offering period does not end sooner pursuant to the terms of the Employee Stock Purchase Plan), which we refer to as the Final Exercise Date. On the Final Exercise Date, each participant’s account will be used to purchase shares of Company common stock in accordance with the terms of the Employee Stock Purchase Plan. The Employee Stock Purchase plan will terminate as of the Final Exercise Date.

Exchange and Payment Procedures

Prior to the effective time of the merger, Avago USA will designate a paying agent to handle the exchange of shares of Company common stock for the merger consideration and the payment for Company stock options, Company restricted stock and Company restricted stock units that are being cashed out and not assumed. At or immediately prior to the effective time of the merger, Avago USA will deposit (and Avago will cause Avago USA to deposit) with the paying agent all of the cash sufficient to pay the aggregate merger consideration, Company stock option consideration, Company restricted stock consideration and the Company restricted stock unit consideration. At any time after the effective time of the merger, shares of Company common stock (other than shares held (i) directly by Avago or Merger Sub or in treasury of the Company and (ii) by our stockholders who perfect their appraisal rights) will represent only the right to receive the merger consideration.

As promptly as practicable after the effective time of the merger, and in any event not later than the fifth business day following the effective time, the paying agent will mail to each record holder of Company common stock certificates a letter of transmittal specifying that delivery will be effected, and risk of loss and title to any such certificates will pass, only upon delivery of such certificates to the paying agent, and providing instructions for effecting the surrender of Company common stock certificates or book-entry shares in exchange for the merger consideration.

Our stockholders should not return stock certificates with the enclosed proxy card, and our stockholders should not forward stock certificates to the paying agent without a letter of transmittal.

After the effective time of the merger, shares of Company common stock will no longer be outstanding and will cease to exist, and each certificate or book-entry share that previously represented shares of Company common stock will represent only the right to receive the merger consideration as described above.

Following the date that is one year after the effective time of the merger, any portion of the funds held by the paying agent that remain unclaimed by our former stockholders, including the proceeds from investment thereof, shall be delivered to Avago USA. Thereafter, our former stockholders may look only to Avago USA or the surviving corporation (subject to abandoned property, escheat or similar laws) for payment with respect to the merger consideration.

At the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, such certificates will be cancelled and exchanged for payment of the merger consideration.

If the payment of the merger consideration is to be made to a person other than the registered holder of the certificate surrendered in exchange for the merger consideration, the certificate surrendered must be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the paying agent) and the person requesting such payment must pay the paying agent any applicable stock transfer or other taxes or establish to the reasonable satisfaction of Avago that such taxes have been paid or are not payable.

No interest will be paid or will accrue on any cash payable upon surrender of any Company common stock certificate or book-entry share.

Lost, Stolen or Destroyed Certificates

If any Company common stock certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will pay in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

Financing Covenant; Company Cooperation

Prior to the closing of the merger, Avago USA will use reasonable best efforts to arrange the debt financing and the note financing as promptly as practicable following the date of the merger agreement and to consummate the debt financing and the note financing on the closing date, including taking the following actions:

•

maintaining in effect the financing documents, except that Avago USA may replace or amend the financing documents so long as the replacements or amendments would not adversely impact or delay in any material respect Avago USA’s ability to consummate the merger, the debt financing or the note financing;

•	participation by senior management of Avago USA in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies;

•	satisfying on a timely basis all financing conditions that are within the control of Avago USA or any of its affiliates;

•

negotiating, executing and delivering definitive documentation evidencing the indebtedness that reflects the terms contained in the financing documents (including any “market flex” provisions related thereto) or on such other terms acceptable to Avago USA and its financing sources; provided that such other terms would not adversely impact or delay in any material respect the ability of Avago USA to consummate the merger, the debt financing or the note financing;

•

drawing the full amount of the debt financing and the note financing, in the event that all conditions to closing set forth in the merger agreement and the financing conditions have been satisfied or, upon funding would be satisfied; and

•	using reasonable best efforts to enforce the financing documents to cause any lender to provide such financing.

Avago USA is required to promptly notify us of any breach or repudiation by any party to the financing documents of which Avago USA becomes aware (except where doing so requires the disclosure of privileged information, including attorney-client privileged information).

If (i) the commitments with respect to all or a material portion of the debt financing or the note financing expire or terminate; (ii) all or any portion of the debt financing or the note financing becomes unavailable; or (iii) a party to the financing documents, other than Avago USA or its affiliates, breaches or repudiates the financing documents resulting in the debt financing or the note financing becoming unavailable, in each case, that excuses performance by Avago USA of its obligations under the financing documents and any related fee letters, which we refer to collectively as a financing failure event, then Avago USA will:

•	promptly notify the Company of such financing failure event and the reasons it has occurred;

•

use reasonable best efforts to obtain alternative financing from alternative financing sources on terms not materially less beneficial to Avago USA than the unavailable financing (giving effect to market flex provisions), in an amount sufficient to make the payments required at closing to consummate the transactions contemplated by the merger agreement; and

•	obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such alternative financing and the executed fee letter associated therewith.

We have agreed to reasonably cooperate in connection with Avago USA’s obtainment of the debt financing and the note financing as reasonably requested by Avago USA, including by:

•	participation in, and assistance with, the activities undertaken in connection with the syndication or marketing of the debt financing and the note financing;

•

participation by senior management of the Company and of our subsidiaries in, and assistance with, the preparation of rating agency presentations and a reasonable number of meetings with rating agencies;

•	timely delivery to Avago USA and its financing sources of certain Company financial information and documentation by the times required in the financing documents;

•

participation of our senior management in the negotiation of the applicable definitive documentation evidencing the indebtedness and the execution and delivery of the applicable definitive documentation evidencing the indebtedness;

•

taking such actions as may be required to permit any of our or our subsidiaries’ cash and marketable securities available at the consummation of the merger to be made available to finance, in part, the merger on the closing date; and

•	using reasonable best efforts to ensure that the debt financing and the note financing benefit from our and our subsidiaries’ existing lending relationships.

We will provide Avago USA and its financing sources with certain information necessary so that Company financial information and information relating to the Company contained in customary bank books, information memoranda and other customary marketing material we provide is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading.

Avago USA has agreed to promptly reimburse us for any reasonable and documented out-of-pocket expenses and costs incurred by us, our subsidiaries and representatives in connection with the arrangement of the debt financing and the note financing. Avago USA and Merger Sub have further agreed to indemnify and hold harmless each of us, our affiliates and representatives against any liabilities incurred in connection with the arrangement of the debt financing, the note financing, alternative financing or any other refinancing contemplated by the merger agreement, including any such liabilities incurred with respect to the use of our information in connection with such financing, alternative financing or other refinancing.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	the effectiveness of our and our subsidiaries’ certificates of incorporation, bylaws or similar organizational documents, and the absence of any violations under those documents;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•

the declaration of advisability of the merger agreement and the merger by our board of directors, and the approval of the merger agreement and the merger by our board of directors (subject only to the approval of our stockholders);

•	required governmental consents, approvals, notices and filings;

•	compliance with applicable laws, governmental orders, licenses, permits and consent decrees;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

•	our and our subsidiaries’ capitalization;

•	our SEC filings (including all amendments thereto) since January 1, 2011 and the financial statements included therein;

•	compliance with applicable requirements of the Exchange Act, and the Sarbanes-Oxley Act of 2002, and the listing and corporate governance rules and regulations of the NASDAQ;

•	the absence of any outstanding or unresolved comments in the comment letters received from the SEC staff with respect to our SEC filings;

•	our disclosure controls and procedures and internal controls over financial reporting;

•

the absence of a Company material adverse effect (as described below) since September 29, 2013 and the absence of certain other changes or events since September 29, 2013 through the date of the merger agreement;

•	the absence of certain undisclosed liabilities;

•	material contracts, the absence of any default or breach under any material contract, the absence of any right of renegotiation of any material contract;

•	compliance with applicable laws;

•	compliance with certain import and export restrictions by the Company and its subsidiaries;

•	compliance with restrictions on certain payments by the Company and its subsidiaries, including the federal Foreign Corrupt Practices Act of 1977;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	real property;

•	properties and liens;

•	intellectual property;

•	insurance coverage;

•	our possession of all material licenses and permits needed to carry on our businesses;

•	tax matters;

•	employee benefit plans;

•	certain employment and labor matters;

•	environmental matters;

•	the absence of any undisclosed related party transactions;

•	our most significant customers and suppliers;

•	the absence of any undisclosed broker’s or finder’s fees;

•

the receipt of an opinion from Qatalyst Partners to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the merger consideration to be received by the holders of shares of Company Common Stock (other than Avago USA and its affiliates) pursuant to the merger agreement is fair, from a financial point of view, to such holders; and

•	that our board of directors has taken all necessary action so that the restrictions of any takeover statutes do not apply to the merger agreement.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect,” which means any effect, event, change, occurrence, development or state of facts, (whether or not foreseeable as of the date of the merger agreement) that, individually, or when taken together with all other effects, events, changes, occurrences, developments or states of facts, has or would reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

However, in no event shall any of the following be considered in determining whether such material adverse effect has occurred or would reasonably be expected to occur:

•	so long as we and our subsidiaries, taken as a whole, are not disproportionately affected relative to other similarly situated participants in similar businesses:

•	any change in general economic or political conditions in the United States or any other country or region in the world in which the Company and its subsidiaries conduct business;

•

any change in the financial, credit or securities markets in general (including changes in interest rates and exchange rates) in the United States or any other country or region in the world in which the Company and its subsidiaries conduct business;

•	any events, circumstances, changes or effects that affect the industries in which any of the Company and its subsidiaries operate;

•

any change in GAAP, other applicable accounting rules or law applicable to the Company and its subsidiaries, the operation of the business of any of the Company or its subsidiaries, or any of their respective properties or assets; or

•	acts of war or terrorism, natural disasters and other similar events in the United States or any other country or region in the world in which the Company and its subsidiaries conduct business;

•	any changes in the market price or trading volume of the capital stock of the Company;

•

our entry into, announcement and pendency of the merger agreement and the transactions contemplated thereby and the performance of the merger agreement by the Company and its subsidiaries, including (in either case, arising out of the execution, delivery or performance of the merger agreement and the pendency of the transactions contemplated thereby):

•	any loss of revenue or earnings; or

•	any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees or investors;

•

the mere fact that we have failed to meet any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts (although the underlying events causing such failure may be considered); and

•

the existence of any litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement or the transactions contemplated thereby (although the facts and circumstances underlying such litigation may be considered).

The merger agreement also contains customary representations and warranties made by Avago that are subject to specified exceptions and qualifications contained in the merger agreement and certain confidential disclosures that Avago delivered to the Company concurrently with the execution of the merger agreement. The representations and warranties of Avago, Merger Sub and Avago USA to the Company under the merger agreement, relate to, among other things:

•	Avago’s, Merger Sub’s and Avago USA’s due organization, valid existence, good standing and corporate power;

•

the authority of Avago, Merger Sub and Avago USA to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Avago, Merger Sub and Avago USA;

•

the absence of (i) any conflict with or violation of the organizational documents of Avago, Merger Sub and Avago USA, or (ii) any conflict with or violation of applicable laws, as a result of the execution and delivery by Avago, Merger Sub and Avago USA of the merger agreement and consummation by Avago, Merger Sub and Avago USA of the merger;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	the absence of beneficial ownership of Company common stock;

•	brokers’ and financial advisors’ fees related to the merger; and

•	the financing commitments that Avago, Merger Sub and Avago USA would use to fund the merger consideration.

The representations and warranties in the merger agreement of each of the Company, Avago USA and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

We have agreed to certain covenants in the merger agreement restricting the conduct of our business between the date of the merger agreement and the effective time of the merger. In general, we and our subsidiaries have agreed that we will and will cause our subsidiaries to (i) carry on our business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to preserve intact our and our subsidiaries’ present business organizations, maintain in effect all material foreign, federal, state and local permits, keep available the services of our and our subsidiaries’ current officers and key employees and preserve our and our subsidiaries’ relationships with customers, lenders and suppliers and others having material business relationships with us and our subsidiaries.

We have also agreed that, except as (i) required under the merger agreement, (ii) set forth in the Company’s confidential disclosure schedule delivered to Avago concurrently with the execution of the merger agreement or (iii) pursuant to Avago USA’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to dividends or distributions by the Company), from the date of the merger agreement until the earlier of the effective time of the merger or termination of the merger agreement, we will not, and will not permit any of our subsidiaries to:

•	amend our certificate of incorporation or by-laws (or the equivalent organizational or governing documents of any of our subsidiaries);

•

declare, set aside or pay any dividends or other distribution in respect of, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, the securities of the Company or any of its subsidiaries, except for dividends declared and paid by any of our subsidiaries to us or to any of our subsidiaries in the ordinary course of business consistent with past practice;

•

issue, deliver, sell or authorize the issuance, delivery or sale of, the capital stock (or securities convertible or exchangeable into capital stock, or any options or other rights to acquire shares of capital stock or convertible or exchangeable securities) of us or our subsidiaries (except in accordance with the Company ESPP, upon the exercise of Company Options, or settlement of Company RSUs outstanding on the date of the merger agreement or in accordance with the terms of the merger agreement);

•

amend the terms of the capital stock of us or our subsidiaries (or securities convertible or exchangeable into capital stock, or any options or other rights to acquire shares of capital stock or convertible or exchangeable securities) other than in accordance with the terms of an employee benefit plan in effect on the date of the merger agreement;

•	incur any capital expenditures in excess of $20,000,000 in the aggregate in any fiscal quarter;

•

acquire, by merging or consolidating with, purchasing an equity interest in or otherwise, any material assets (including any intellectual property rights or other intangible assets), securities, properties, interests or businesses other than in the ordinary course of business consistent with past practice;

•

sell, lease, license or encumber any of the material assets (including intellectual property rights and other intangible assets), securities, properties, interests or businesses of us and our subsidiaries other than:

•	purchases and sales of patents with a fair market value of less than $1,000,000;

•	non-exclusive licenses of less than $2,000,000;

•

licenses to any intellectual property rights required by any standard setting organization, industry body or other group that is involved in setting, publishing or developing any industry standards of which we or any of our subsidiaries is a member; or

•	settlements not to exceed $3,000,000;

•	grant any exclusive licenses of any of our or our subsidiaries’ intellectual property rights without Avago USA’s prior written consent;

•

make any loans, advances or capital contributions to, or investments in any affiliate of us or our subsidiaries other than in the ordinary course of business consistent with past practice or any non-affiliate in an amount in excess of $2,000,000;

•

make any payments to any related person, other than in the ordinary course of business consistent with past practice or pursuant to an employee benefit plan in effect on the date of the merger agreement or otherwise permitted to be established in accordance with the terms of the merger agreement;

•

incur any indebtedness, guarantee or repay, redeem or repurchase such indebtedness other than letters of credit issued and maintained by us in the ordinary course of business consistent with past practice, loans or advances solely among us and our subsidiaries and indebtedness outstanding as of the date of the merger agreement;

•

enter into, modify or amend in any material respect, fail to renew or default any material contract or waive, release or assign any material rights or claims with respect to any material contract outside the ordinary course of business consistent with past practice;

•

fail to maintain, or allow to lapse, or abandon any material intellectual property rights used in or otherwise material to the conduct of our and our subsidiaries’ business as currently conducted, taken as a whole;

•

except as required pursuant to existing written agreements or Company benefit plans, or written agreements for newly hired employees entered into in the ordinary course of business or as otherwise required by law:

•	grant or increase any change-in-control, severance or termination pay to (or amend any such existing arrangement with) any of our or our subsidiaries’ directors, officers, consultants or employees;

•	increase benefits payable under any existing change-in-control, severance or termination pay policies;

•	except as required by law, establish, adopt or amend any collective bargaining or work council agreement;

•

except as required by law establish, adopt or amend any bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other employee plan covering any of our or our subsidiaries’ directors, officers, advisors, consultants or employees; or

•

increase compensation, bonus, commission or other benefits payable to any of our or our subsidiaries’ directors, officers or employees, except in the ordinary course of business consistent with past practice;

•	change our financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law and has been agreed to by our independent auditors;

•

commence, settle or offer to settle any action, suit, litigation, arbitration, proceeding, hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other governmental authority against us or any of our subsidiaries other than the following, in each case, other than in the ordinary course of business:

•	certain legal proceedings disclosed to Avago USA;

•	any settlement not requiring payment in excess of $3,000,000 as its sole remedy;

•	any stockholder litigation or dispute against us, our subsidiaries or any of our officers or directors; or

•	any proceeding relating to the transactions contemplated by the merger agreement;

•

make or change any material tax election, settle or compromise any claim, notice, audit report or assessment in respect of material taxes, change any annual tax accounting period, adopt or change any material accounting method for taxes, or file any material amended tax return;

•

enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement (other than any customary tax gross-up and indemnification provisions in credit agreements, leases, supply agreements and similar agreements entered into in the ordinary course of business), pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material taxes;

•	surrender or forfeit any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	form or acquire any subsidiaries; or

•	agree, authorize or commit to do any of the foregoing.

Proxy Statement

We have agreed to use all reasonable best efforts to file our preliminary proxy statement with the SEC as promptly as practicable following the date of the merger agreement. We have also agreed to promptly notify Avago USA of any comments or requests for amendments or supplements we receive from the SEC and provide Avago USA with copies of all correspondence between us or our representatives and the SEC. We have agreed to use our reasonable best efforts to promptly respond to any SEC comments to our preliminary proxy statement, and we have agreed to mail our definitive proxy statement to our stockholders as promptly as reasonably practicable (and in any event within five business days) after the date the SEC staff advises that it has no further comments (or the expiration of the 10-day waiting period). In addition, we and Avago USA have agreed to cooperate in preparing and filing any amendments or supplements to this proxy statement required prior to the effective time.

Stockholders Meeting

We are required to take all action in accordance with Delaware law and our certificate of incorporation and bylaws necessary to duly call, give notice of and convene a meeting of our stockholders as promptly as reasonably practicable, and in no event later than 45 days following the date of clearance by the SEC of this proxy statement, to consider and vote upon the adoption of the merger agreement, provided however, that we may elect not to take such actions if our board of directors effects a change of board recommendation in compliance with our obligations described at page 79 of this proxy statement under the heading “The Merger Agreement — No Solicitation of Acquisition Proposals.” Subject to the provisions described at page 79 of this proxy statement under the heading “The Merger Agreement — No Solicitation of Acquisition Proposals,” our board of directors will recommend that our stockholders vote to adopt the merger agreement, include such recommendation in this proxy statement, and will solicit adoption of the merger agreement.

No Solicitation of Acquisition Proposals

We have agreed to immediately cease any activities, discussions or negotiations with any parties that may have been ongoing with respect to an acquisition proposal (as defined below), and to instruct such parties to return to us or destroy any confidential information that had been provided in any such activities, discussions or negotiations.

From the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, we have agreed to not, and will cause our subsidiaries, and our and our subsidiaries’ respective representatives, not to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal, or offer that constitutes or could reasonably be expected to lead to an acquisition proposal;

•

enter into, participate in, maintain or continue any discussions or negotiations relating to, any acquisition proposal with any third party, other than solely to state that the Company, its subsidiaries and their representatives are prohibited from engaging in any such discussions or negotiations;

•

furnish to any third party any non-public information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an acquisition proposal from such third party, other than any information disclosed in the ordinary course consistent with past practices and not known by us to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an acquisition proposal;

•	accept any acquisition proposal or enter into any agreement, arrangement or understanding relating to any acquisition proposal; or

•	submit any acquisition proposal or any matter related thereto to the vote of our stockholders.

However, at any time prior to obtaining stockholder approval of the proposal to adopt the merger agreement and so long as we are not in material breach of our non-solicitation obligations under the merger agreement, in the event that we receive, a bona fide written acquisition proposal, we and our board of directors may engage in negotiations or discussions with, or furnish any information to, any third party making such acquisition proposal and its representatives if our board of directors determines in good faith, after consultation with its outside legal and financial advisors, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal and that such action is necessary to comply with our directors’ fiduciary duties to our stockholders under the DGCL. We may not and shall not allow any of our subsidiaries or our or our subsidiaries’ respective representatives to furnish any information to any such third party making the acquisition proposal without first entering into a confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party by or on our or our subsidiaries’ behalf and containing standstill provisions no less favorable to us than the standstill provisions contained in the confidentiality agreement we entered into with Avago, and promptly providing to Avago USA any such information provided to such third party. These standstill provisions would not restrict such third party from proceeding with their proposal, requesting and receiving non-public information about us and our subsidiaries, engaging in discussions with us with respect to the proposal and, if our board determines that the proposal constitutes a superior proposal and provided that we comply with our non-solicitation obligations under the merger agreement, entering into a definitive agreement with us with respect to the proposal.

The merger agreement provides that prior to obtaining the approval of our stockholders of the proposal to adopt the merger agreement, our board of directors may change its recommendation that our stockholders vote to adopt the merger agreement if our board of directors has determined in good faith, after consultation with its outside counsel, that, in light of an intervening event (as defined below) and taking into account the results of any negotiations with Avago USA and any resulting offer from Avago USA, that such action is necessary to comply with fiduciary duties owed by our board of directors to our stockholders under the DGCL. However, our board of directors may not withdraw, modify or amend its recommendation that our stockholders vote to adopt the merger agreement with respect to an intervening event unless:

•

we have notified Avago, at least four business days in advance, of our board of directors’ intent to change its recommendation that our stockholders vote to adopt the merger agreement and specifying our board of directors’ reasons for proposing to change its recommendation to our stockholders with respect to the merger agreement;

•

during the four business day period following such written notice described above, we shall have and shall have caused our representatives to have, engaged in good faith negotiations with Avago USA (to the extent Avago USA desires to negotiate) to make such adjustments to the terms of the merger agreement to obviate the need for our board of directors to change its recommendation that our stockholders vote to adopt the merger agreement; and

•

during the four business day period following such written notice described above, Avago shall not have made a written, binding and irrevocable offer to modify the terms of the merger agreement that our board of directors has determined in good faith, after consultation with its outside counsel and its financial advisor, would obviate the need for our board of directors to change its recommendation that our stockholders vote to adopt the merger agreement.

For the purposes of the merger agreement, the term “intervening event” means any event, fact, circumstance, development or occurrence that is material to us and our subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of the merger agreement by us) that was not known to our board of directors nor reasonably foreseeable by our board of directors on or prior to the date of the merger agreement, which event, fact, circumstance, development or occurrence becomes known to our board of directors prior to obtaining the approval of our stockholders of the proposal to adopt the merger agreement, except that no event, fact, circumstance, development or occurrence resulting from or relating to any of the following shall give rise to an intervening event:

•	any acquisition proposal;

•

the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of the merger agreement, the identity of Avago, Avago USA or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated by the merger agreement;

•

any change in the trading price or trading volume of Company Common Stock on NASDAQ or any change in the Company’s credit rating (although any underlying facts, events, changes, developments or set of circumstances may be considered, along with the effects or consequences thereof);

•

the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (although any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof);

•	changes in GAAP, other applicable accounting rules or applicable law or changes in the interpretation thereof after the date of the merger agreement; or

•

any changes in general economic or political conditions, or in the financial, credit or securities markets in general, including changes in interest rates, exchange rates, stock, bond and/or debt prices.

The merger agreement provides that prior to obtaining the approval of our stockholders of the proposal to adopt the merger agreement, our board of directors, with respect to an acquisition proposal it receives from a third party, may (i) change its recommendation that our stockholders vote to adopt the merger agreement and (ii) terminate the merger agreement in order to execute or otherwise enter into a binding definitive agreement to effect a transaction constituting a superior proposal if:

•	our board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that such acquisition proposal constitutes a superior proposal;

•

our board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that such action is necessary to comply with our directors’ fiduciary duties to our stockholders under the DGCL;

•	we have notified Avago USA in writing, at least four business days in advance, of such proposed termination, which notice shall:

•	specify the material terms and conditions of such superior proposal;

•	identify the party making such superior proposal; and

•	include a copy of the relevant proposed transaction agreements with the party making such superior proposal and all other material documents with respect to such Superior Proposal;

•

during the four business day period following such written notice described above, we shall have, and shall have caused our representatives to have, engaged in good faith negotiations with Avago USA (to the extent Avago USA desires to negotiate) to make such adjustments to the terms of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal; and

•

at the end of such four business day period our board of directors determined in good faith, after consultation with its outside counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement which Avago has offered in writing) that the acquisition proposal continues to be a superior proposal.

If the merger agreement is terminated in such a circumstance, we are required to pay Avago USA the Company termination fee of $200 million prior to or concurrently with such termination as more fully described below.

Any revision to the superior proposal will be deemed to be a new acquisition proposal for purposes of the solicitation obligations described above, and we must deliver a new written notice to Avago USA and again comply with the above requirements, except that the four business day notice period would be reduced to two business days with respect to such revised superior proposal.

Upon execution of the merger agreement, all standstill provisions in the confidentiality agreements entered into by the Company with Party A, Party B and Party C terminated automatically in accordance with their terms.

For the purposes of the merger agreement, the term “acquisition proposal” is defined as, other than the transactions contemplated by the merger agreement or other proposal or offer from Avago, Avago USA or any of their subsidiaries, any expression of interest, proposal or offer (whether or not in writing) involving: (i) the sale, lease, exchange, transfer, license, disposition (including by way of liquidation or dissolution of one or more of us or our subsidiaries) or acquisition of any business or businesses or assets that, in any such case, constitute or account for 15% or more of the consolidated net revenues, net income or net assets of us and our subsidiaries, taken as a whole; or (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (other than any such transaction by any of our subsidiaries by or with us or any other of our subsidiaries) (A) in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of our voting securities or (B) in which we issue securities representing more than 15% of any class of our outstanding voting securities.

For the purposes of the merger agreement, the term “superior proposal” is defined as any bona fide written acquisition proposal (with all references to 15% in the definition of acquisition proposal being treated as references to 50%) that is made by a third party that our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account (i) all financial, regulatory, legal and other aspects of such acquisition proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and (ii) any adjustment to the terms and conditions of the merger agreement agreed to by Avago USA and Avago in writing.

Filings; Other Actions; Notification

We, Avago, Avago USA and Merger Sub will cooperate with each other and use our respective reasonable best efforts to consummate and make effective the transactions contemplated by the merger agreement and to cause the conditions to the closing of the merger agreement to be satisfied, including:

•

take, or cause to be taken, all appropriate actions and do, or cause to be done, and to assist and cooperate with the other parties to the merger agreement in doing all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable; and

•

obtain from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Avago or any of its subsidiaries or us or any of our respective subsidiaries, or to avoid any legal proceeding by any governmental authority, in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby.

We, Avago, Avago USA and Merger Sub have agreed, subject to certain exceptions and applicable law, to:

•

make all necessary registrations, declarations, submissions and filings, and thereafter make any other required registrations, declarations, submissions and filings, and pay any fees due in connection therewith, with respect to the merger agreement and the transactions contemplated thereby required under the Exchange Act, any other applicable federal or state securities laws, the HSR Act, any other applicable antitrust laws, and any other applicable law;

•

take, or cause to be taken, such actions and agree to any reasonable action, restriction or condition as may be requested or required by any governmental authority in connection with obtaining any affirmative approval or clearance required under any antitrust laws in the People’s Republic of China, the Russian Federation and the Federal Republic of Germany, except if any of the aforementioned actions, either individually or in the aggregate, are or would reasonably be expected to be significant to the business of us and our subsidiaries, taken as a whole;

•

make appropriate filings with CFIUS pursuant to the DPA with respect to the transactions contemplated by the merger agreement and comply with any additional requests for information by any antitrust authority or CFIUS;

•

take, or cause to be taken, such actions and agree to any reasonable action, restriction or condition to mitigate any national security concerns as may be requested or required by CFIUS or any other agency or branch of the U.S. government in connection with, or as a condition of, obtaining clearance of the transaction by CFIUS, except if any such actions, either individually or in the aggregate, are or would reasonably be expected to be significant to the business of us and our subsidiaries, taken as a whole;

•

give notices to third parties and to use our reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the merger, except that (i) without the prior written consent of Avago USA, which shall not be unreasonably withheld, conditioned or delayed, neither we nor any of our subsidiaries shall pay or commit to pay to such third party whose approval or consent is being solicited any material cash or other consideration or incur any material liability or other obligation due to such person, other than any payments which are expressly required pursuant to the terms of such contract with such person in effect as of the date of the merger agreement and (ii) none of Avago, Avago USA or Merger Sub shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation; and

•

keep the other party apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including furnishing copies of notices or communications received by Avago USA or by us from any third party and/or any governmental entity with respect to the transactions contemplated by the merger agreement.

In connection with the receipt of any necessary approvals or clearances of a governmental authority, neither Avago nor the Company is required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner (or agree to do the same) or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Avago, the Company or their respective subsidiaries or affiliates.

Neither we nor Avago USA will permit any of our respective officers or representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry without consulting with the other party in advance and, to the extent permitted by such governmental entity, giving the other party the opportunity to participate at such meeting.

Employee Benefit Matters

Avago has agreed that it will, and will cause the surviving corporation for a one-year period commencing at the effective time of the merger to provide continuing employees of the Company with base salary, bonus opportunity, severance, health and welfare benefits that are no less favorable than the base salary, bonus opportunity, severance, health and welfare benefits in effect as of immediately prior to the effective time of the merger. Furthermore, Avago has agreed that it will, and will cause the surviving corporation for a one-year period commencing at the effective time of the merger to honor, and to refrain from amending or terminating, the Company’s change in control and severance plans and policies.

Each continuing employee of the Company will be credited with his or her years of service with us before the consummation of the merger to the same extent as under any similar Company benefit plan, for purposes of eligibility, vesting, vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by Avago or the surviving corporation or any subsidiary thereof, excluding for the purposes of benefit accrual under any defined benefit pension plan or frozen benefit plan or vesting under any equity incentive plan.

For the purposes of each benefit plan of Avago or the surviving corporation or any subsidiary thereof providing medical, dental, pharmaceutical, vision and/or health benefits, which we refer to as the Parent Plans, Avago will use reasonable best efforts to cause (a) all pre-existing condition exclusions, actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements of the Parent Plans to be waived for such employee and his or her covered dependents to the extent such exclusions or requirements would have been waived or satisfied under any Company benefit plan as of the closing of the merger and (b) any deductible, co-insurance and covered out-of-pocket expenses incurred under any Company benefit plan during the portion of the plan year until the effective time of the merger to be taken into account for purposes of satisfying the corresponding deductible, co-insurance and maximum out-of-pocket provisions after the closing of the merger under any applicable Parent Plan in the applicable plan year.

As soon as administratively practicable after the effective time of the merger, all participants in any Company 401(k) plan will become participants in the comparable 401(k) Plan of Avago or an affiliate of Avago.

Public Announcements

We and Avago USA have agreed that, in connection with a change of board recommendation, we will not issue any press release or make a public announcement with respect to the merger, merger agreement or other transactions contemplated by the merger agreement without the consent of the other party (which is not to be unreasonably withheld or delayed) unless such press release or announcement is required by law, in which case, the applicable party shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such press release or announcement prior to its issuance.

Notices of Events

We have agreed to promptly notify Avago USA of:

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

•

any notice or other communication from any governmental authority delivered in connection with the transactions contemplated by the merger agreement or indicating that a material permit of ours is revoked or about to be revoked or that a permit is required in any jurisdiction in which such material permit of ours has not been obtained;

•

any actions, suits, claims, investigations or proceedings commenced or, to our knowledge, threatened against, relating to or involving or otherwise affecting us or any of our subsidiaries, that, if pending on the date of the merger agreement, we would have been required to disclose to Avago USA in connection with our representations and warranties in the merger agreement, or that relate to the consummation of the transactions contemplated by the merger agreement;

•

any inaccuracy in or breach of any representation, warranty or covenant contained in the merger agreement such that Avago USA’s conditions to consummating the merger related to our representations and warranties would not be satisfied;

•	any written notice from NASDAQ asserting any non-compliance with any applicable listing and other rules and regulations of NASDAQ; and

•	any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to consummation of the merger impossible, unlikely or materially delayed.

Avago, Avago USA and Merger Sub have agreed to promptly notify us of:

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

•	any notice or other communication from any governmental authority delivered in connection with the transactions contemplated by the merger agreement;

•

any actions, suits, claims, investigations or proceedings commenced or, to Avago USA’s knowledge, threatened against, relating to or involving or otherwise affecting Avago, Avago USA or Merger Sub that relate to the consummation of the transactions contemplated by the merger agreement;

•

any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement such that our conditions to consummating the merger related to the representations and warranties of Avago, Avago USA and Merger Sub would not be satisfied; and

•	any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to consummation of the merger impossible, unlikely or materially delayed.

Conditions to the Merger

The respective obligations of Avago, Avago USA, Merger Sub and us to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	approval by our stockholders of the proposal to adopt the merger agreement;

•

expiration or termination of any applicable waiting periods under the HSR Act and, on the date of the closing of the merger, there shall not be in effect any voluntary agreement between Avago USA and the FTC or the DOJ pursuant to which the parties have agreed not to consummate the merger for any period of time;

•	receipt of required approval or clearance under the antitrust laws of the People’s Republic of China, the Russian Federation and the Federal Republic of Germany; and

•

the absence of any order, injunction or decree issued by any court or governmental entity in effect which prohibits or prevents the consummation of the merger on the terms contemplated in the merger agreement, and any law enacted or deemed applicable, that makes illegal the consummation of the merger.

The obligations of Avago, Avago USA and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Avago USA at or prior to the effective time of the merger of the following additional conditions:

•

our representations and warranties in the merger agreement regarding our and our subsidiaries’ corporate existence, power and good standing, our authority to enter into the merger agreement, capitalization (which will be accurate in all material respects if the Company’s fully diluted capitalization does not exceed by more than 1,000,000 shares the Company’s fully diluted capitalization as set forth in the merger agreement), receipt of the fairness opinion from Qatalyst Partners and the inapplicability of antitakeover statutes must, if qualified by materiality or “Company material adverse effect”, be accurate in all respects or, if not so qualified by materiality or “Company material adverse effect”, have been accurate in all material respects, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties made as of a specific date, in which case they shall be true and correct in all material respects, as applicable, as of such earlier date);

•

our other representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or Company material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger (or, to the extent expressly made as of a specific date, as of such earlier date), except where the failure to be true and correct has not had and would not be reasonably expected to have, individually or in the aggregate, a Company material adverse effect;

•	we must have performed in all material respects our obligations under the merger agreement that are required to be performed by us at or prior to the effective time of the merger;

•

from the date of the merger agreement until the effective time of the merger, there must not have occurred any change, event or occurrence that has had or would be expected to have, individually or in the aggregate, a Company material adverse effect;

•	we must have delivered to Avago USA a certificate to the effect that the conditions in the preceding four bullet points have been satisfied;

•	we must deliver written resignations of all directors of the Company, effective as of the date of the closing of the merger;

•

there shall not be pending by any governmental authority any legal proceeding that seeks to prevent the consummation of the merger or that seeks to require the taking of any action or the imposition of any remedy that is not required of Avago in “The Merger Agreement: Filings; Other Actions; Notification” on page 83; and

•

any review or investigation by CFIUS of the transactions contemplated by the merger agreement shall have been concluded, and either (i) the parties shall have received written notice that a determination by CFIUS has been made that there are no unresolved issues of national security in connection with the transactions contemplated by this Agreement, or (ii) the President of the United States shall have determined not to use his powers pursuant to the DPA to unwind, suspend or prohibit the consummation of the transactions contemplated by the merger agreement.

Our obligation to effect the merger is subject to the satisfaction or waiver (in writing) by us at or prior to the effective time of the merger of the following additional conditions:

•

the representations and warranties of Avago, Avago USA and Merger Sub in the merger agreement regarding Avago’s, Avago USA’s and Merger Sub’s corporate existence, power and good standing, Avago’s, Avago USA’s and Merger Sub’s authority to enter into the merger agreement, the absence of (i) any conflict with or violation of the organizational documents of Avago, Merger Sub and Avago USA, or (ii) any conflict with or violation of applicable laws, as a result of the execution and delivery by Avago, Merger Sub and Avago USA of the merger agreement and consummation by Avago, Merger Sub and Avago USA of the merger must, if qualified by materiality, be accurate in all respects or, if not so qualified by materiality, have been accurate in all material respects, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties made as of a specific date, in which case they shall be true and correct in all material respects, as applicable as of such earlier date);

•

the other representations and warranties of Avago, Avago USA and Merger Sub set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or similar qualifications, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger (or, to the extent expressly made as of a specific date, as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Avago, Avago USA and Merger Sub to consummate the merger;

•

each of Avago, Avago USA and Merger Sub must have performed or complied in all material respects with their respective obligations under the merger agreement required to be performed or complied with by them on or prior to the effective time of the merger; and

•	Avago USA must have delivered to us a certificate to the effect that the conditions in the preceding three bullet points have been satisfied.

Termination

We and Avago USA may, by mutual written agreement, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

Either Avago USA or we may also terminate the merger agreement at any time prior to the effective time of the merger if:

•	the Merger has not been consummated on or before September 23, 2014, which date we refer to as the end date;

•

any governmental entity having competent jurisdiction shall have issued any order, injunction or other decree or taken any other action (including failure to have taken an action), in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the merger; or

•

the affirmative vote of the holders of outstanding Company common stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company common stock to adopt the merger agreement and approve the transactions contemplated by the merger agreement is not obtained at the special meeting or any adjournment or postponement thereof at which the merger agreement and the transactions contemplated by the merger agreement have been voted upon, provided that a party shall not be permitted to terminate the merger agreement for this reason if the failure to obtain such stockholder approval results from a breach of the merger agreement by such party at or prior to the closing of the merger.

We may also terminate the merger agreement if:

•

(i) any representation or warranty of Avago, Avago USA or Merger Sub set forth in the merger agreement is inaccurate or becomes inaccurate following entry into the merger agreement or (ii) Avago, Avago USA or Merger Sub breach their covenants and obligations under the merger agreement in any material respect, in each case, such that our closing conditions related to such representations, warranties, covenants or obligations would not be satisfied, except if such inaccuracy or breach is curable by Avago, Avago USA or Merger Sub during the 30 day period after we notify Avago USA of such inaccuracy or breach, we may not terminate the merger agreement as a result of such breach or failure before the expiration of such 30 day notice period unless Avago, Avago USA or Merger Sub are no longer continuing to exercise reasonable best efforts to cure such breach or inaccuracy;

•

(i) the marketing period has ended, (ii) all of the other conditions to closing of the merger (other than conditions which are to be satisfied by actions taken at the closing of the merger) have been satisfied, (iii) the Company has irrevocably confirmed in writing that the Company is prepared to consummate the merger, and (iv) Avago USA fails to consummate the merger within three business days after the delivery of such notice and the Company stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement to occur at the consummation of the merger through the end of such three-day period; or

•

at any time before our stockholders adopt the merger agreement, (i) our board of directors determines to enter into an alternative acquisition agreement with respect to a superior proposal and (ii) we have complied in all material respects with the non-solicitation, notice and other requirements of the merger agreement described under “The Merger Agreement — No Solicitation of Acquisition Proposals” beginning on page 79 (provided that we pay to Avago USA the termination fee of $200 million, in circumstances described under “The Merger Agreement — Termination Fees” beginning on page 89).

Avago USA may also terminate the merger agreement if:

•	there shall have occurred a Company material adverse effect;

•	a triggering event, as defined below, occurs; or

•

(i) any of our representations or warranties in the merger agreement is inaccurate or becomes inaccurate following entry into the merger agreement or (ii) we breach our covenants and obligations under the merger agreement in any material respect, in each case such that the closing conditions of Avago, Avago USA and Merger Sub related to such representations, warranties, covenants or agreements would not be satisfied except if such breach or failure is curable by us during the 30 day period after Avago USA notifies us of such inaccuracy or breach, Avago USA may not terminate the merger agreement as a result of such breach or failure before the expiration of such 30 day notice period unless we are no longer continuing to exercise reasonable best efforts to cure such breach or inaccuracy.

For the purposes of the merger agreement, a “triggering event” shall be deemed to have occurred if: (i) our board of directors shall have effected a change of board recommendation; (ii) we shall have failed to include in this proxy statement our board of directors’ recommendation that our stockholders vote to adopt the merger agreement or a statement to the effect that our board of directors has determined that the merger is in the best interests of our stockholders; (iii) our board of directors shall have approved, endorsed or recommended an acquisition proposal; (iv) we shall have entered into any letter of intent or any other contract relating to an acquisition proposal, other than a confidentiality agreement permitted pursuant to the terms of our non-solicitation obligations under the merger agreement; (v) a tender or exchange offer relating to our securities shall have been commenced and we shall not have sent to our stockholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vi) an acquisition proposal is publicly announced, and we fail to issue a press release reaffirming our board of directors’ recommendation that our stockholders vote to adopt the merger agreement within ten business days after such acquisition proposal is announced; or (vii) any of the Company, its subsidiaries or their representatives shall have breached in any material respect our non-solicitation obligations described in “The Merger Agreement — No Solicitation of Acquisition Proposals” on page 79.

Termination Fees

Company Termination Fee.    We will pay Avago USA a termination fee equal to $200 million if:

•	the merger agreement is terminated by us or Avago USA because:

•	the merger is not consummated by the end date;

•	an acquisition proposal has been made after our entry into the merger agreement and has not been withdrawn prior to the termination of the merger agreement; and

•	within 12 months of the termination of the merger agreement, we:

•

enter into a definitive agreement for the consummation of an acquisition proposal and such acquisition proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period); or

•	consummate an acquisition proposal;

•	the merger agreement is terminated by us or Avago USA because:

•

the affirmative vote of the holders of outstanding Company common stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company common stock to adopt the merger agreement and approve the transactions contemplated by the merger agreement is not obtained at the special meeting or any adjournment or postponement thereof at which the merger agreement and the transactions contemplated by the merger agreement have been voted upon;

•

an acquisition proposal has been made after our entry into the merger agreement and has not been withdrawn prior to the date of the special meeting or any adjournment or postponement thereof at which the merger agreement and the transactions contemplated by the merger agreement have been voted upon;

•

such acquisition proposal was publicly disclosed prior to the date of the special meeting or any adjournment or postponement thereof at which the merger agreement and the transactions contemplated by the merger agreement have been voted upon; and

•	within 12 months of the termination of the merger agreement, we:

•

enter into a definitive agreement for the consummation of an acquisition proposal and such acquisition proposal is subsequently consummated regardless of whether such consummation occurs within the 12-month period; or

•	consummate an acquisition proposal;

•	the merger agreement is terminated by Avago USA because a triggering event has occurred; or

•

the merger agreement is terminated by us prior to the adoption of the merger agreement by the affirmative vote of the holders of outstanding company common stock representing at least a majority of all the votes entitled to be cast thereon because:

•	our board of directors determines to enter into an alternative acquisition agreement with respect to a superior proposal; and

•

we have complied in all material respects with the non-solicitation, notice and other requirements of the merger agreement described under “The Merger Agreement — No Solicitation of Acquisition Proposals” beginning on page 79.

For purposes of these provisions, references to 15% in the definition of “acquisition proposal” are deemed to be references to 50%.

If the merger agreement is terminated under circumstances in which the Company termination fee is payable, Avago USA’s receipt of the Company termination fee and the payment of any amounts described in “The Merger Agreement — Expenses” on page 91, shall be the sole and exclusive remedy of Avago, Avago USA and Merger Sub against us and any of our former, current and future affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other representatives, which we refer to as the Company parties, for any losses or damages arising from or relating to the merger agreement, any breach of any representation, warranty, covenant or agreement in the merger agreement or the failure of the merger to be consummated, and none of the Company parties shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Avago Termination Fee.    Avago USA will pay us the Avago termination fee of $400 million if we terminate the merger agreement because:

•	the marketing period has ended,

•	all of the other conditions to closing of the merger (other than conditions which are to be satisfied by actions taken at the closing of the merger) have been satisfied;

•	the Company has irrevocably confirmed in writing that the Company is prepared to consummate the merger, and;

•

Avago USA fails to consummate the merger within three business days after the delivery of such notice and the Company stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement to occur at the consummation of the merger through the end of such three-day period.

Our right to receive the Avago termination fee is our and our subsidiaries’ sole and exclusive remedy against Avago, Avago USA, Merger Sub or any of their respective former, current or future affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives, which we refer to as the Avago parties, and any of the debt financing or note financing sources and their respective affiliates, representative, successors and assigns, which we refer to as the lender group, for any losses and damages arising from or relating to the merger agreement or for any breach of any representation, warranty, covenant or agreement in the merger agreement or the failure of the merger to be consummated, and none of the Avago parties or members of the lender group shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby, except that Avago USA shall remain obligated for any expense reimbursement and indemnification obligations described in “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 92.

If Avago, Avago USA or Merger Sub fails to consummate the merger for any or no reason or otherwise breaches the merger agreement or fails to perform thereunder, then our sole and exclusive remedy against Avago, Avago USA, Merger Sub or any member of the lender group for any breach, loss or damage is to terminate this Agreement and either (i) receive payment of the Avago termination fee and any other applicable amounts, upon payment of which, no person shall have any rights or claims against Avago, Avago USA or Merger Sub under the merger agreement, the financing documents, and none of Avago, Avago USA or Merger Sub shall have any further liability relating to or arising out of this merger agreement or the merger (including the financing thereof), or (ii) seek damages in respect of a willful, intentional and material breach of the merger agreement where the breaching party has knowledge that the action taken or not taken constitutes a breach of the merger agreement, which we refer to as a willful breach.

In no event shall we be allowed to seek any losses or damages from, or otherwise bring any legal proceeding against, Avago, Avago USA or Merger Sub in connection with the merger agreement or the merger, other than to recover (i) payment of the Avago termination fee, (ii) other applicable amounts or damages in respect of a willful breach by Avago, Avago USA or Merger Sub and (iii) other amounts related to Avago USA’s expense reimbursement and indemnification obligations described in “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 92, if any.

While we may pursue both a grant of specific performance and either the payment of (i) the Avago termination fee or (ii) damages in respect of a willful breach by Avago, Avago USA or Merger Sub, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and monetary damages, including all or any portion of the Avago termination fee or damages in respect of a willful breach.

We, on behalf of ourselves and each of our stockholders, partners, members, affiliates, directors, officers, employees, controlling persons and other representatives, which we refer to as an LSI related party, agree that none of the lender group shall have any liability or obligation to any LSI related party in connection with the financing of any portion of the financing of the merger.

Expenses

In general, all expenses, including attorneys’ fees, incurred in connection with the merger agreement and the transactions contemplated therein shall be paid by the party incurring them, except that Avago USA and we will share equally all fees and expenses incurred in connection with filing the premerger notification and report forms relating to the merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

In the event that the Company termination fee or the Avago termination fee is payable, any amounts that either we or Avago USA are required to pay to the other party to ensure that fees incurred in connection with filing the premerger notification and report forms relating to the merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation are shared equally, are payable in addition to the Company termination fee or the Avago termination fee, as applicable.

Remedies

The parties are entitled to specific performance, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

If the merger agreement is terminated under circumstances in which the Avago termination fee is paid to us, we will not be entitled to seek or obtain (i) specific performance to enforce the observance or performance of, (ii) an injunction restraining the breach of, or (iii) damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of Avago, Avago USA or Merger Sub.

If the merger agreement is terminated under circumstances in which the Company termination fee is paid to Avago USA, none of Avago, Avago USA or Merger Sub will be entitled to seek or obtain (i) specific performance to enforce the observance or performance of, (ii) an injunction restraining the breach of, or (iii) damages or any other remedy at law or in equity relating to any breach of, any of our covenants or obligations.

Subject to our right to seek specific performance of Avago’s and Avago USA’s obligation to enforce the debt commitment in accordance with merger agreement, the merger agreement allows us to obtain specific performance of Avago USA’s or Merger Sub’s obligation to consummate the merger only if each of the following conditions applicable to such demand for specific performance is satisfied:

•

all conditions precedent to the obligations of Avago, Avago USA and Merger Sub to effect the merger described under “The Merger Agreement — Conditions to the Merger” beginning on page 86 (other than conditions which are to be satisfied by actions taken at the closing) have been satisfied;

•

Avago USA and Merger Sub have failed to complete the closing by the date the closing is required to occur as described in “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” on page 68;

•	the debt financing and the note financing have been funded in accordance with the terms thereof or would be funded at the closing; and

•	we irrevocably confirm in writing that if specific performance is granted and the debt financing and the note financing are funded, then the closing of the merger will occur.

Indemnification; Directors’ and Officers’ Insurance

Avago USA and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the consummation of the merger existing as of the date of the merger agreement in favor of our and our subsidiaries’ current and former directors and officers and their heirs and personal representatives, each of which we refer to as a D&O Indemnitee, as provided in our or our subsidiaries’ respective articles or certificates of incorporation or bylaws, or comparable organizational or governing documents, or in any agreement between us or any of our subsidiaries and such D&O Indemnitee, shall survive the merger and shall continue in full force and effect in accordance with their terms following the merger. Avago USA will cause the surviving corporation to fulfill and honor such obligations to the fullest extent permitted by law.

For six years following the merger, Avago USA will, and will cause the surviving corporation and its subsidiaries to, cause the certificate of incorporation and bylaws (or comparable organizational or governing documents) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in our and our subsidiaries’ certificates of incorporation and bylaws (or comparable organizational or governing documents) immediately prior to the merger, and during such six-year period, such provisions shall not be amended or repealed in a manner that would adversely affect the rights of any D&O Indemnitee, except as required by law.

We are required to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies except that the cost of such policies may not exceed 250% of the last annual premium paid before the merger but if the annual premiums of such insurance coverage exceed this 250% cap, we must obtain a policy with the greatest coverage available for a cost not exceeding such amount.

These indemnification and directors’ and officers’ insurance requirements survive the consummation of the merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnitee. The merger agreement shall not affect any indemnification rights that any such D&O Indemnitee may have under our or our subsidiaries’ certificate of incorporation or bylaws or any contract or under applicable law.

If the Company or the surviving corporation or any of their subsidiaries consolidates or merges with any other person and is not the surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then proper provision shall be made so that the continuing or surviving corporation or entity or transferee of such assets, shall assume these obligations with respect to indemnification and directors’ and officers’ insurance.

Access

Subject to certain exceptions, we will, upon reasonable notice, afford Avago USA and its authorized representatives reasonable access to the Company and furnish Avago USA information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may amend, modify or supplement the merger agreement by action taken or authorized by their respective boards of directors, whether before or after the stockholder approval has been obtained. However, if our stockholders have adopted the merger agreement, no amendment shall be made that pursuant to applicable law requires further approval or adoption by our stockholders without such further approval or adoption. In addition, certain provisions of the merger agreement may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the rights of the commitment parties to the debt financing and the note financing without their prior written consent. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

MARKET PRICE DATA AND DIVIDEND INFORMATION

The Company common stock has traded on the NASDAQ under the symbol “LSI” since December 19, 2012. Prior to that time, it traded on the New York Stock Exchange. The table below shows the high and low sales prices for the Company common stock as reported in the consolidated transaction reporting system for the fiscal quarters indicated.

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2011
First Quarter	7.05	5.71
Second Quarter	7.74	6.28
Third Quarter	7.59	5.17
Fourth Quarter	6.41	4.75
Fiscal Year Ended December 31, 2012
First Quarter	9.20	5.99
Second Quarter	8.91	5.95
Third Quarter	8.10	5.59
Fourth Quarter	7.23	6.26
Fiscal Year Ended December 31, 2013
First Quarter	7.66	6.51
Second Quarter	7.60	5.99
Third Quarter	8.08	7.09
Fourth Quarter	11.04	7.39
Fiscal Year Ended December 31, 2014
First Quarter (through January 13, 2014)	11.05	10.96

The per share closing price of Company common stock on the NASDAQ on December 13, 2013, the last trading day prior to the public announcement of the merger agreement, was $7.91. On [                    ], the most recent practicable date before this proxy statement was mailed to our stockholders, the per share closing price for Company common stock on the NASDAQ was $[        ]. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

On September 20, 2013, we paid a cash dividend of $0.03 per common share to stockholders of record as of September 6, 2013. On December 20, 2013, we paid a cash dividend of $0.03 per common share to stockholders of record as of December 6, 2013. In connection with the transactions contemplated by the merger agreement, we have discontinued our quarterly dividend after paying the cash dividend of $0.03 on December 20, 2013, and will discontinue repurchases of our common stock.

We did not pay cash dividends on our common stock in 2012 or 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 13, 2014 by:

•	each stockholder who is known to own beneficially more than 5% of our common stock;

•	each director;

•	each of our named executive officers; and

•	all directors and officers as a group.

The percentage ownership is based on 553,364,668 shares of common stock outstanding (net of treasury shares and non-voting restricted stock) on January 13, 2014. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of January 13, 2014 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent
5% Stockholders
The Vanguard Group, Inc.	43,596,377	(3)	7.9%

Executive Officers and Directors
Abhijit Y. Talwalkar	7,426,625		1.3%
D. Jeffrey Richardson	3,092,367		*
Bryon Look	2,715,463		*
Jean F. Rankin	1,451,420		*
Gautam Srivastava	418,599		*
Charles A. Haggerty	510,288	(4)	*
Richard S. Hill	340,816		*
John H.F. Miner	397,848	(5)	*
Arun Netravali	353,748		*
Charles C. Pope	153,131		*
Gregorio Reyes	595,288	(6)	*
Michael G. Strachan	350,288	(7)	*
Susan M. Whitney	185,194		*
All executive officers and directors as a group (14 individuals)	18,387,297		3.2%

*	less than one percent (1%) of the outstanding shares of our common stock.

(1)	Except as otherwise noted, the address of each person listed in the table is c/o LSI Corporation, 1320 Ridder Park Drive, San Jose, California 95131.

(2)	Includes beneficial ownership of shares of LSI common stock that may be acquired within 60 days of January 13, 2014, pursuant to stock options and restricted stock units awarded under LSI stock plans.

(3)	As reported in Schedule 13F filed November 7, 2013, with the Securities and Exchange Commission by The Vanguard Group, Inc. The Vanguard Group has sole voting power over

921,273 shares, sole dispositive power over 42,721,404 shares and shared dispositive power over 874,973 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Includes 239,472 shares held in a trust, the trustees of which are Mr. Haggerty and his wife. They share investment and voting control over those shares. Also includes 10,000 shares owned by Mr. Haggerty’s son over which Mr. Haggerty has shared voting and investment control. Mr. Haggerty disclaims beneficial ownership of those shares.

(5)	Includes 17,560 shares held in a trust, the trustees of which are Mr. Miner and his wife. They share investment and voting control over those shares along with Atherton Lane Advisors.

(6)	Includes 39,472 shares held in a trust, the trustees of which are Mr. Reyes and his wife. They share investment and voting control over those shares.

(7)	Includes 89,472 shares held in a trust, the trustees of which are Mr. Strachan and his wife. They share investment and voting control over those shares.

AUTHORITY TO ADJOURN THE SPECIAL MEETING (PROPOSAL NO. 2)

We may ask our stockholders to vote on a proposal to authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose that our board of directors have discretionary authority to adjourn the special meeting if there are sufficient votes to adopt the merger agreement. If any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.

Our board of directors recommends that you vote “FOR” any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies.

LSI ADVISORY (NON-BINDING) PROPOSAL ON SPECIFIED COMPENSATION

(PROPOSAL NO. 3)

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger — Specified Compensation that may Become Payable to Our Named Executive Officers in Connection with the Merger” beginning on page 60 of this proxy statement.

We are asking our stockholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table included in the section of this proxy statement entitled “The Merger — Specified Compensation That May Become Payable to Our Named Executive Officers in Connection With the Merger” beginning on page 60 and accompanying footnotes.

Accordingly we are seeking approval of the following resolution at the annual meeting:

“RESOLVED, that the compensation that may be paid or become payable to LSI Corporation’s named executive officers in connection with the merger, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled ‘The Merger — Specified Compensation That May Become Payable to Our Named Executive Officers in Connection With the Merger’ including the associated narrative discussion, is hereby APPROVED.”

The vote on this non-binding proposal regarding certain merger-related executive compensation arrangements is a vote separate and apart from the vote on the proposal to adopt the merger agreement and the proposal to adjourn the annual meeting. Accordingly, you may vote “FOR” the proposal to adopt the merger agreement and the proposal to adjourn the annual meeting and vote “AGAINST” or “ABSTAIN” for this non-binding proposal regarding certain merger-related executive compensation arrangements (and vice versa).

Because your vote is advisory, it will not be binding upon the Company, our board of directors, our board of directors’ compensation committee, Avago USA or any affiliate of Avago USA. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those payments and any future amendments thereto.

Our board of directors believes that the merger-related compensation arrangements of our named executive officers, as described in this proxy statement, are appropriate for the reasons stated above, and unanimously recommends that you vote “FOR” approval of the merger-related executive compensation arrangements for our named executive officers as described in this proxy statement.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

The Company’s stockholders who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review Annex C carefully and in its entirety and should consult with their legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken.    This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must either vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.    A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting.

•	You must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to our Corporate Secretary at LSI Corporation, 1320 Ridder Park Drive, San Jose, California 95131, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s).

Only a holder of record of shares of our common stock is entitled to demand appraisal rights for such shares of our common stock registered in that holder’s name. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary.

If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the nominee to make a demand for appraisal. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to properly follow the steps summarized below and perfect appraisal rights in a timely manner.

Within 10 days after the effective time of the merger, the Company’s successor, the surviving corporation, will provide notice of the date the merger has become effective to each former stockholder of the Company who has properly demanded appraisal rights under Section 262 of the DGCL and has not voted in favor of the adoption of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of the surviving corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After providing notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive that value upon the surrender of their shares. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and, to be effective, must be made within 120 days after the effective time of the merger.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company common stock.

CONDUCT OF OUR BUSINESS IF THE MERGER IS NOT COMPLETED

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders would not receive any consideration from Avago, Avago USA or Merger Sub for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the NASDAQ and our stockholders would continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of our common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships and uncertainty surrounding our future plans and prospects.

Pursuant to the merger agreement, under certain circumstances, we are permitted to terminate the merger agreement and to accept a superior offer. See “The Merger Agreement — Termination” beginning on page 88.

Pursuant to the merger agreement, under certain circumstances, if the merger is not completed, we may be obligated to pay Avago USA a termination fee. See “The Merger Agreement — Termination Fees” beginning on page 89.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2014 annual meeting of stockholders this year. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2014 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. In order to be included in our proxy materials for our 2014 annual meeting, we must have received stockholder proposals prepared in accordance with the proxy rules on or before November 28, 2013, unless the date of our 2014 annual meeting changes by more than 30 days from the anniversary of our 2013 annual meeting, in which case the deadline is a reasonable time before we begin to print and send our proxy materials for our 2014 annual meeting.

The nominating and corporate governance committee of our board of directors, which we refer to as the governance committee, will consider properly submitted stockholder recommendations for candidates for membership on our board of directors. Any stockholder wishing to recommend a candidate for consideration by the nominating committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. This information should be addressed to our Corporate Secretary, 1320 Ridder Park Drive, San Jose, California 95131.

Under our by-laws, any stockholder who intends to present a proposal for our 2014 annual meeting must ensure that the proposal is received by our Corporate Secretary at LSI Corporation, 1320 Ridder Park Drive, San Jose, California 95131 not later than the 45th day or earlier than the 75th day before the one-year anniversary of the date that we first mailed our proxy materials or a notice of availability, whichever is earlier, for our previous year’s annual meeting. For 2014, our Corporate Secretary must receive this notice on or after January 12, 2014, and on or before February 11, 2014. If the date of the 2014 annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of our 2013 annual meeting, then notice by the stockholder to be timely must be so received by our corporate secretary not earlier than the close of business on the 120th day prior to the 2014 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2014 annual meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of the 2014 annual meeting. You can obtain a copy of the full text of the by-law provisions by writing to our Corporate Secretary, 1320 Ridder Park Drive, San Jose, California 95131.

If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate. Further, the Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.lsi.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (filed with the SEC on February 26, 2013);

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2013 (filed with the SEC on November 8, 2013), for the fiscal quarter ended June 30, 2013 (filed with the SEC on August 8, 2013), and for the fiscal quarter ended March 31, 2013 (filed with the SEC on May 9, 2012);

•	Current Reports on Form 8-K filed with the SEC on December 16, 2013, December 17, 2013, December 18, 2013 and January 13, 2014; and

•	Definitive Proxy Statement for our 2013 Annual Meeting filed with the SEC on March 28, 2013.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary at LSI Corporation, 1320 Ridder Park Drive, San Jose, California 95131 or from our proxy solicitor, The Proxy Advisory Group, LLC at 18 East 41st Street, Suite 2000, New York, New York 10017; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO

PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                    ], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVAGO TECHNOLOGIES LIMITED,

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.,

LEOPOLD MERGER SUB, INC.

AND

LSI CORPORATION

December 15, 2013

A-i

Exhibit A	Certificate of Merger

Exhibit B	Form of Resignation of Directors of the Company

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2013, is entered into by and among LSI Corporation, a Delaware corporation (the “Company”), Avago Technologies Limited, a limited company organized under the laws of the Republic of Singapore (“Ultimate Parent”), Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a Delaware corporation and an indirect wholly owned subsidiary of Ultimate Parent (“Parent”), and Leopold Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of Merger Sub and the board of directors of the Company (the “Company Board of Directors”) have approved and declared advisable and in the best interests of each corporation and its respective stockholders, and the board of directors of Ultimate Parent and the board of directors of Parent have approved and declared advisable, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Company Board of Directors has unanimously resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are executing voting agreements in favor of Parent (the “Support Agreements”); and

WHEREAS, Ultimate Parent, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Ultimate Parent, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquired Company Employees” mean all employees of the Acquired Companies who (i) at the Effective Time, continue their employment with the Acquired Companies, or (ii) remain or become, at the Effective Time, employees of the Surviving Corporation as required by Applicable Law.

“Acquired Company Service Providers” mean all non-employee service providers of the Acquired Companies who, at the Effective Time, continue their service with the Acquired Companies, other than any such service providers who are ineligible to be included on a registration statement filed by Parent on Form S-8.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement or other proposal or offer from Ultimate Parent, Parent or any of their Subsidiaries, any expression of interest, proposal or offer (whether or not in writing) involving: (i) the sale, lease, exchange, transfer, license, disposition (including by way of liquidation or dissolution of one or more of the Acquired Companies) or acquisition of any business or businesses or assets that, in any such case, constitute or account for 15% or more of the consolidated net revenues, net income or net assets of the Acquired Companies, taken as a whole; or (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (other than any such transaction by any Company Subsidiary by or with the Company or any other Company Subsidiary) (A) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or (B) in which the Company issues securities representing more than 15% of any class of its outstanding voting securities.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or the Republic of Singapore are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor body.

“CFIUS Clearance” means that any review or investigation by CFIUS of the transactions contemplated by this Agreement shall have been concluded, and either (i) the parties shall have received written notice that a determination by CFIUS has been made that there are no unresolved issues of national security in connection with the transactions contemplated by this Agreement, or (ii) the President of the United States shall have determined not to use his powers pursuant to Exon-Florio to unwind, suspend or prohibit the consummation of the transactions contemplated by this Agreement.

“Closing Date Payments” means (i) the payment in full, in cash, of the aggregate Merger Consideration, RSU Consideration and Option Consideration required to be paid by Parent and Merger Sub in connection with the consummation of the Transaction, (ii) the payment of all costs, fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger and the Debt Financing and (iii) the payment of any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transaction.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of September 29, 2013 and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means September 29, 2013.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Compensatory Award” means each Company Option, Company RSU and other equity-based award denominated in Company Common Stock that was granted pursuant to a Company Stock Plan.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company.

“Company IP Contract” means any Contract to which any Acquired Company is party or by which any Acquired Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Technology or Intellectual Property Rights developed by, with, or for any Acquired Company, or licensed by, with or to any Acquired Company.

“Company Material Adverse Effect” means any effect, event, change, occurrence, development or state of facts (whether or not foreseeable as of the date of this Agreement) that, individually or when taken together with all other effects, events, changes, occurrences, developments or states of facts, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, that in no event shall any of the following be considered in determining whether such material adverse effect has occurred or would reasonably be expected to occur: (i) any change in general economic or political conditions in the United States or any other country or region in the world in which the Acquired Companies conduct business (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (ii) any change in the financial, credit or securities markets in general (including changes in interest rates and exchange rates) in the United States or any other country or region in the world in which the Acquired Companies conduct business (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (iii) any events, circumstances, changes or effects that affect the industries in which any of the Acquired Companies operate (but only, in each case, to the extent such events, circumstances, changes or effects do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (iv) any change in GAAP, other applicable accounting rules or Applicable Law applicable to the Acquired Companies, the operation of the business of any Acquired Company, or any of their respective properties or assets (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (v) any changes in the market price or trading volume of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period

(provided that the underlying causes of such changes or failures may be considered in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect); (vi) acts of war or terrorism, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters and other similar events in the United States or any other country or region in the world in which the Acquired Companies conduct business (but only, in each case, to the extent such disasters or events do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (vii) the entry into, announcement and pendency of this Agreement and the transactions contemplated hereby and the performance of this Agreement by the Acquired Companies (including, for the avoidance of doubt, (A) any loss of revenue or earnings, or (B) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees or investors, in either case, arising out of the execution, delivery or performance of this Agreement and the pendency of the transactions contemplated hereby); or (viii) the existence of any litigation, in and of itself (but, for the avoidance of doubt, not the facts or circumstances underlying such litigation), arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated by this Agreement.

“Company Option” means any option to purchase Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Preferred Stock” means the preferred stock, $0.01 par value, of the Company.

“Company Products” means the products and services currently designed, developed, manufactured, offered, provided, marketed, licensed, sold, distributed, supported or otherwise made available by or for any Acquired Company, including any product or service currently under development by any Acquired Company.

“Company RSU” means any restricted stock unit with respect to Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Stock Plans” means the Company’s 2003 Equity Incentive Plan, as amended, the Company’s 1999 Nonstatutory Stock Option Plan, as amended, the Company’s Amended and Restated 1991 Equity Incentive Plan, as amended, the Company’s 1995 Director Option Plan, the Agere Systems Inc. Non-Employee Director Stock Plan, as amended, the Agere Systems Inc. 2001 Long Term Incentive Plan, the Syntax Systems, Inc. Restated Stock Option Plan, the Syntax Systems, Inc. Option to Purchase Syntax Stock Agreement with Joseph M. Marvin dated January 13, 1999, and the Sandforce, Inc. 2007 Stock Plan, as amended.

“Company Termination Fee” means an amount equal to $200,000,000.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“consult” means, for purposes of Section 6.01, to provide two Business Days’ prior written notice and a reasonable opportunity for Ultimate Parent and Parent to discuss with the Company’s Chief Executive Officer the matters referred to in the notice.

“Contract” means any contract, agreement, indenture, note, bond, loan, license, sublicense, subcontract, purchase order, instrument, lease or any other binding commitment, arrangement or undertaking of any nature, whether oral or written.

“Custom ASIC Business” means the Acquired Companies’ past and current business of designing, developing, selling and otherwise exploiting customized integrated circuits and related Technology, including features, functionality and enhancements designed for specific customers of the Acquired Companies or based on such customers’ specifications.

“Debt Commitment Letters” means the debt commitment letters attached as Section 1.01 of the Parent Disclosure Schedule, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 7.08(b) following a Financing Failure Event.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letters, including any related engagement letters.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including: (i) all credit agreements, loan documents, and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters; (ii) customary officer, secretary, solvency and perfection certificates contemplated by the Debt Commitment Letters or reasonably requested by Parent or its Financing Sources; (iii) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001; and (iv) customary agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing contemplated by the Debt Commitment Letters as are reasonably requested by Parent or its Financing Sources.

“Environmental Laws” means Applicable Laws governing pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including Applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.

“Environmental Permits” means applicable permits, licenses, certificates, approvals and authorizations of Governmental Authorities required by Environmental Laws for the business of the Acquired Companies.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Financing Deliverables” means the following documents to be delivered in connection with the Debt Financing: (i) customary perfection certificates required in connection with the Debt Financing, corporate organizational documents and customary evidence of authorization and good standing certificates for the Acquired Companies that are guarantors under the Debt Financing in jurisdictions of formation/organization contemplated by the Debt Commitment Letters or reasonably requested by Parent or its Financing Sources; (ii) documentation and other information reasonably requested by Parent to evidence compliance with laws including (A) as may be required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, and (B) OFAC, FCPA and the Investment Company Act; (iii) customary evidence of property and liability insurance of the Acquired Companies; (iv) customary authorization letters in connection with the Marketing Material about the Company and its Subsidiaries and their securities in the public-side version of documents distributed to prospective lenders (including with respect to presence or absence of material non-public information about the Company and its Subsidiaries and their securities in the public side version of documents distributed to prospective lenders and accuracy of the information contained therein); and (v) customary agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Effective Time, of liens securing such Debt Financing (including original copies of all certificated securities of wholly-owned material domestic subsidiaries of the Company, surveys and title insurance as may be required to be delivered at the Closing by the Financing Sources under the terms of the definitive documentation for the Debt Financing) as are reasonably requested by Parent or its Financing Sources.

“Financing Failure Event” means any of the following: (i) the commitments with respect to all or a material portion of the Debt Financing expiring or being terminated; (ii) for any reason, all or any portion of the Debt Financing becoming unavailable; or (iii) a breach or repudiation by any party to the Debt Commitment Letters (other than Parent or any of its Affiliates) resulting in the Debt Financing becoming unavailable; in each case, that excuses performance by Parent of its obligations under the Debt Commitment Letters and any related fee letters.

“Financing Information” means: (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and other Representatives and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (iv) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction; or (v) self-regulatory organization (including NASDAQ).

“Hazardous Substances” means any hazardous or toxic pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, or reactive substance, waste or material, including petroleum, its derivatives, by-products and petroleum hydrocarbons, regulated under applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Company Options” means Company Options with an exercise price per share of Company Common Stock subject thereto that is less than the Merger Consideration.

“Intellectual Property Rights” means and includes all past, present and future rights of the following types anywhere in the world, whether now known or hereafter existing under the laws of any jurisdiction: (i) United States and foreign patents, including utility models, industrial designs and design patents, and applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”), including all members of the Patent Families of such Patents; (ii) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, corporate names, brand names, collective membership marks, certification marks, and other forms of indicia of origin, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Trademarks”); (iii) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including exclusive exploitation rights and moral rights, and any registrations and applications for registration thereof (collectively, “Copyrights”); (iv) United States and foreign mask work rights or equivalents, and registrations and applications for registration thereof; (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (vi) trade secret rights and other rights in know-how and confidential or proprietary information (including any rights resulting from research and development, and rights in discoveries, improvements, formulas, compositions, commercially practiced processes, business plans, designs, drawings, specifications, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information); (vii) URLs and domain names, including any registrations thereof; (viii) inventions (whether or not patentable) and improvements thereto; (ix) all claims and causes of action arising out of or related to any past, current or future infringement, misappropriation, interference or violation of any of the foregoing; and (x) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Intervening Event” means any event, fact, circumstance, development or occurrence that is material to the Acquired Companies, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company) that was not known to the Company Board of Directors nor reasonably foreseeable by the Company Board of Directors on or prior to the date of this Agreement which event, fact, circumstance, development or occurrence becomes known to the Company Board of Directors prior to receipt of the Required Company Stockholder Approval; provided, however, that in no event shall any event, fact, circumstance, development or occurrence resulting from or relating to any of the following give rise to an Intervening Event: (i) any Acquisition Proposal; (ii) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Ultimate Parent, Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby; (iii) any change in the trading price or trading volume of Company Common Stock on NASDAQ or any change in the Company’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to our causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or Applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“IP Business” means the Acquired Companies’ business of monetizing, asserting, buying, selling, cross-licensing or licensing Patents on a standalone basis apart from the sale, licensing or other exploitation of Company Products. For clarity, the IP Business also includes incidental licenses and other rights under third-party Intellectual Property granted to the Acquired Companies in connection with cross-licensing arrangements or Patent transfers (apart from the sale, licensing or other exploitation of Company Products).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to the Acquired Companies the actual knowledge of each of Abhijit Talwalkar, Jeff Richardson, Greg Huff, Bryon Look, Gautam Srivastava, Jean Rankin and Charlie Kawwas, and (ii) with respect to Ultimate Parent, Parent and Merger Sub, the actual knowledge of each of Hock Tan, Anthony Maslowski and Patricia McCall.

“Leased Real Property” means each parcel of real property leased by the Company or one of the other Acquired Companies.

“Lien” means any mortgage, lien, pledge, charge, security interest, deed of trust, right of first refusal, easement, encumbrance or other adverse claim of any kind (excluding licenses of or other grants of rights to use Intellectual Property Rights), including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marketing Efforts” means all activity reasonably undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Debt Financing, including (i) the direct participation by the Company’s senior management team in (A) assisting with the preparation of the Marketing Material and due diligence sessions related thereto and (B) a reasonable number of meetings with prospective lenders and debt investors at locations to be mutually agreed and (ii) the delivery of customary authorization letters (which shall include a customary negative assurance representation) in connection with the Marketing Material (including with respect to presence or absence of material non-public information about the Company and its Subsidiaries and their securities in the public-side version of documents distributed to prospective lenders and accuracy in all material respects of the information contained therein).

“Marketing Material” means each of the following: (i) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Acquired Companies, including all customary information relating to the transactions contemplated hereunder; and (ii) all other customary marketing material contemplated by the Debt Commitment Letters or reasonably requested by Parent or its Financing Sources in connection with the syndication or other marketing of the Debt Financing.

“Marketing Period” means the first period of 15 consecutive calendar days commencing on or after January 6, 2014 after which Parent and its Financing Sources shall have had access to all requested Financing Information; provided that (i) such period shall end on or prior to August 15, 2014 or commence on or after September 2, 2014 and (ii) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced prior to the date upon which the definitive Proxy Statement is mailed to the stockholders of the Company.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Owned Real Property” means the real property owned, or reflected as owned on the Company Balance Sheet, by any Acquired Company, together with all buildings and other structures, facilities or improvements located thereon.

“Parent Termination Fee” means an amount equal to $400,000,000.

“Patent Family” means (a) all Patents in the same priority chain (i.e., all Patents that claim priority to the same non-provisional application or applications, and all Patents from which priority is claimed by the identified Patent); (b) all corresponding foreign Patents; and (c) all Patents that are subject to a terminal disclaimer that disclaims the term of any such Patent beyond the term of any member of the family.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting.

“Qualifying Compensatory Company Award” means any Compensatory Company Award the vesting of which is not subject to acceleration as a result of the consummation of the transactions contemplated by this Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, recorded, filed or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, applications to register Copyrights, registered Trademarks, applications to register Trademarks (including intent-to-use applications), registered mask works, domain names and all applications for any of the foregoing.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all computer programs, operating systems, applications systems, firmware or software code of any nature, which is currently operational, including all object code, Source Code, RTL code, Gerber files, GDSII files, executable code, data files, rules, definitions or methodology derived from the foregoing, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, APIs, user interfaces, command structures, menus, buttons and icons, flow-charts, and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Source Code” means Software in human-readable form, including related programmer comments and annotations, build scripts, test scripts, help text, data and data structures, instructions and other documentation for such computer software code that enables a programmer to understand and modify such Software.

“Standard Software” means generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or used in the development or provision of the Company Products.

“Standards Body” means any, standard setting organization, industry body or other group that is involved in setting, publishing or developing any industry standards applicable to the products or services offered, provided, distributed or sold by the Acquired Companies or the Patents included in the Company IP.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person (and which, in the case of the Company, excludes Silicon Manufacturing Partners Pte Ltd.).

“Superior Proposal” means any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) that is made by a third party that the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the Transaction, taking into account (i) all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and (ii) any adjustment to the terms and conditions of this Agreement agreed to by Parent and Ultimate Parent in writing pursuant to Section 6.03(f) in response to such Acquisition Proposal.

“Tax” means any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, semiconductor design information, including, bills of material, build instructions, test instructions, test reports, performance data, tooling requirements, procedures, manufacturing processes, packaging and other specifications, verification tools, development tools, technical data, Software, algorithms, subroutines, methods, techniques, URLs, IP cores, net lists, photomasks, domain names, web sites, works of authorship, drawings, graphics, documentation (including lab notebooks, instruction manuals, samples, studies and summaries), databases and data collections, advertising copy, marketing materials, product roadmaps, personnel information, supplier information, customer lists, customer contact and registration information, customer correspondence, customer purchasing histories and any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Transaction” means the Merger and the other transactions contemplated by this Agreement.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have effected a Change of Board Recommendation; (ii) the Company shall have failed to include in the

Proxy Statement the Company Board Recommendation or a statement to the effect that the Company Board of Directors has determined that the Transaction is in the best interests of the Company’s stockholders; (iii) the Company Board of Directors shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or any other Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 6.03(d)); (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release reaffirming the Company Board Recommendation within ten Business Days after such Acquisition Proposal is announced; or (vii) any of the Acquired Companies or any Representative of any of the Acquired Companies shall have breached in any material respect any provision of Section 6.03.

“Ultimate Parent Ordinary Shares” means the ordinary shares, no par value, of Ultimate Parent.

“Willful Breach” means a willful, intentional and material breach of this Agreement by a party hereto having knowledge that the action taken or not taken constitutes a breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	6.05
4062(e) Event	4.18(d)
7.08 Indemnitees	7.08(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.03(g)(i)
Anti-Takeover Law	4.24
Antitrust Laws	4.03
Assumed Option	3.05(b)
Assumed RSU	3.05(d)
Book-Entry Shares	3.01(b)
Cancelled Shares	3.01(d)
Capitalization Date	4.05(a)
Cashed Out Company Options	3.05(a)
Cashed Out Company RSUs	3.05(e)
Cashed Out Compensatory Awards	3.05(e)
Certificate	3.01(b)
Certificate of Merger	2.02(a)
Change of Board Recommendation	6.02(c)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	4.02(b)
Company Closing Certificate	8.02(d)(i)
Company Cure Period	9.01(h)
Company ESPP Rights	7.04(b)
Company Financial Advisor	4.22
Company Financial Statements	4.06(b)
Company Fundamental Representations	8.02(a)(i)
Company Material Contract	4.09(a)
Company Parties	9.03(h)
Company Restricted Cash	3.05(f)
Company Restricted Stock	3.05(f)
Company SEC Documents	4.06(a)
Company Securities	4.05(c)
Company Separation Agreement	7.09(d)
Company Software	4.14(h)
Company Stockholder Meeting	6.02(a)
Confidentiality Agreement	7.03(a)
Copyrights	1.01
D&O Indemnitee	7.05(a)
D&O Insurance	7.05(b)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.06(a)
Effective Time	2.02(a)

Term	Section
Employee Plans	4.18(b)
End Date	9.01(b)
Enforceability Exceptions	4.02(a)
Exchange Fund	3.02(a)
Exchange Ratio	3.05(b)
Exon-Florio	7.01(c)
Final Exercise Date	7.04(b)
Foreign Plan	4.18(c)
Intervening Event Notice Period	6.03(f)(i)
Lender Group	9.03(f)
Malicious Code	4.14(h)
Merger	Recitals
Merger Consideration	3.01(a)
Merger Sub	Preamble
NDA	4.09(a)(ii)
Notice Period	6.03(g)(i)
Option Consideration	3.05(a)
Original Date	6.02(b)
Other Interested Party	6.03(c)
Parent	Preamble
Parent Closing Certificate	8.03(c)
Parent Cure Period	9.01(i)
Parent Fundamental Representations	8.03(a)(i)
Parent Parties	9.03(f)
Parent Plans	7.09(b)
Patents	1.01
Paying Agent	3.02(a)
PBGC	4.18(d)
Pension Plan	4.18(d)
Permits	4.16
Permitted Liens	4.13(a)(vi)
Real Property Lease	4.12(b)
Related Person	4.20
Required Company Stockholder Approval	4.02(a)
RSU Consideration	3.05(e)
Sarbanes-Oxley Act	4.06(d)
Seller Related Party	9.03(j)
Significant Customer	4.21(a)
Significant Supplier	4.21(b)
Support Agreements	Recitals
Surviving Corporation	2.02(a)
Trademarks	1.01
U.S. Employee Plans	4.18(f)
Ultimate Parent	Preamble
WARN Act	4.18(m)

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive unless expressly indicated otherwise.

(g) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(h) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(i) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(j) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(k) Unless otherwise specifically indicated, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.

(l) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

(m) Other than any Company SEC Document publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, a document shall be deemed to have been “made available” to Parent only if such document has been made available in the virtual data room established by the Company for the purposes of the transactions contemplated by this Agreement no later than 11:59 p.m. (Pacific Time) on December 13, 2013.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01 The Closing.    The consummation of the Transaction (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 a.m. local time on a date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other date, time or location as Parent and the Company may otherwise agree in writing; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), the Closing shall not occur until the earlier to occur of (a) a date during the Marketing Period specified by Parent on three Business Days written notice to the Company and (b) the first Business Day following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article 8 for the Closing as of the date determined pursuant to this proviso). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.02 The Merger.

(a) Contemporaneously with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(c) Subject to Section 7.05, at the Effective Time, (i) the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d) From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. On or prior to the Closing Date, the Company shall deliver to Parent resignations of the directors of the Company to be effective as of the Effective Time, in the form attached hereto as Exhibit B.

(e) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE 3.

CONVERSION OF SECURITIES

Section 3.01 Effect of Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Ultimate Parent, Parent, Merger Sub or the Company or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $11.15 (such amount of cash hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”) outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration, without interest.

(c) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

(d) At the Effective Time, all shares of Company Common Stock that are owned directly by Parent or Merger Sub immediately prior to the Effective Time or held in treasury of the Company (in each case, other than any such Company Common Stock held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.02 Election Procedures; Surrender and Payment.

(a) Prior to the Effective Time, Parent shall select a reputable bank or trust company to act as Paying Agent in the Merger (the “Paying Agent”) for the payment of (i) the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares and (ii) the Option Consideration and RSU Consideration payable by the Paying Agent pursuant to Section 3.05. Prior to the Effective Time, Ultimate Parent shall cause Parent to, and Parent shall, deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration, RSU Consideration and Option Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments in connection with the Merger Consideration contemplated by Section 3.01 or the Option Consideration or RSU Consideration contemplated by Section 3.05, Ultimate Parent shall cause Parent to, and Parent shall, promptly deposit or cause to be deposited additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.01 and the Option Consideration and RSU Consideration contemplated to be issued pursuant to Section 3.05 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(c) Upon (i) surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect of each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 3.

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Paying Agent any transfer Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards after the date which is one year following the Effective Time shall be returned to Parent upon demand. Any holder of shares of Company Common Stock who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 and any holder of a Cashed Out Compensatory Award who has not received the Option Consideration and RSU Consideration in accordance with Section 3.05 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration, RSU Consideration or Option Consideration in respect of such holder’s shares of Company Common Stock or Cashed Out Compensatory Award. Notwithstanding the foregoing, none of Ultimate Parent, Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Cashed Out Compensatory Awards for any Merger Consideration, RSU Consideration or Option Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Merger Consideration, RSU Consideration or Option Consideration remaining unclaimed by holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 3.02 to pay for shares for which appraisal rights shall have been perfected shall be returned to Parent upon demand.

(h) All Merger Consideration, RSU Consideration or Option Consideration issued and paid upon conversion of the Company Common Stock or the Cashed Out Compensatory Awards, respectively, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock or Cashed Out Compensatory Awards, as the case may be.

Section 3.03 Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article 3.

Section 3.04 Withholding Rights.    Each of Ultimate Parent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Ultimate Parent, Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05 Treatment of Company Compensatory Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each In-the-Money Company Option that is outstanding and vested (including any unvested Company Options that are not assumed pursuant to Section 3.05(b) and vest in connection with the Transaction contemplated by this Agreement by virtue of such non-assumption pursuant to the terms of the applicable Company Stock Plan) as of immediately prior to the Effective Time other than Company Options set forth in Section 3.05(a) of the Company Disclosure Schedule (“Cashed Out Company Options”) shall be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration less the exercise price per share of such Company Option (the “Option Consideration”). In the event that any Cashed Out Company Option is subject to Section 409A of the Code, as jointly determined by Parent and the Company, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code. Each holder of an outstanding In-the-Money Company Option shall be entitled to receive in exchange for the cancellation thereof the Option Consideration with respect to each share of Company Common Stock subject to such outstanding In-the-Money Company Option and the Company shall cause such payment to be made to the holder of such Company Option, if a current or former employee of the Company, through the payroll system of the Surviving Corporation or, if not a current or former employee of the Company, through the Paying Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

(b) At the Effective Time, each Company Option that is either outstanding and unvested immediately prior to the Effective Time and is held by an Acquired Company Employee or Acquired Company Service Provider or set forth in Section 3.05(b) of the Company Disclosure Schedule shall be assumed by Ultimate Parent and converted automatically at the Effective Time into an option denominated in Ultimate Parent Ordinary Shares having the same terms and conditions as the Company Option (each, an “Assumed Option”), except that (i) each such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Ultimate Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the volume weighted average price for an Ultimate Parent Ordinary Share for the five trading days immediately prior to (and excluding) the Closing Date as reported by Bloomberg, L.P., and rounding such product down to the nearest whole number of Ultimate Parent Ordinary Shares, (ii) the per share exercise price for the Ultimate Parent Ordinary Shares issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent and (iii) all references to the “Company” in the applicable Company Stock Plans and the stock option agreements will be references to Ultimate Parent. The Company will not take any action to accelerate the vesting of any Company Options (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement). As soon as reasonably practicable, Ultimate Parent will use reasonable best efforts to issue to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Company Option by Ultimate Parent.

(c) All Company Options which are not In-the-Money Company Options or Assumed Options shall be cancelled as of immediately prior to the Effective Time in exchange for no consideration. In no event shall the Company Options described in this Section 3.05(c) be assumed by Ultimate Parent.

(d) At the Effective Time each Company RSU that is outstanding immediately prior to the Effective Time and is held by an Acquired Company Employee or Acquired Company Service Provider shall be assumed by Ultimate Parent and converted automatically at the Effective Time into a restricted stock unit denominated in Ultimate Parent Ordinary Shares having the same terms and conditions as the Company RSU (each, an “Assumed RSU”), except that (i) each such Company RSU will entitle the holder, upon settlement, to that number of whole Ultimate Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock that were issuable with regard to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, and rounding such product down to the nearest whole number of Ultimate Parent Ordinary Shares, (ii) all references to the “Company” in the applicable Company Stock Plans and the Company RSU agreements will be references to Ultimate Parent and (iii) the performance-based vesting criteria, if any, shall be deemed met at the Effective Time with respect to such Company RSU at a level that would result in the payout of a Target Award (as defined in the applicable award agreement relating to such Company RSU as in effect on the date of this Agreement). The Company will not take any action to accelerate the vesting of any Company RSU (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement). As soon as reasonably practicable, Ultimate Parent will issue to each Person who holds an assumed Company RSU a document evidencing the foregoing assumption of such Company RSU by Ultimate Parent.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU that is not an Assumed RSU (“Cashed Out Company RSUs” and together with Cashed Out Company Options, “Cashed Out Compensatory Awards”) shall vest in full and be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration (the “RSU Consideration”). In the event that any Cashed Out Company

RSU is subject to Section 409A of the Code, as jointly determined by Parent and the Company, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code. Each holder of an outstanding Cashed Out Company RSU shall be entitled to receive in exchange for the cancellation thereof the RSU Consideration with respect to each share of Company Common Stock subject to such outstanding Company RSU and the Company shall cause such payment to be made to the holder of such Company RSU, if a current or former employee of the Company, through the payroll system of the Surviving Corporation or, if not a current or former employee of the Company, through the Paying Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

(f) At the Effective Time, each share of Company Common Stock issued in connection with a Company Compensatory Award, which share is then subject to vesting or other lapse restrictions (collectively, the “Company Restricted Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive a cash payment, from Ultimate Parent, upon vesting, equal to the Merger Consideration (the “Company Restricted Cash”). Except as set forth in the preceding sentence, the Company Restricted Cash shall have the same terms and conditions as the Company Restricted Stock.

(g) Not less than 30 days prior to the Effective Time, the Company shall send a written notice in a form reasonably acceptable to Parent to each holder of an outstanding Company Option or Company RSU that shall inform such holder of the treatment of the Company Options and Company RSUs provided in this Section 3.05.

(h) Notwithstanding anything in this Section 3.05 or otherwise in this Agreement to the contrary, the conversion of Company Options and Company RSUs provided for in this Section 3.05 shall be effected in a manner consistent with Section 409A of the Code.

(i) Following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

Section 3.06 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have (i) not voted in favor of the Merger, (ii) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights or (iii) not effectively withdrawn or lost its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting

Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration.

(b) The Company shall give Parent prompt notice of any written demands received by the Company for appraisal of shares of Company Common Stock and the right to participate in all negotiations and proceedings with respect to such demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.05, except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in the Company SEC Documents prior to the date hereof (but, in each case, (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer), but only to the extent such Company SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and such disclosure is reasonably apparent from a reading of such Company SEC Documents that such disclosure relates to such Section of Article 4 below (it being understood that this clause (ii) shall not be applicable to Section 4.02, Section 4.05 or Section 4.22), the Company represents and warrants to Ultimate Parent, Parent and Merger Sub:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement. Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so licensed, qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as now conducted.

(c) The Company has made available to Parent accurate and complete copies of: (i) the certificate of incorporation and bylaws, including all amendments thereto through the date hereof, of the Company and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company Board of Directors and all committees thereof since January 1, 2012 through the date hereof. No Acquired Company is in violation of any of the provisions of the certificate of incorporation or bylaws (or equivalent constituent documents), including all amendments thereto, of such Acquired Company.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and the Company Board of Directors, subject only to the approval of the Company’s stockholders as described below, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or for the Company to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by Ultimate Parent, Parent and Merger Sub of this Agreement, this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and thereby approve the Merger and the other transactions contemplated hereby (the “Required Company Stockholder Approval”).

(b) At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03(f)) to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other laws analogous to the HSR Act existing in foreign jurisdictions (together with the HSR Act, “Antitrust Laws”), (iii) compliance with any applicable requirements of the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws, (iv) compliance with any applicable requirements of Exon-Florio and (v) compliance with any applicable rules of NASDAQ, and except where failure to take any such actions or filings would not materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-Contravention.    The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions of this Agreement do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of any Acquired Company, (ii) assuming compliance with the matters referred to in Section 4.03, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, and subject to obtaining the Required Company Stockholder Approval, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any Company Material Contract or any Permit governing the operation of the business by the Acquired Companies or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Acquired Company, except in the case of clauses (ii), (iii), and (iv) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 1,300,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock. As of December 11, 2013 (the “Capitalization Date”), there were outstanding (i) 549,354,308 shares of Company Common Stock, (ii) zero shares of Company Preferred Stock, (iii) Company Options to purchase an aggregate of 47,235,212 shares of Company Common Stock (of which options to purchase an aggregate of 30,544,907 shares of Company Common Stock were exercisable), (iv) 14,330 shares of Company Restricted Stock, and (v) 23,101,841 Company RSUs. 26,732,524 shares of Company Common Stock were authorized for issuance pursuant to the Company ESPP, of which a maximum of 6,774,000 shares of Company Common Stock will be issued with respect to the purchase period in effect under the Company ESPP on the date of this Agreement.

(b) As of the Capitalization Date, the Company has reserved 70,337,053 shares of Company Common Stock for issuance on exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. There are no shares of Company Common Stock that are subject to vesting or forfeiture restrictions. Section 4.05(b) of the Company Disclosure Schedule contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Option and Company RSU, including the holder, date of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement, exercise price, vesting schedule (including the number of vested and unvested shares as of the date of this Agreement), the number of shares of Company Common Stock vested and unvested as of the date of this Agreement and whether such Company Compensatory Award is an “incentive stock option” within the meaning of Section 422 of the Code, and the date on which such Company Compensatory Award expires.

(c) Except as provided in Section 4.05(a) and for changes since the Capitalization Date resulting from (x) the exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards outstanding on such date or granted after the date of this Agreement in accordance with the terms of this Agreement, (y) the grant of Company Compensatory Awards after the date of this Agreement in accordance with the terms of this Agreement and (z) the right of employees of any Acquired Company to purchase shares of Company Common Stock pursuant to the Company ESPP, there are no outstanding (i) shares of capital stock or voting securities of the

Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(d) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(e) All shares of the Company’s capital stock that the Company has repurchased, redeemed or otherwise reacquired were reacquired in compliance with (i) the applicable provisions of the DGCL and all other Applicable Law and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts. There are no outstanding obligations of the Company to repurchase or redeem any of its securities.

(f) All outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and all such shares (other than a de minimis number of directors’ qualifying shares, in each case, which are owned by an employee of an Acquired Company) are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with an Acquired Company). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(g) None of the Acquired Companies has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

Section 4.06 Company SEC Documents; Company Financial Statements.

(a) The Company has filed or furnished all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC during the period since January 1, 2011, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, or are to be made, not misleading.

(b) The financial statements (including any related notes) contained in the Company SEC Documents (collectively, the “Company Financial Statements”): (i) complied, at the time of filing, as to form in all material respects with the published rules and regulations of the SEC applicable thereto,

(ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which individually or in the aggregate will be material in amount) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which individually or in the aggregate will be material in amount).

(c) The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Acquired Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Acquired Companies are being made only in accordance with appropriate authorizations of management and the Company Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies. The Company is, and at all times since December 19, 2012, has been in compliance in all material respects with the applicable listing and other rules and regulations of NASDAQ, and has not since December 19, 2012 through the date hereof received any written notice from NASDAQ asserting any non-compliance with any such rules and regulations.

(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and, since December 19, 2012, NASDAQ, as of their respective dates, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company, including its principal executive and principal financial officer, to allow timely decisions regarding required disclosure.

Section 4.07 Absence of Certain Changes.    Between the Company Balance Sheet Date and the date of this Agreement, (i) a Company Material Adverse Effect has not occurred, (ii) the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices, and (iii) no Acquired Company has taken any action that, if taken after the date of this Agreement, would require consent pursuant to Section 6.01(a), Section 6.01(b), Section 6.01(e), Section 6.01(f), Section 6.01(g), Section 6.01(i), Section 6.01(j), Section 6.01(k), Section 6.01(l)(i), Section 6.01(l)(ii) or Section 6.01(m).

Section 4.08 No Undisclosed Liabilities.    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Acquired Company has any liabilities or obligations of a type required to be reflected on a balance sheet in accordance with GAAP other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities or obligations that have been incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice; (c) liabilities or obligations under the Contracts identified in Section 4.09(a) of the Company Disclosure Schedule (but not from any breach or default thereunder); (d) the liabilities or obligations identified in Section 4.08 of the Company Disclosure Schedule; and (e) liabilities or obligations arising under or contemplated or permitted by this Agreement.

Section 4.09 Company Material Contracts.

(a) As of the date of this Agreement, no Acquired Company is party to or bound by any of the following Contracts currently in effect (a Contract responsive to any of the following categories being hereinafter referred to as a “Company Material Contract”):

(i) any lease (whether of real or personal property) providing for annual rentals of $2,000,000 or more;

(ii) any Contract pursuant to which any material Intellectual Property Rights or material Technology which are used, or held for use by any Acquired Company in connection with (I) the Company Products or (II) the current conduct of the business of any Acquired Company (other than in the case of clause II, Contracts entered into in the ordinary course of the IP Business) is, or is required to be, licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than (A) Contracts for Standard Software, (B) non-disclosure agreements entered into in the ordinary course of business consistent with past practice (each, an “NDA”) and (C) Contracts related to membership in any Standards Body);

(iii) other than (A) NDAs, (B) Contracts for the purchase, sale or license of Company Products or Technology used with the Company Products entered into in the ordinary course of business consistent with past practice, and (C) Contracts entered into in the ordinary course of the IP Business, any Contract pursuant to which any material Intellectual Property Right or material Technology or any other material right (whether or not currently exercisable) or interest in any material Company IP is required to be licensed (whether or not such license is currently exercisable), sublicensed, sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party;

(iv) any Contract imposing any material restriction on any Acquired Company’s right, or, after the Effective Time, the right of the Surviving Corporation (A) to compete in any line of business or market or in any geographic area or with any Person or which would so limit the freedom of the Surviving Corporation after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Technology or Intellectual Property Right), (B) to acquire any product, asset or services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, in each case, with whom the Acquired Companies conduct business or (C) to develop or distribute any material Company IP, in each case, other than pursuant to Contracts for Standard Software, Contracts entered into in the ordinary course of the Custom ASIC Business, NDAs and Contracts entered in the ordinary course of the IP Business;

(v) any Contract that includes a covenant not to sue, other than Contracts (A) entered into in the ordinary course of the IP Business, (B) relating to membership in any Standards Body or (C) which are licenses to Intellectual Property Rights;

(vi) any settlement agreement (A) requiring payment of $2,000,000 or more by any Acquired Company that has not been fully performed, or (B) imposing material restrictions on the operation of the business of the Acquired Companies as currently conducted, in each case, other than licenses of Company IP;

(vii) other than any Contract relating to the acquisition of any business, any Contract that has not been fully performed for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any Acquired Company of $2,000,000 or more or (B) aggregate payments by any Acquired Company of $5,000,000 or more, except, in each case, any Contract that is a purchase order for materials, supplies, goods, services, equipment or other assets entered into by any Acquired Company in the ordinary course of business consistent with past practice;

(viii) other than any Contract relating to the disposition of any business, any Contract that has not been fully performed for the sale or distribution by any Acquired Company of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments to any Acquired Company of $2,000,000 or more or (B) aggregate payments to any Acquired Company of $5,000,000 or more, except, in each case, any Contract that is a purchase order for materials, supplies, goods, services, equipment or other assets entered into by any Acquired Company in the ordinary course of business consistent with past practice;

(ix) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for the Company Products with the Company’s top ten distributors by revenue for the nine-month period ending September 30, 2013;

(x) any Contract providing for “most favored nation” terms, including such terms for pricing;

(xi) any material partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract (including any material Contract providing for joint research, development, marketing or distribution entered into outside of the ordinary course of business of the Acquired Companies consistent with past practice), other than Contracts providing for (A) the sharing of revenue in connection with the sale of patents or (B) the sharing of costs in the ordinary course of business consistent with past practice;

(xii) any Contract relating to the acquisition or disposition by any Acquired Company of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after January 1, 2012 or pursuant to which any Acquired Company has any current or future rights or obligations that could reasonably be expected to result in payments by the Acquired Companies in excess of $1,000,000;

(xiii) any Contract providing for indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), in each case, in excess of $3,000,000 and other than any Contract only between or among Acquired Companies;

(xiv) any Contract relating to the acquisition, issuance or transfer of any Company Securities (other than Company Compensatory Awards outstanding as of the date of this Agreement);

(xv) any Contract for any interest rate, currency or commodity derivatives or hedging transaction;

(xvi) any Contract under which (A) any Person (other than any Acquired Company) is guaranteeing any liabilities or obligations of any Acquired Company, (B) any Acquired Company

is directly or indirectly guaranteeing liabilities or obligations of any other Person other than any Acquired Company (in each case other than endorsements for the purposes of collection in the ordinary course of business) or (C) any Acquired Company has “take-or-pay” obligations;

(xvii) any Contract providing for the creation of any Lien, other than a Permitted Lien, with respect to any asset (including Intellectual Property Rights or other intangible assets) material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole;

(xviii) any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of Company Products, or Real Property Leases, or indemnities in connection with the licensing of intellectual property or technology from vendors in the ordinary course of business consistent with past practice), which indemnity is material to the Acquired Companies, taken as a whole;

(xix) any material Contract with any Related Person;

(xx) any employment, severance, retention, bonus or other similar agreement with any current employee, officer, director, advisor or consultant of any Acquired Company pursuant to which any Acquired Company has any material current or future rights or obligations;

(xxi) any material Contract with any Governmental Authority; and

(xxii) revenue producing Contracts of the top ten customers of the IP Business for 2013 through as of the date hereof.

(b) The Company has made available to Parent accurate and complete copies of all written Company Material Contracts required to be identified in Section 4.09(a) of the Company Disclosure Schedule, including all material amendments thereto and any extensions of the term of such Contract. Section 4.09(a) of the Company Disclosure Schedule provides an accurate description of the material terms of each Company Material Contracts required to be identified in Section 4.09(a) of the Company Disclosure Schedule that is not in written form.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Material Contract is a valid and binding agreement of the Acquired Company party thereto, and (except for any such Company Material Contract that has expired or terminated in accordance with its terms after the date hereof) is in full force and effect, subject to the Enforceability Exceptions and (B) no Acquired Company is and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Company Material Contract and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any such Company Material Contract; (ii) give any Person the right to accelerate the maturity or performance of any Company Material Contract or (iii) give any Person the right to cancel, terminate or modify any Company Material Contract.

(d) Since January 1, 2012 through the date hereof, no Acquired Company has received any written notice of any material violation or breach of, default under or intention to cancel any Company Material Contract, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Person is renegotiating, or has a right (or, to the Knowledge of the Company, has asserted a right) pursuant to the terms of any Company Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Company Material Contract or any other material term or provision of any Company Material Contract (other than pricing discussions in the ordinary course of business).

Section 4.10 Compliance with Applicable Laws.

(a) Each Acquired Company (i) is, and has at all times since January 1, 2012 through the date hereof been, in compliance with Applicable Laws; and (ii) to the Knowledge of the Company, since January 1, 2012 through the date hereof has not received written notice from any Governmental Authority alleging that any Acquired Company is in violation of any Applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each Acquired Company is, and has at all times since January 1, 2010, been in material compliance with (i) United States and (ii) to the Knowledge of the Company, foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to its export transactions. Without limiting the foregoing, as of the date hereof, there are no material pending or, to the Knowledge of the Company, material threatened claims or investigations by any Governmental Authority of potential violations against any Acquired Company with respect to export activity or licenses or other approvals.

(c) Since January 1, 2010, no Acquired Company has and, to the Knowledge of the Company, no agent, employee or other Person associated with or acting on behalf of any Acquired Company has, directly or indirectly:

(i) made or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii) made or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the FCPA, or any other Applicable Laws relating to anti-corruption or anti-bribery; or

(iv) made or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.11 Litigation.

(a) As of the date of this Agreement, there is no pending Proceeding or, to the Knowledge of the Company, investigation, and, to the Knowledge of the Company, since January 1, 2012 through the date hereof, no Person has threatened in writing to commence any Proceeding or, to the Knowledge of the Company, investigation: (i) against any Acquired Company or any of the assets owned by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law, in each case, as would have, individually or in the aggregate, a Company Material Adverse Effect; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or materially impeding the Transaction.

(b) There is no order, writ, injunction, judgment or decree to which any Acquired Company or any of the assets owned or used by any Acquired Company is subject or which materially interferes with the right of the Acquired Companies, taken as a whole, to conduct their business.

Section 4.12 Real Property.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a complete and correct list of the Owned Real Property (including the owner thereof and the street address of each parcel of Owned Real Property). The Company or one or more of the Acquired Companies has good and marketable fee simple title to the Owned Real Property free and clear of any and all Liens, other than Permitted Liens. No Owned Real Property is being marketed for sale, or is under contract to be sold. No Acquired Company is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Owned Real Property or any portion thereof or interest therein. Except as set forth on Section 4.12(a)(i) of the Company Disclosure Schedule, none of the Acquired Companies have leased or otherwise granted any Person the right to use or occupy any Owned Real Property. No Acquired Company has received written notice from a Governmental Authority of a material violation of any material ordinances, regulations or building, zoning or other similar laws with respect to the Owned Real Property.

(b) The Company or one of the other Acquired Companies has a good and valid leasehold interest in the Leased Real Property. Section 4.12(b) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the occupancy of any Leased Real Property by any Acquired Company (each, a “Real Property Lease”) and sets forth the address for each lease.

(c) The applicable Acquired Company’s interest in the Leased Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received written notice from a Governmental Authority of a material violation of any material ordinances, regulations or building, zoning or other similar laws with respect to the Leased Real Property material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole. Each Acquired Company has the right to use and occupy the Leased Real Property for the full term of the Real Property Lease relating thereto. None of the Acquired Companies have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property.

(d) To the Knowledge of the Company, there is no pending or threatened condemnation proceeding or special assessment with respect to any of the Owned Real Property or any material Leased Real Property.

Section 4.13 Properties.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company or one of the other Acquired Companies has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all tangible personal property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for personal property and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i) Liens disclosed on the Company Balance Sheet;

(ii) statutory Liens for current taxes not yet due and not yet delinquent or Taxes that are being contested in good faith by appropriate proceedings (and for which accruals or reserves have been established in accordance with GAAP on the Company Balance Sheet);

(iii) Liens imposed by Applicable Laws such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens (and in the case of materialmen’s, mechanics’, carriers’,

workmen’s and repairmen’s liens, such Liens are for amounts not yet delinquent or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established in accordance with GAAP on the Company Balance Sheet);

(iv) Liens arising under conditional sale agreements, capital leases or other title retention agreements with a vendor or lessor;

(v) restrictions on transfer of securities imposed by applicable state and U.S. federal securities laws; or

(vi) Liens which do not, individually or in the aggregate, materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i) through (v) of this Section 4.13(a) are, collectively, the “Permitted Liens”).

(b) The equipment owned by each Acquired Company that is material to the operation of business by the Acquired Companies as currently conducted taken as a whole has no material defects, is in good operating condition and repair and has been reasonably maintained (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule accurately identifies as of December 10, 2013 (i) each material item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of material Registered IP and the nature of such ownership interest and (iv) all material unregistered Trademarks used in connection with any Company Product.

(b) No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any material Company IP to any Person (other than in the ordinary course of the IP Business or the Custom ASIC Business).

(c) The Acquired Companies exclusively own all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens and non-exclusive licenses granted by the Acquired Companies in the ordinary course consistent with past practice). The Acquired Companies have a policy requiring each Person who is or was an employee, officer, director, consultant or contractor of any Acquired Company and who is or was involved in the creation or development of any Company IP to sign an agreement containing (i) an assignment to the applicable Acquired Company of all Intellectual Property Rights in such Person’s contribution to the Company IP, and (ii) non-disclosure obligations for the protection of trade secrets of the Acquired Companies.

(d) To the Knowledge of the Company, all material Company IP is valid, subsisting, and enforceable. To the Knowledge of the Company, the Acquired Companies have made all filings and payments and taken all other actions required to be made or taken to maintain each item of material Company IP that is Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No application for any material Registered IP that has been filed by or on behalf of any of the Acquired Companies at any time since January 1, 2012 through the date hereof has been abandoned or allowed to lapse.

(e) Each of the Acquired Companies owns or otherwise has the right to use all Technology and Intellectual Property Rights which are material to the conduct of business of the Acquired Companies as currently conducted, taken as a whole, and is used in, held for use in, or necessary for the conduct the business of the Acquired Companies as currently conducted.

(f) To the Knowledge of the Company, the (i) material Company Products currently offered for sale and (ii) conduct of the business of the Acquired Companies as currently conducted have not and do not (A) infringe, misappropriate, use or disclose without authorization, or otherwise violate any Intellectual Property Right of any other Person, or (B) constitute unfair competition or trade practices under the laws or any relevant jurisdiction. To the Knowledge of the Company, no material claims of infringement, misappropriation, or similar claim involving Intellectual Property Rights of another Person or related Proceeding or investigation is pending or threatened against any Acquired Company or against any Person who would be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim, Proceeding or investigation. To the Knowledge of the Company and outside of the ordinary course of the IP Business, no Acquired Company has from January 1, 2012 through the date hereof, received any written notice alleging infringement, misappropriation, or violation of any Intellectual Property Right of another Person.

(g) The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain the confidentiality of, and otherwise protect and enforce their rights in all material proprietary information which is owned by an Acquired Company and which the Acquired Companies hold as a trade secret.

(h) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, none of the Software used or held for use in the operation of the business of the Acquired Companies as currently conducted, including in or for the Company Products (collectively, “Company Software”) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software in any material respect. To the Knowledge of the Company, no material Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements commercially reasonable measures designed to prevent the introduction of Malicious Code into material Company Software, including firewall protections and regular virus scans.

(i) To the Knowledge of the Company, no material Source Code for any Company Product has been delivered, licensed, or made available to any escrow agent or any other Person who is not either a current or former employee of any Acquired Company, or a Person to whom any Acquired Company has otherwise made any such Source Code available in the ordinary course of business pursuant to reasonable confidentiality terms. To the Knowledge of the Company, no Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the material Source Code for any Company Product to any escrow agent or other Person. The consummation of the transactions contemplated by this Agreement will not result in the delivery, license or disclosure of any material Source Code for any Company Product to any other Person who is not, as of the date of this Agreement, either an employee of any Acquired Company, or a Person to whom any Acquired Company otherwise makes any such Source Code available in the ordinary course of business pursuant to reasonable confidentiality terms.

(j) To the Knowledge of the Company, no Company Software incorporated into or otherwise distributed with Company Products is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing or distribution of any Source Code for any portion of such Company Software, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof, (C) the licensing under terms that allow the Company Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (D) redistribution at no license fee or (ii) could otherwise impose any limitation, restriction or condition on the right or ability of any Acquired Company to use, distribute or charge for any Company Products.

(k) No Governmental Authority or any public or private university, college or other educational or research institution has or could claim material rights in any material Company IP as a result of funding, facilities or personnel of such Governmental Authority, public or private university, college or other educational or research institution which were used, directly or indirectly, to develop or create, in whole or in part, such Company IP.

(l) Section 4.14(l) of the Company Disclosure Schedule contains a list of all Standards Bodies which, to the Knowledge of the Company, any of the Acquired Companies participates in or contributes to.

Section 4.15 Insurance Coverage.    The Company has made available to Parent a list of, and accurate and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Acquired Companies, taken as a whole, each of which is in full force and effect as of the date hereof. There is no claim in excess of $25,000,000 by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. As of the date hereof, the Company has no Knowledge of any termination of, material premium increase (other than ordinary course premium increases) with respect to, or material alteration of coverage under, any of such policies or bonds threatened in writing.

Section 4.16 Licenses and Permits.    Except in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies have, and at all times since January 1, 2012 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to conduct the business of the Acquired Companies; (ii) since January 1, 2012 through the date hereof, no Acquired Company has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit; and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 4.17 Tax Matters.    Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(a) all Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects; no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return;

(b) all Taxes of each Acquired Company (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP); no Acquired Company has incurred any liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business;

(c) no deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against any Acquired Company that remains unpaid;

(d) there are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of any Acquired Company;

(e) there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company;

(f) all Taxes required to be withheld or collected by an Acquired Company have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority;

(g) there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Liens for current Taxes not yet delinquent that may thereafter be paid without interest or penalty, and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP;

(h) in the last two years, no Acquired Company has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies;

(i) no Acquired Company (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a United States consolidated federal income Tax Return (other than the affiliated group of which the Company is the common parent) or (ii) has any liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor; no Acquired Company is a party to any Tax sharing agreement (other than any customary Tax gross-up and indemnification provisions in credit agreements, leases, supply agreements and similar agreements entered into in the ordinary course of business);

(j) no election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat any Acquired Company as an association, corporation, partnership or disregarded entity; and

(k) no Acquired Company has engaged in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.18 Employees and Employee Benefit Plans.

(a) As soon as reasonably practicable following the date hereof and as permitted by Applicable Law, the Company will deliver to Ultimate Parent an accurate and complete list of the names, titles, annual base salary (or wage rate), commission and any other cash compensation or bonus opportunity of all employees of the Acquired Companies as of the date of this Agreement, principal work location, work visa status, accrued vacation time and classification.

(b) Section 4.18(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any Acquired Company or any ERISA Affiliate and covers any employee or former employee of any Acquired Company, or with respect to which such Acquired Company has any liability, other than governmentally administered plans and plans mandated by Applicable Law. Such plans are referred to collectively herein as the “Employee Plans.”

(c) The Company has furnished or made available to Parent (i) accurate and complete copies of all documents constituting each Employee Plan (or a written summary thereof with respect to any Employee Plan that is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States (each, a “Foreign Plan”) or to any other Employee Plan that has not been documented in writing) to the extent currently effective, including all amendments thereto and all related trust documents, (ii) the three most recent available annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) material correspondence within the past two years to or from any Governmental Authority relating to any Employee Plan and (vii) accurate and complete copies of the most recent IRS determination (or opinion) letters with respect to each such applicable Employee Plan.

(d) Section 4.18(d) of the Company Disclosure Schedule sets forth each Employee Plan any Acquired Company or any ERISA Affiliate (or any predecessor thereof) sponsors, maintains or contributes to, or has in the preceding six years sponsored, maintained or contributed to, subject to Title IV of ERISA or Section 412 or 430 of the Code (each, a “Pension Plan”). With respect to each Pension Plan: as of the date hereof, (i) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred (other than for premiums payable in the ordinary course); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Knowledge of the Company, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) except for the execution and delivery of this Agreement and the transactions contemplated by this Agreement, no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (vi) no Lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Company or its Subsidiaries (other than any Lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the transactions contemplated by this Agreement); (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event” ) within the last six years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement and the transactions contemplated by this Agreement); and (viii) no such Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(e) No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) contributes to, or has in the preceding six years contributed to, any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, a multiple employer plan, as defined in Section 413(c) of the Code, or a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.

(f) Except as would not have a Company Material Adverse Effect, each Acquired Company (i) has performed all material obligations required to be performed by such Acquired Company under each Employee Plan established or maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services in the United States of America (the “U.S. Employee Plans”) and (ii) is not in material default with respect to or in material violation of, and has no Knowledge of any material default or violation by any other party to, any U.S. Employee Plan. Except as would not have a Company Material Adverse Effect, each U.S. Employee Plan (i) has been established and maintained in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA and the Code and (ii) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of the Company, there is no reason why any such determination (or opinion) letter should be revoked or not be reissued.

(g) Except as provided in this Agreement or as required by Applicable Law, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or services) entitle any current or former employee or independent contractor of any Acquired Company to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan (including any acceleration of vesting with respect to a Company Compensatory Award held by employees of an Acquired Company as a result of the Transaction or any termination of employment in connection therewith). No payment or benefit (including vesting of Company Compensatory Awards) that will or may be made by any Acquired Company or their ERISA Affiliates to any current or former employee or other service provider of any Acquired Company is reasonably expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which any Acquired Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(h) Except as set forth on the Company Balance Sheet, no Acquired Company or ERISA Affiliate has any material current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of any Acquired Company or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent any Acquired Company or any ERISA Affiliate from amending or terminating any Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in accordance with its terms.

(i) Except as would not have a Company Material Adverse Effect, with respect to each Employee Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States, each Foreign Plan (i) is in material compliance with the provisions of the Applicable Laws of each jurisdiction in which such Foreign Plan is maintained and has been administered in all material respects in accordance with its terms; (ii) has no material unfunded liabilities that, as of the Effective Time will not be offset by insurance or fully accrued; and (iii) which, under the Applicable Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority has been so registered or approved.

(j) Each material “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by any Acquired Company has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

(k) No Acquired Company is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor-related contract or arrangement with a labor union, works council or similar organization. Since January 1, 2010, to the Knowledge of the Company, there have been no attempts by any labor union, works council or similar organization to organize any employees of the Acquired Companies. Each Acquired Company is in compliance with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employment safety and health, immigration, wages and hours, and employee-independent contractor classification, and with respect to employees each Acquired Company (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any non-compliance or failure to withhold, report or pay which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending, or the Knowledge of the Company, threatened Proceedings or, to the Knowledge of the Company, investigations, pertaining to employment or employment practices between any Acquired Company and any of its respective current or former employees, in each case, as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) To the Knowledge of the Company, no employee of any Acquired Company at the level of senior director or above is in material violation of any term of any employment agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or to the use of trade secrets or proprietary information of any former employer.

(m) Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar Applicable Law relating to plant closings and layoffs.

Section 4.19 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Proceeding or, to the Knowledge of the Company, investigation, is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person affecting any Acquired Company and, with respect to any of the foregoing, alleging violation of any Environmental Law; (ii) each Acquired Company is, and has at all times since January 1, 2010 been, in material compliance with applicable Environmental Laws and applicable Environmental Permits; and (iii) to the Knowledge of the Company, there are no pending liabilities or obligations of any Acquired Company under applicable Environmental Law for release of any Hazardous Substance.

(b) The Company has made available to Parent material, applicable and relevant environmental reports and results of investigations of which the Company has Knowledge and that are in its possession pertaining to the business of any Acquired Company or any property or facility of any Acquired Company for which such Acquired Company has ongoing liability.

The representations set forth in this Section 4.19 constitute the sole and exclusive representations and warranties of the Company relating to environmental matters.

Section 4.20 Affiliate Transactions.    No director or officer or, to the Knowledge of the Company, members of any of their “immediate family” (as such term is defined in Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of an Acquired Company (a) is involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company and is material to the conduct of business of the Acquired Companies as currently conducted, taken as a whole.

Section 4.21 Customers; Suppliers.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer who, in either the year ended December 31, 2012 or the nine months ended September 30, 2013 was one of the 20 largest sources of revenues for the Acquired Companies, based on amounts paid or payable (each, a “Significant Customer”). None of the Acquired Companies has any outstanding material disputes with a Significant Customer other than in the ordinary course of business consistent with past practice, and, to the Knowledge of the Company, no Acquired Company has received written notice of the intention of a Significant Customer to seek to materially reduce the scale of the business conducted with the Acquired Company. To the Knowledge of the Company none of the Acquired Companies has received written notice from any Significant Customer that such customer shall not continue as a customer of the Acquired Companies or that such customer intends to terminate or materially modify any existing material Contract with the Acquired Companies.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the accounts payable incurred in respect of, each supplier or other service provider of the Acquired Companies that accounted for more than $25,000,000 of the accounts payable incurred by the Acquired Companies, on a consolidated basis, for the year ended December 31, 2012 or the nine months ended September 30, 2013 (each a “Significant Supplier”). As of the date hereof, to the Knowledge of the Company, none of the Acquired Companies has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier of the Acquired Companies or that such supplier intends to terminate or materially modify existing Contracts with the Acquired Companies.

Section 4.22 No Brokers.    Except for Qatalyst Partners LP (the “Company Financial Advisor”), an accurate and complete copy of whose engagement agreement has been provided to Ultimate Parent, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who might be entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

Section 4.23 Fairness Opinion.    The Company Board of Directors has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement. A signed copy of the written opinion will be delivered to Parent promptly after receipt thereof by the Company.

Section 4.24 Takeover Statutes.    Assuming the accuracy of the representation contained in Section 5.07, the Company Board of Directors has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation of any Governmental Authority (each, an “Anti-Takeover Law”) is applicable to the Company or the Transaction.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF ULTIMATE PARENT, PARENT AND MERGER SUB

Subject to Section 10.05, except as set forth in the Parent Disclosure Schedule, Ultimate Parent, Parent and Merger Sub each represent and warrant to the Company:

Section 5.01 Corporate Existence and Power.     Each of Ultimate Parent, Parent and Merger Sub is a limited company or corporation, as applicable, in each case duly organized or incorporated, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable.

Section 5.02 Corporate Authorization.    Each of Ultimate Parent, Parent and Merger Sub has all requisite limited company or corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Ultimate Parent, Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Ultimate Parent, Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder), and no other corporate proceedings on the part of Ultimate Parent, Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Ultimate Parent, Parent and Merger Sub to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Ultimate Parent, Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Ultimate Parent, Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Authorization.    The execution, delivery and performance by each of Ultimate Parent, Parent and Merger Sub of this Agreement and the consummation by Ultimate Parent, Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws, (iv) compliance with any applicable requirements of Exon-Florio, (v) compliance with any applicable rules of NASDAQ and (vi) except where failure to take any such actions or filings would not materially impair the ability of Ultimate Parent, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.04 Non-Contravention.    The execution, delivery and performance by each of Ultimate Parent, Parent and Merger Sub of this Agreement, the consummation by each of Ultimate Parent, Parent or Merger Sub of the transactions contemplated hereby and the compliance by each of Ultimate Parent, Parent or Merger Sub with any of the provisions of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Ultimate Parent, Parent or Merger Sub, nor (ii) assuming the consents, approvals, authorizations and compliance with the matters referred to in Section 5.03 have been received and any condition precedent to such consents, approvals, authorizations and compliance has been satisfied, conflict with or violate any Applicable Law to each of Ultimate Parent, Parent or Merger Sub or by which any property or asset of Ultimate Parent, Parent or Merger Sub is bound or affected.

Section 5.05 Litigation.

(a) As of the date of this Agreement, there is no pending Proceeding or, to the Knowledge of Ultimate Patent, Parent or Merger Sub, investigation, or, to the Knowledge of Ultimate Parent, Parent or Merger Sub, threatened in writing against Ultimate Parent, Parent or Merger Sub that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying or making illegal, the Transaction.

(b) There is no order, writ, injunction, judgment or decree to which any of Ultimate Parent, Parent or Merger Sub are subject and which would materially impair the ability of Ultimate Parent, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.06 No Brokers.    Except for Deutsche Bank Securities Inc., there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Ultimate Parent or its Subsidiaries who might be entitled to any fee or commission from Ultimate Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.07 Ownership of Company Capital Stock.    Ultimate Parent, Parent and Merger Sub and their respective subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.08 Financing.    Parent has delivered to the Company true and complete copies of the executed Debt Commitment Letters and the executed fee letter associated therewith (provided, that the fee amounts and other economic terms set forth in such fee letter, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, may be redacted). As of the date hereof, (a) the Debt Commitment Letters have not been amended or modified in any manner, (b) the respective commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect, (c) none of Ultimate Parent, Parent or any of their Subsidiaries has entered into any agreement, side letter or other arrangement relating to the financing of the Closing Date Payments or transactions contemplated by this Agreement, other than as set forth in the Debt Commitment Letters and the fee letters related thereto, (d) the Debt Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each other party thereto, subject to the Enforceability Exceptions, and (e) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under any of the Debt Commitment Letters. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date hereof, neither Ultimate Parent nor Parent has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letters. There are no conditions precedent related to the funding of the full amount of the Debt Financing, other than the conditions set forth in the Debt Commitment Letters. The only conditions precedent related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the conditions set forth in or contemplated by the Debt Commitment Letters. As of the date hereof, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder, neither Ultimate Parent nor Parent has any reason to believe that (a) any of the conditions set forth in or contemplated by the Debt Commitment Letters will not be satisfied or (b) the Debt Financing will not be made available to Parent on the Closing Date. Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of this representation and warranty shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Ultimate Parent, Parent and Merger Sub are willing and able to consummate the Merger on the Closing Date. Notwithstanding anything to the contrary contained herein, Parent’s and Ultimate Parent’s obligations hereunder are not subject to a condition regarding Parent’s or any of its Affiliates’ obtaining funds to consummate the Merger.

ARTICLE 6.

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall, and shall cause each Acquired Company to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local Permits, (iii) keep available the services of present officers and key employees of the Acquired Companies and (iv) preserve intact its relationships with the customers, lenders and suppliers of the Acquired Companies and others having material business relationships with them. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth on Section 6.01 of the Company Disclosure Schedule, or pursuant to the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to Section 6.01(b) to the extent relating to dividends or distributions by the Company), the Company shall not, and shall cause each of the other Acquired Companies not to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or securities of any other Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or securities of any other Acquired Company, other than dividends declared and paid by an Acquired Company (other than the Company) to another Acquired Company in the ordinary course of business consistent with past practice;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or securities of any other Acquired Company, other than the issuance of any shares of Company Common Stock in accordance with the Company ESPP, upon the exercise of

Company Options, or settlement of Company RSUs that, in each case, are outstanding on the date of this Agreement in accordance with the terms of such awards on the date of this Agreement or granted after the date hereof in accordance with the terms of this Agreement; or (ii) amend any term of any Company Security or the security of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Compensatory Award to provide for acceleration of vesting as a result of the Transaction or a termination of employment or service related to the Transaction (other than pursuant to the terms of any Employee Plan in effect on the date of this Agreement);

(d) incur any capital expenditures in excess of $20,000,000 in the aggregate in any fiscal quarter;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets (including any Intellectual Property Rights and other intangible assets), securities, properties, interests or businesses other than in the ordinary course of business consistent with past practice;

(f) sell, lease, license or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the material assets (including any Intellectual Property Rights and other intangible assets), securities, properties, interests or businesses of the Acquired Companies other than (i) purchases and sales of Patents with a fair market value of less than $1,000,000, (ii) non-exclusive licenses of less than $2,000,000, (iii) licenses to any Intellectual Property Rights required by any Standards Body of which any Acquired Company is a member or (iv) settlements not to exceed $3,000,000; provided that in no event shall the Acquired Companies grant any exclusive licenses of any Intellectual Property Rights without Parent’s prior written consent;

(g) make any loans, advances or capital contributions to, or investments in, (i) any Affiliate of any Acquired Company other than in the ordinary course of business consistent with past practice and (ii) any Person other than an Affiliate of any Acquired Company in an amount in excess of $2,000,000;

(h) make any payments to any Related Person, other than in the ordinary course of business consistent with past practice or pursuant to an Employee Plan in effect as of the date hereof or otherwise permitted to be established after the date hereof in accordance with the terms of this Agreement;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money other than (i) letters of credit issued and maintained by the Company in the ordinary course of business consistent with past practice, (ii) loans or advances from one Acquired Company to another Acquired Company in the ordinary course of business consistent with past practice, and (iii) indebtedness outstanding as of the date of this Agreement;

(j) enter into, amend or modify in any material respect or terminate, fail to renew or default under any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company thereunder, in each case, outside the ordinary course of business consistent with past practice;

(k) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Intellectual Property Rights used in or otherwise material to the conduct of business of the Acquired Companies as currently conducted, taken as a whole;

(l) other than pursuant to the terms of an applicable plan or agreement identified on Section 6.01(l) of the Company Disclosure Schedule or as required by Applicable Law (including to avoid adverse tax consequences under Section 409A of the Code, but, in such case, subject to Parent’s prior review): (i) grant or increase any change-in-control, severance or termination pay to (or amend any such existing arrangement with) any director, officer, consultant or employee of any Acquired

Company, (ii) increase benefits payable under any existing change-in-control, severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining or work council agreement, (iv) establish, adopt or amend (except as required by Applicable Law) any bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other Employee Plan covering any director, officer, advisor, consultant or employee of any Acquired Company or (v) increase compensation, bonus, commission or other benefits payable to any director, officer or employee of any Acquired Company except in the ordinary course of business consistent with past practice;

(m) change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants;

(n) commence, settle or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company (other than (A) Proceedings set forth in Section 6.01(n) of the Company Disclosure Schedule, or (B) any other settlement that does not require payment by the Acquired Companies in excess of $3,000,000 as its sole remedy), (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby, in each case, other than in the ordinary course of business;

(o) make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any material accounting method for Taxes; file any material amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (other than any customary Tax gross-up and indemnification provisions in credit agreements, leases, supply agreements and similar agreements entered into in the ordinary course of business), pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax; surrender or forfeit any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(p) form or acquire any Subsidiaries; or

(q) agree, resolve or commit to do any of the foregoing.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall consult in good faith with Ultimate Parent and Parent regarding the hiring, promotion or termination of employees of any Acquired Company at the level of senior director or above.

Section 6.02 Stockholder Approval; Notice.

(a) The Company shall take all action in accordance with Applicable Law and the certificate of incorporation and bylaws of the Company to establish a record date, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholder Meeting”). The Company Stockholder Meeting shall be held on a date selected by the Company in consultation with Parent as promptly as reasonably practicable, and in any event (to the extent permissible under Applicable Law) the Original Date shall be within 45 days following the date on which the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Required Company Stockholder Approval. The Company shall (i) ensure that the Company Stockholder Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Company Stockholder Meeting are solicited, in compliance with all Applicable Law and (ii) subject to and without limiting the rights of the Company Board of Directors to effect a Change of Board Recommendation pursuant to Section 6.03(f), use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to obtain the Required Company Stockholder Approval, including such actions as are required by Applicable Law. The adoption of this Agreement, the adjournment of the Company Stockholder Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement, and the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholder Meeting unless otherwise approved in writing by Parent.

(b) The Company shall consult with Parent regarding the date of the Company Stockholder Meeting and shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, if on the date for which the Company Stockholder Meeting is scheduled (the “Original Date”), the Company has not received proxies representing a sufficient number of shares for the Required Company Stockholder Approval, whether or not a quorum is present, Parent shall have the right to require the Company, and the Company shall have the right, to postpone or adjourn the Company Stockholder Meeting to a date which shall not be more than 30 days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of shares for the Required Company Stockholder Approval, whether or not a quorum is present, the Company may, in its sole discretion, make one or more successive postponements or adjournments of the Company Stockholder Meeting as long as the date of the Company Stockholder Meeting is not postponed or adjourned to a date beyond the End Date in reliance on this subsection. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholder Meeting if (i) the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Board Recommendation).

(c) Subject to Section 6.03: (i) the Proxy Statement shall include the Company Board Recommendation and (ii) the Company Board Recommendation shall not be withdrawn, modified or qualified in any manner adverse to Parent, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed (any of the foregoing a “Change of Board Recommendation”).

(d) Nothing contained in this Section 6.02 shall prohibit the Company Board of Directors from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company’s recommendation to the stockholders of the Company in favor of the adoption of the Agreement, together with a factual description of events or actions leading up to such disclosure that have been taken by the Company and that are permitted under Section 6.03 or actions taken or notices delivered to Ultimate Parent or Parent by the Company that are required by Section 6.03 shall, in each case, be deemed to be a Change of Board Recommendation hereunder, including for purposes of Section 9.01(f).

(e) Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with Section 9.01, (i) the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) the Company’s obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 9.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the adoption of this Agreement at the Company Stockholder Meeting.

Section 6.03 No Solicitation.

(a) The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Ultimate Parent, Parent and their Representatives) conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal, and shall promptly after the date of this Agreement instruct each Person that has in the twelve months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Acquisition Proposal or to the Acquired Companies and their businesses previously furnished by or on behalf of the Acquired Companies or any of their respective Representatives to such Person or such Person’s Representatives. Promptly following the date of this Agreement, the Company shall provide Parent with a certificate signed by the Company’s Chief Executive Officer that shall certify the Company’s compliance with this Section 6.03(a).

(b) Except as expressly permitted by this Section 6.03, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or knowingly take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, an Acquisition Proposal from any Person (other than Ultimate Parent, Parent and their Representatives); (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person (other than Ultimate Parent, Parent and their Representatives), other than solely to state that the Acquired Companies and their Representatives are prohibited hereunder from engaging in any such discussions or negotiations; (iii) furnish to any Person (other than Ultimate Parent, Parent and their Representatives) any non-public information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal from a Person (other than any information disclosed in the ordinary course consistent with past practices and not known by the Company to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal); (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding relating to any Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.03(d)) with any Person (other than Ultimate Parent, Parent and their Representatives); or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company.

(c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall promptly (and in any event within 24 hours) provide Parent with: a copy (if in writing) or written summary of material terms (if oral, which written summary may be delivered by email) of any expression of interest, proposal or offer relating to an Acquisition Proposal (including any material modification thereto, which shall include any communications as to the proposed amount or form of consideration, financing terms, if any, and closing conditions), or a copy (if in writing) or written summary (if oral, which written summary may be delivered by email) of any request for non-public information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal from a Person (other than any information disclosed in the ordinary course consistent with past practices and not known by the Company to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal), that is received by any Acquired Company or any Representative of any Acquired Company from any Person (other than Parent), including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”). Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing (which may be by email) if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.03(d).

(d) Notwithstanding Section 6.03(b), if at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval: (i) the Company has received a bona fide written Acquisition Proposal from a third party; (ii) the Company has not materially breached this Section 6.03; (iii) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; and (iv) after consultation with its outside counsel, the Company Board of Directors determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under the DGCL, then the Company may (A) furnish information with respect to the Acquired Companies to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal; provided that the Company (x) shall not, and shall not allow any of its Representatives or any other Acquired Company or any of its Representatives to, disclose any information to such Person without first entering into a confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of any of the Acquired Companies and containing “standstill” provisions no less favorable to the Company than the “standstill” provisions contained in the Confidentiality Agreement and (y) shall promptly provide to Parent any information concerning the Acquired Companies provided to such other Person which was not previously provided to Parent.

(e) The Company shall not, and shall cause each other Acquired Company not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which any Acquired Company is a party, and the Company shall, and shall cause each other Acquired Company to, enforce the provisions of each such agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, the Company Board of Directors may make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 6.03(g)) if the Company Board of Directors has determined in good faith, after consultation with its outside counsel, that, in light of an Intervening Event and taking into account the results of any negotiations with Parent as contemplated by clause (ii) below and any offer from Parent contemplated by clause (iii) below, that such action is necessary to comply with fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under the DGCL; provided, however, that the Company Board of Directors may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Ultimate Parent or Parent pursuant to the foregoing unless:

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board of Directors’ reason for proposing to effect such Change of Board Recommendation;

(ii) prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation; and

(iii) Parent shall not have, within the aforementioned four Business Day period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement that the Company Board of Directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation.

(g) Notwithstanding anything to the contrary contained in this Agreement, if the Company receives an Acquisition Proposal that the Company Board of Directors determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement that may be offered by Parent (including pursuant to clause (ii) below), the Company Board of Directors may at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, if the Company Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary to comply with fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under the DGCL, (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless the Company complies with the provisions of Section 9.01(g) and Section 9.03 in the time frames specified therein; and provided, further that the Company Board of Directors may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Ultimate Parent or Parent pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) the Acquired Companies shall not have materially breached this Section 6.03 and (B):

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take any action permitted under clause (y) or (z) above with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.03(g) with respect to such new written notice, except that references to the four Business Day period above shall be deemed references to a two Business Day period.

For the avoidance of doubt, any actions taken by the Company in accordance with this Section 6.03(g)(B) shall not be deemed to constitute a Change of Board Recommendation.

(h) Neither the Company nor the Company Board of Directors shall take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions of “control share acquisitions” contained in Section 203 of the DGCL or any other Anti-Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 9.01(g).

(i) The Company agrees that any violation of the restrictions set forth in this Section 6.03 by any Representative of any of the Acquired Companies shall be deemed to be a breach of this Agreement (including this Section 6.03) by the Company.

Section 6.04 Access to Information.    Subject to Applicable Law, from the date of this Agreement until the Effective Time, upon reasonable notice and during normal business hours, the Company shall and shall cause each other Acquired Company to (a) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (b) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (c) instruct the Representatives of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies; provided, however, that the Acquired Companies shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company (after consultation with outside legal counsel), (i) breach any agreement with any Person to which the Acquired Companies are party or otherwise bound, (ii) constitute a waiver of the attorney-client or other privilege held by any of the Acquired Companies, or (iii) otherwise violate any Applicable Law (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clauses (i) through (iii) above and thereafter the Company and Parent shall reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law.

Section 6.05 Termination of Employee Plans.    Unless Parent directs the Company otherwise in writing no later than five Business Days prior to the Effective Time, the Company Board of Directors

(or the board of directors of the applicable Acquired Company) shall adopt resolutions terminating, effective at least one day prior to the Effective Time, any Employee Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”). Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors (or the board of directors of the applicable Acquired Company) authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all Applicable Laws. The Company shall also take (and shall cause each applicable Acquired Company to take) such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require.

Section 6.06 Notices of Certain Events.

(a) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority (A) delivered in connection with the transactions contemplated by this Agreement or (B) indicating that a material Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such material Permit has not been obtained;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or Section 4.14, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement such that the conditions in Section 8.02(a) or Section 8.02(b) would not be satisfied;

(v) any written notice from NASDAQ asserting any non-compliance with any applicable listing and other rules and regulations of NASDAQ; and

(vi) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible, unlikely or materially delayed.

(b) From the date of this Agreement until the Effective Time, Ultimate Parent, Parent and Merger Sub shall promptly notify the Company of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority delivered in connection with the transactions contemplated by this Agreement;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Parent, threatened against, relating to or involving or otherwise affecting Ultimate Parent, Parent or Merger Sub that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement such that the conditions in Section 8.03(a) or Section 8.03(b) would not be satisfied; and

(v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible, unlikely or materially delayed.

(c) No information or knowledge obtained in any investigation or notification pursuant to this Section 6.06, Section 6.04, Section 7.01 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement and no such notice, information or knowledge shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Article 8 has been satisfied.

ARTICLE 7.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01 Appropriate Action; Consents; Filings.

(a) Each of the Company, Ultimate Parent, Parent and Merger Sub shall use reasonable best efforts to: (i) take, or cause to be taken, all appropriate actions and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Ultimate Parent or the Company or any of their respective Subsidiaries, or to avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger; and (iii) as promptly as reasonably practicable, and in any event within ten Business Days after the date hereof, make all necessary registrations, declarations, submissions and filings, and thereafter make any other required registrations, declarations, submissions and filings, and pay any fees due in connection therewith, with respect to this Agreement and the Transaction required under the Exchange Act, any other applicable federal or state securities laws, the HSR Act, any applicable Antitrust Laws, and any other Applicable Law; provided, that the parties shall cooperate with each other in connection with (x) preparing and filing the Proxy Statement and any other required filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the Transaction and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.

(b) The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Transaction and seeking any such actions, consents, approvals or waivers.

(c) As promptly as practicable after the execution of this Agreement, the parties shall prepare, prefile, and then no earlier than five Business Days thereafter, file with CFIUS a joint voluntary notice pursuant to Section 721 of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended

(“Exon-Florio”) with respect to the transactions contemplated by this Agreement. Each party to this Agreement shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS. Subject to Applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under Exon-Florio. The parties, in cooperation with each other, shall use their respective reasonable best efforts to finally and successfully obtain the CFIUS Clearance as promptly as practicable.

(d) Without limiting the generality of anything contained in this Section 7.01, each party shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Transaction; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other domestic or foreign Governmental Authority regarding the Transaction. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal prior to submission in connection with the Transaction and shall take reasonable account of each other’s views. In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Authority (including under the HSR Act or Exon-Florio), neither Ultimate Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Ultimate Parent, the Company or their respective Subsidiaries or Affiliates.

(f) Each of Ultimate Parent and the Company (and any of their respective Subsidiaries and Affiliates) shall take, or cause to be taken, such actions and agree to any reasonable action, restriction or condition as may be requested or required by any Governmental Authority in connection with obtaining any affirmative approval or clearance required under any Antitrust Laws in the foreign jurisdictions identified on Schedule 8.01(b), except if any of the aforementioned actions, either individually or in the aggregate, is or would reasonably be expected to be significant to the business of the Acquired Companies, taken as a whole.

(g) Notwithstanding anything to the contrary in this Agreement, including specifically Section 7.01(c) and Section 7.01(d), each of Ultimate Parent and the Company (as well as any of their respective Subsidiaries or Affiliates) shall take, or cause to be taken, such actions and agree to any reasonable action, restriction or condition to mitigate any national security concerns as may be requested or required by CFIUS or any other agency or branch of the U.S. government in connection with, or as a condition of, obtaining the CFIUS Clearance, except if any of the aforementioned actions, either individually or in the aggregate, is or would reasonably be expected to be significant to the business of the Acquired Companies, taken as a whole.

Section 7.02 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare, in consultation with Parent, and cause to be filed with the SEC a preliminary Proxy Statement and use all reasonable efforts, in consultation with Parent, to:

(i) obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement;

(ii) respond promptly to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement;

(iii) cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its stockholders containing all information required under Applicable Law to be furnished to the Company’s stockholders in connection with the Merger and the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event within five Business Days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act;

(iv) promptly amend or supplement any information provided by it for use in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by Applicable Law; and

(v) cause the preliminary and definitive Proxy Statements, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. Parent shall furnish to the Company all information concerning Ultimate Parent, Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Notwithstanding the foregoing, the Company shall have no responsibility with respect to any information supplied by Ultimate Parent, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy

Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC or its staff.

(c) Parent shall use all reasonable efforts to:

(i) cause the information supplied or to be supplied by or on behalf of Ultimate Parent, Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement not to contain, on the date of the mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and

(ii) promptly inform the Company if at any time prior to the Effective Time, any event relating to Ultimate Parent, Parent or any of their respective Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement.

Section 7.03 Confidentiality; Public Announcements.

(a) Ultimate Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement dated as of October 1, 2013, by and between Ultimate Parent and the Company (the “Confidentiality Agreement”).

(b) Without limiting any other provision of this Agreement, each of Ultimate Parent and the Company shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither the Company nor Ultimate Parent, nor any of their respective Subsidiaries, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, the transactions contemplated hereby or any Acquisition Proposal without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except (i) as such press release or other announcement may be required by Applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance or (ii) in connection with a Change of Board Recommendation if and to the extent permitted by the terms of this Agreement.

Section 7.04 Form S-8; ESPP; Assumption of Company Compensatory Awards.

(a) With respect to the Company Options and Company RSUs assumed pursuant to Section 3.05, Ultimate Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the Ultimate Parent Ordinary Shares issuable upon exercise of the assumed Company Compensatory Awards promptly, but in any event no later than 15 Business Days, following the Effective Time. The Company and its counsel shall cooperate with and assist Ultimate Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(b) The Company shall take such action as may be necessary to (i) cause any offering period (or similar period during which shares may be purchased) underway as of the date hereof under the Company ESPP to be terminated as of the last day of the payroll period ending immediately preceding the Effective Time (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause each participant’s shares purchase right under the Company

ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; (iv) provide that no further offering periods (or similar period during which shares may be purchased) shall commence under the Company ESPP on or following the date of this Agreement; (v) provide that no individual who is not participating in the Company ESPP as of the date hereof may hereafter commence participation in the Company ESPP; and (vi) terminate the Company ESPP as of the Final Exercise Date. Each outstanding option under the Company ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP will be used to purchase shares in accordance with the terms of the Company ESPP, and each share purchased thereunder immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.01, subject to withholding of applicable income and employment withholding Taxes. No further Company ESPP Rights will be granted or exercised under the Company ESPP after the Final Exercise Date (except for the right to receive the Merger Consideration pursuant to this Section 7.04(b)). The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP.

(c) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the assumption and conversion of the Company Compensatory Awards and for the treatment of Cashed Out Compensatory Awards as set forth in Section 3.05.

Section 7.05 Indemnification of Officers and Directors.

(a) Parent and Merger Sub agree that, subject to Applicable Law, all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of any Acquired Company and his heirs and personal representatives (each, a “D&O Indemnitee”), as provided in the Company’s or each of its Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement between any Acquired Company and such D&O Indemnitee, shall survive the Transaction and shall continue in full force and effect in accordance with their terms following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by Applicable Law. In addition, for a period of six years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (or comparable organizational or governing documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or comparable organizational or governing documents) of the Company and its Subsidiaries, as applicable, immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any D&O Indemnitee, except as required by Applicable Law.

(b) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies; provided, however, that in no event shall the cost of such policies exceed 250% of the last annual premium paid therefor prior to the Effective Time; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c) The provisions of this Section 7.05 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each D&O Indemnitee, and nothing in this Agreement shall affect any indemnification rights that any such D&O Indemnitee may have under the certificate of incorporation or bylaws of any Acquired Company or any Contract or Applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.05 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee without the consent of such D&O Indemnitee.

(d) In the event that the Company, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall, unless such corporation or entity (or its successors or assigns, if applicable) is otherwise bound by the obligations set forth in this Section 7.05 by Applicable Law, assume the obligations set forth in this Section 7.05.

Section 7.06 Section 16 Matters.    Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company Options, Company RSUs or other convertible securities in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 7.07 Stockholder Litigation.    The Company shall (a) keep Parent fully informed on a current basis regarding any stockholder litigation against the Company or its directors or officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and (b) give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation.

Section 7.08 Financing.

(a) The Company agrees to use reasonable best efforts to provide such assistance (and to cause the other Acquired Companies, and to use reasonable best efforts to cause its and their respective Representatives, to provide such assistance) with the Debt Financing as is reasonably requested by Parent. Such assistance shall include, at the reasonable request of Parent, the following: (i) participation in, and assistance with, the Marketing Efforts related to the Debt Financing; (ii) participation by senior management of the Acquired Companies in, and assistance with, the preparation of rating agency presentations and a reasonable number of meetings with rating agencies; (iii) timely delivery to Parent and its Financing Sources of the Financing Information by the times required in the Debt Commitment Letters; (iv) participation by senior management of the Company in the negotiation of the Debt Financing Documents (to the extent applicable) and the execution (to the extent applicable) and delivery of the Financing Deliverables; provided, that no obligation of the Company or any of its Subsidiaries under the agreement, pledge or grant pursuant to the Financing

Deliverables shall be effective until the Effective Time; (v) taking such actions as may be required to permit any cash and marketable securities of the Acquired Companies available at the Effective Time to be made available to finance, in part, the Merger on the Closing Date; and (vi) using reasonable best efforts to ensure that the Debt Financing benefits from the existing lending relationships of the Acquired Companies. The Company will provide to Parent and its Financing Sources such information as may be necessary so that the Financing Information and Marketing Material (in the case of Marketing Material, to the extent related to the Acquired Companies and delivered to the Company) is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing in a manner customary for the arrangement of financings similar to the Debt Financing; provided, that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of its Affiliates or their reputation or goodwill. Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Debt Financing (or any alternative financing) prior to the Effective Time and (ii) none of the Company or any of its Subsidiaries shall be required to take any action that will conflict with or violate the Company’s or such Subsidiary’s organizational documents or any Applicable Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of or default under, any Contract to which the Company or any of its Subsidiaries is a party. Parent shall reimburse the Company for any reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 7.08(a) promptly upon presentment of invoices therefor. The Company, its Affiliates and their respective Representatives (collectively, the “7.08 Indemnitees”) shall be indemnified and held harmless by Parent and Merger Sub for and against any and all losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred by the 7.08 Indemnitees in connection with the arrangement of the Debt Financing (or any alternative financing) and/or any information provided by the Company or any of its Subsidiaries expressly for use in connection therewith, except to the extent such losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arose out of or resulted from the fraud, willful misconduct, gross negligence or intentional misrepresentation of any 7.08 Indemnitee. Any information provided to Parent or any other Person pursuant to this Section shall be subject to the Confidentiality Agreement.

(b) Parent shall use reasonable best efforts to arrange the Debt Financing as promptly as practicable following the date of this Agreement and to consummate the Debt Financing on the Closing Date. Such actions shall include, but not be limited to, the following: (i) maintaining in effect the Debt Commitment Letters; provided that Parent may replace or amend any Debt Commitment Letter so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Debt Financing; (ii) participation by senior management of Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfying on a timely basis all financing conditions that are within Parent’s or any of its Affiliates’ control; (iv) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letters (including any “market flex” provisions related thereto) or on such other terms acceptable to Parent and its Financing Sources; provided that such other terms would not adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Debt Financing; (v) drawing the full amount of the Debt Financing, in the event that the conditions set forth in Section 8.01 and Section 8.02 and the financing conditions have been satisfied or, upon funding would be satisfied; and (vi) using reasonable best efforts to enforce the Debt Commitment Letters to cause any lender to provide such Debt Financing. Parent shall give the Company prompt notice of any breach or repudiation by any party to the Debt Commitment Letters of which Parent or its Affiliates becomes aware; provided that in no event will Parent be under any obligation to disclose any information that is subject to any applicable legal privileges (including the attorney-client privilege). Without limiting Parent’s other obligations under this Section 7.08(b), if a Financing Failure Event occurs, then Parent shall (x) promptly notify the Company of such Financing Failure Event and the reasons therefor, (y) use reasonable best efforts to obtain alternative financing from alternative financing sources on terms (including structure, covenants and pricing) not materially less beneficial to Parent than the unavailable financing (giving effect to any “flex” provisions), in an amount sufficient to make the Closing Date Payments and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (z) obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such alternative financing and the executed fee letter associated therewith (provided, that the fee amounts and other economic terms set forth in such fee letter, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, may be redacted). Neither Parent nor any of its Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Debt Commitment Letters or any Debt Financing Document except for substitutions and replacements pursuant to the immediately preceding sentence.

Section 7.09 Employee Matters.

(a) For a period of one year following the Closing Date, Ultimate Parent shall, or shall cause the Surviving Corporation to, provide each Acquired Company Employee with base salary, bonus opportunity, severance, health and welfare benefits which are no less favorable than the base salary, bonus opportunity, severance, health and welfare benefits each such Acquired Company Employee is entitled or eligible to receive from any Acquired Company as of immediately prior to the Effective Time.

(b) Ultimate Parent further agrees that, from and after the Closing Date, Ultimate Parent shall, or shall cause the Surviving Corporation, to the extent permitted under such plans and under Applicable Law, to grant all of the Acquired Company Employees credit for any service with such Acquired Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by Ultimate Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (but not benefit accrual under any defined benefit plan or frozen benefit plan or vesting under any equity incentive plan) to the same extent as such Acquired Company Employee was entitled, before the Effective Time, to credit for such service under any similar plan in which such Acquired Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that such service shall not be recognized or credited to the extent that such recognition would result in a duplication of benefits provided to the Acquired Company Employee, for purposes of qualifying for subsidized early retirement benefits or to the extent that such service was not recognized under any similar Employee Plan of the Company. In addition, for purposes of each benefit plan of Ultimate Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (“Parent Plans”) providing medical, dental, pharmaceutical, vision and/or other health benefits to any Acquired Company Employee, Ultimate Parent shall use reasonable best efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by an

Acquired Company Employee and his or her covered dependents under any Employee Plan as of the Closing Date and (B) for the plan year in which the Effective Time occurs, cause any deductible, co-insurance and covered out-of-pocket expenses paid by any Acquired Company Employee (or covered dependent thereof) during the portion of the plan year in which such Acquired Company Employee participated in an Employee Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Parent Plan in the applicable plan year.

(c) As soon as administratively practicable following the Effective Time, all participants in any 401(k) Plan of the Company shall become participants in the comparable 401(k) Plan arrangement of Ultimate Parent or an Affiliate of Ultimate Parent, and Ultimate Parent shall establish or designate a comparable 401(k) Plan arrangement of Ultimate Parent or an Affiliate of Ultimate Parent to receive any rollover distributions from such 401(k) Plans of the Company, including rollover of any outstanding loans held by participants of such plans.

(d) Without limiting the generality of the foregoing, as of the Effective Time, Ultimate Parent shall, or shall cause the Surviving Corporation, to honor the change in control and severance agreements, arrangements and policies set forth in Section 7.09 of the Company Disclosure Schedule (each a “Company Separation Agreement”), and to refrain from amending or terminating any such Company Separation Agreement prior to the first anniversary of the Effective Time, except such amendments as may be necessary to avoid the imposition of a tax under Section 409A of the Code; provided that, nothing herein shall prevent Ultimate Parent or an Affiliate of Ultimate Parent from amending any such agreement or plan thereafter in accordance with its terms.

(e) The provisions of this Section 7.09 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Acquired Companies in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan, Parent Plan or any employee or service provider program or arrangement of Ultimate Parent or any of its subsidiaries (including any Employee Plan of the Company prior to the Effective Time), and nothing herein shall be deemed to amend any Employee Plan or Parent Plan to reflect the terms of this Section 7.09.

Section 7.10 Third Party Consents.    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent in connection with the Transaction that may be required from any Person under any Contract, (i) without the prior written consent of Parent (which such consent shall not be unreasonably withheld, conditioned or delayed), none of the Company or any Acquired Company shall pay or commit to pay to such Person whose approval or consent is being solicited any material cash or other consideration or incur any material liability or other obligation due to such Person (other than any payments which are expressly required pursuant to the terms of such Contract with such Person in effect as of the date of this Agreement) and (ii) none of Ultimate Parent, Parent or Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

ARTICLE 8.

CONDITIONS TO THE TRANSACTION

Section 8.01 Conditions to the Obligations of Each Party.    The respective obligations of the Company, Ultimate Parent, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law) of the following conditions:

(a) Required Company Stockholder Approval.    This Agreement shall have been duly adopted by the Required Company Stockholder Approval.

(b) Governmental Approvals.    The waiting period (and any extension thereof) applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which the parties have agreed not to consummate the Merger for any period of time. Any affirmative approval or clearance required under any Antitrust Laws in the foreign jurisdictions identified on Schedule 8.01(b) shall have been obtained or deemed to have been obtained.

(c) No Injunction.    No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits or prevents the consummation of the Transaction on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Transaction that makes consummation of the Transaction illegal.

Section 8.02 Conditions to the Obligations of Ultimate Parent, Parent and Merger Sub.    The obligations of Ultimate Parent, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver exclusively by each of Ultimate Parent, Parent and Merger Sub, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by the Company in Sections 4.01(a), 4.01(b) 4.02, 4.05(a), 4.05(c), 4.23 and 4.24 (collectively, the “Company Fundamental Representations”) shall, if qualified by materiality or “Company Material Adverse Effect”, have been accurate in all respects or, if not so qualified by materiality or “Company Material Adverse Effect”, have been accurate in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date (it being understood that the representations and warranties in Section 4.05 shall be deemed to be inaccurate in all material respects if the Company’s fully diluted capitalization exceeds by more than 1,000,000 shares the Company’s fully diluted capitalization set forth in Section 4.05(a)); and

(ii) Each of the representations and warranties made by the Company in this Agreement other than the Company Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date, (B) except where the failure to be so accurate has not had and would not reasonably be expected to have, a Company Material

Adverse Effect and (C) without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants.    Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Executed Agreements and Documents.    Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) and to the effect that the conditions set forth in Sections 8.02(a), 8.02(b) and 8.02(c) have been duly satisfied; and

(ii) written resignations of all directors of the Company, to be effective as of the Effective Time.

(e) Litigation.    There shall not be pending by any Governmental Authority any Proceeding that seeks to prevent the consummation of the Transaction or that seeks to require the taking of any action or the imposition of any remedy that is not required of Ultimate Parent pursuant to Section 7.01(e), as modified by Section 7.01(f).

(f) CFIUS.    CFIUS Clearance shall have been obtained.

Section 8.03 Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver exclusively by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by Ultimate Parent, Parent and Merger Sub in Sections Section 5.01, 5.02, 5.03 and 5.04 (collectively, the “Parent Fundamental Representations”) shall, if qualified by materiality, have been accurate in all respects or, if not so qualified by materiality, have been accurate in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date; and

(ii) Each of the representations and warranties made by Ultimate Parent, Parent and Merger Sub in this Agreement other than the Parent Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date, (B) except where the failure to be so accurate has not had and would not reasonably be expected to have a material adverse effect on the ability of Ultimate Parent, Parent and Merger Sub to consummate the Merger and (C) without giving effect to any materiality or similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants.    Each of the covenants and obligations that Ultimate Parent, Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Parent Closing Certificate.    The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Parent Closing Certificate”).

ARTICLE 9.

TERMINATION

Section 9.01 Termination.    Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the Transaction may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Transaction has not been consummated on or before September 23, 2014 (the “End Date”);

(c) by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued any order, injunction or other decree or taken any other action (including the failure to have taken an action), in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the Transaction;

(d) by Parent if there shall have occurred a Company Material Adverse Effect;

(e) by either Parent or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.01(e) if the failure to obtain such stockholder approval results from a breach of this Agreement by such party at or prior to the Effective Time;

(f) by Parent if a Triggering Event shall have occurred;

(g) by the Company, if prior to the adoption of this Agreement by the Required Company Stockholder Approval, the Company Board of Directors shall have determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and in accordance with Section 6.03(g); provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(g) unless (i) the Company is entering into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.03(g) and (ii) the Company shall have made the payment required to be made to Parent pursuant to Section 9.03(b)(iii);

(h) by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.01(h) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach;

(i) by the Company, if (i) any representation or warranty of Ultimate Parent, Parent or Merger Sub contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 8.03(a) would not be satisfied or (ii) the covenants or obligations of Ultimate Parent, Parent or Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Ultimate Parent, Parent or Merger Sub during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.01(i) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Ultimate Parent, Parent or Merger Sub, as applicable, is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach;

(j) by the Company, if (i) the Marketing Period has ended and all of the conditions set forth in Section 8.01 and Section 8.02 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed in writing that the Company is prepared to consummate the Closing, and (iii) Parent fails to consummate the Closing within three Business Days after the delivery of such notice and the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated by this Agreement to occur at the Closing through the end of such three-day period.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02 Effect of Termination.    If this Agreement is terminated pursuant to Section 9.01, then this Agreement shall become void and of no effect without liability of any party (or any Representative, stockholder or Affiliate of such party) to the other party hereto; provided that: (a) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in the Confidentiality Agreement, Section 7.03, this Section 9.02, Section 9.03 and Article 10, which shall survive any termination of this Agreement and (b) neither Ultimate Parent, Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall be relieved of any obligation or liability arising from any Willful Breach.

Section 9.03 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.03, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Transaction under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

(b) If, but only if, this Agreement is terminated:

(i) (x) by Parent or the Company pursuant to Section 9.01(b) and (y) (A) an Acquisition Proposal has been made to the Company after the date hereof and has not been withdrawn prior to the termination of this Agreement and (B) within 12 months of the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period) or (2) consummates an Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with the consummation of such transaction if such consummation takes place on a Business Day, and on the next Business Day if the consummation takes place on a day other than a Business Day (provided, however, that for purposes of this Section 9.03(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii) (x) by Parent or the Company pursuant to Section 9.01(e) and (y) (A) an Acquisition Proposal has been made to the Company after the date hereof and has not been withdrawn prior to the date of the Company Stockholders Meeting (including any adjournments and postponements thereof), (B) such Acquisition Proposal was publicly disclosed prior to the date of the Company Stockholders Meeting (including any adjournments and postponements thereof) and (C) within 12 months of the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period) or (2) consummates an Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with the consummation of such transaction if such consummation takes place on a Business Day, and on the next Business Day if the consummation takes place on a day other than a Business Day (provided, however, that for purposes of this Section 9.03(b)(ii), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); or

(iii) by Parent pursuant to Section 9.01(f) or by the Company pursuant to Section 9.01(g), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with such termination if the termination takes place on a Business Day, and on the next Business Day if the termination takes place on a day other than a Business Day.

(c) If this Agreement is terminated by the Company pursuant to Section 9.01(j), then Parent shall, or Ultimate Parent shall cause Parent to, promptly, but in no event later than two Business Days after the date of such termination, pay or cause to be paid to the Company the Parent Termination Fee.

(d) Each of the Company, Ultimate Parent, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Ultimate Parent, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company, Ultimate Parent, Parent and Merger Sub in the circumstances in which such amount is payable. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) Any amounts payable by the Company pursuant to Section 9.03(b) shall be in addition to any amounts payable by the Company pursuant to Section 9.03(a). Any amounts payable by Parent pursuant to Section 9.03(c) shall be in addition to any amounts payable by Parent pursuant to Section 9.03(a) and any of Parent’s expense reimbursement and indemnification obligations contained in Section 7.08. Any amounts payable pursuant to this Section 9.03 shall be paid by wire transfer of same day funds in accordance with this Section 9.03 to an account designated by the party receiving the amounts payable pursuant to this Section 9.03, provided that such payments can be delayed and such delay will not give rise to a breach of a party’s obligations under this Section 9.03 if the party who is to receive the applicable payment fails to provide the paying party with wiring instructions at least two Business Days prior to the date such fee is to be paid. If the Company or Parent, as applicable, fails to pay when due any amount payable under this Section 9.03, then (i) such party shall reimburse the other party for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.03 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column, plus 350 basis points.

(f) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 9.01(j), the Company’s receipt of the Parent Termination Fee from Parent pursuant to Section 9.03(c) and the payment of any amounts due pursuant to Section 9.03(e) shall be the sole and exclusive remedy of the Company and its Subsidiaries and stockholders against (i) Ultimate Parent, Parent or Merger Sub, (ii) any of Ultimate Parent’s, Parent’s or Merger Sub’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Parent Parties”) and (iii) any Financing Source under the Debt Commitment Letters and their respective Affiliates, Representatives, successors and assigns (those under this clause (iii), collectively, the “Lender Group”) for any losses or damages arising from or relating to this Agreement, any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transaction to be consummated and none of the Parent Parties or members of the Lender Group shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall remain obligated for any of its expense reimbursement and indemnification obligations contained in Section 7.08).

(g) Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 10.02, if Ultimate Parent, Parent or Merger Sub fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder, then the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Ultimate Parent, Parent, Merger Sub or any member of the Lender Group for any breach, loss or damage shall be to terminate this Agreement as provided, and only to the extent provided, in Section 9.01, and either (i) receive payment of the Parent Termination Fee and other amounts, if any, referenced in Section 7.08 and Section 9.03(e) and upon payment of the Parent Termination Fee and such other amounts, no Person shall have any rights or claims against Ultimate Parent, Parent or Merger Sub under this Agreement, the Debt Commitment Letters, or otherwise, whether at law or equity, in contract in tort or otherwise, and none of Ultimate Parent, Parent or Merger Sub shall have any further liability relating to or arising out of this Agreement or the Transaction (including the Debt Financing), or (ii) seek damages in respect of a Willful Breach by Ultimate Parent, Parent or Merger Sub. Subject to the Company’s rights set forth in Section 10.02, in no event shall the Company seek or permit to be sought any losses or damages from, or otherwise bring any Proceeding against, Ultimate Parent, Parent or Merger Sub in connection with this Agreement or the Transaction, other than a Proceeding to recover (i) either (A) payment of the Parent Termination Fee and other amounts, if any, referenced in Section 9.03(e) or (B) damages in respect of a Willful Breach by Ultimate Parent, Parent or Merger Sub and (ii) other amounts, if any, referenced in Section 7.08, and for the avoidance of doubt, none of Ultimate Parent, Parent or Merger Sub shall have any liability for losses or damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated by this Agreement other than the foregoing. Nothing in this Section 9.03(g) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other member of the Parent Group may be liable under this Agreement or the Transaction (including the Debt Financing). For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type contemplated by Section 10.02 and either the payment of (y) the Parent Termination Fee pursuant to Section 9.03(c) or (z) damages in respect of a Willful Breach by Ultimate Parent, Parent or Merger Sub, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.02 and monetary damages, including all or any portion of the Parent Termination Fee or damages in respect of a Willful Breach.

(h) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 9.01(b), Section 9.01(e) or Section 9.01(f), Parent’s receipt of the Company Termination Fee from the Company pursuant to Section 9.03(b)(i)–(iv), as the case may be, and the payment of any amounts due pursuant to Section 9.03(e) shall be the sole and exclusive remedy of Ultimate Parent, Parent and Merger Sub against (i) the Company and (ii) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any losses or damages arising from or relating to this Agreement, any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transaction to be consummated, and none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(i) Notwithstanding anything to the contrary in this Agreement, but subject to the rights of Ultimate Parent, Parent and Merger Sub set forth in Section 10.02, if the Company fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder, then the sole and exclusive remedy of Ultimate Parent, Parent and Merger Sub (whether at law, in equity, in contract, in tort or otherwise) against the Company for any breach, loss or damage shall be to terminate this Agreement as provided, and only to the extent provided, in Section 9.01, and either (i) receive payment of the Company Termination Fee and other amounts, if any, referenced in Section 9.03(e) and upon payment of the Company Termination Fee and such other amounts, no Person shall have any rights or claims against the Company under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company shall not have any further liability relating to or arising out of this Agreement or the Transaction or (ii) seek damages in respect of a Willful Breach by the Company. Subject to the rights of Ultimate Parent, Parent and Merger Sub set forth in Section 10.02, in no event shall Ultimate Parent, Parent or Merger Sub seek or permit to be sought any losses or damages from, or otherwise bring any Proceeding against the Company in connection with this Agreement or the Transaction, other than a Proceeding to recover either (i) payment of the Company Termination Fee and other amounts, if any, referenced in Section 9.03(e) or (ii) damages in respect of a Willful Breach by the Company, and for the avoidance of doubt, the Company shall not have any liability for losses or damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated by this Agreement other than the foregoing. Nothing in this Section 9.03(i) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other member of the Company Group may be liable under this Agreement or the Transaction (including the Debt Financing). For the avoidance of doubt, while Ultimate Parent, Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 10.02 and either the payment of (y) the Company Termination Fee pursuant to Section 9.03(b)(i)–(iv), as the case may be, or (z) damages in respect of a Willful Breach by the Company, under no circumstances shall Ultimate Parent, Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.02 and monetary damages, including all or any portion of the Company Termination Fee or damages in respect of a Willful Breach.

(j) Notwithstanding any provision of this Agreement, the Company, on behalf of itself and each of its stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and other Representatives (each, a “Seller Related Party”) agrees that none of the Lender Group shall have any liability or obligation to any Seller Related Party in connection with the financing of any portion of the Debt Financing, whether at law, in equity, in contract, in tort or otherwise. Section 10.07 (to the extent relating to the Debt Commitment Letters or Lender Group), 10.08(b) and 10.09 and this Section 9.03(j) are intended to benefit and may be enforced by the Lender Group.

ARTICLE 10.

MISCELLANEOUS

Section 10.01 Notices.    All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered, in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) on receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) in the case of notices delivered by Parent or the Company in connection with Section 6.01, on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:

if to Ultimate Parent, Parent or Merger Sub, to:

Avago Technologies

350 W. Trimble Road, MS 90MG

San Jose, CA 95131

Attention: Patricia McCall

Email: Leopold.Notices@avagotech.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Christopher Kaufman and Anthony Richmond

Facsimile No.: (650) 463-2600

Email: christopher.kaufman@lw.com

            anthony.richmond@lw.com

if to the Company, to:

LSI Corporation

1110 American Parkway, NE

Allentown, Pennsylvania 18109

Attention: Jean Rankin

Facsimile No.: (610) 712-4030

Email: Leopold.Notices@lsi.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Suite 1400

Palo Alto, California 94301

Attention: Kenton J. King and M. Amr Razzak

Fax: (650) 470-4570

Email: kenton.king@skadden.com

            amr.razzak@skadden.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 10.02 Remedies Cumulative; Specific Performance.

(a) The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law. Notwithstanding the foregoing, in the event of a termination of this Agreement under circumstances in which the Parent Termination Fee is paid, the Company will not be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and will not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of Ultimate Parent, Parent or Merger Sub. Notwithstanding the foregoing, in the event of a termination of this Agreement under circumstances in which the Company Termination Fee is paid, none of Ultimate Parent, Parent or Merger Sub will be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and will not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of the Company.

(b) Notwithstanding anything herein to the contrary, subject to the Company’s right to seek specific performance of Parent’s and Ultimate Parent’s obligation to enforce the Debt Commitment in accordance with Section 7.08(b), the Company shall not be entitled to specific performance or any other equitable relief in order to cause Parent and Merger Sub to consummate the Merger or the Transaction unless:

(i) all of the conditions set forth in Section 8.01 and Section 8.02 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied;

(ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.01;

(iii) the Debt Financing has been funded in accordance with the terms thereof or would be funded at the Closing; and

(iv) the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Debt Financing is funded, then the Closing will occur.

Section 10.03 No Survival of Representations and Warranties.    The representations and warranties of contained herein and in any certificate or other writing delivered at the Closing pursuant hereto shall not survive the Effective Time.

Section 10.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval.

(b) Notwithstanding anything to the contrary contained herein, Section 9.03(f), Section 9.03(g), Section 9.03(j), Section 10.07 and Section 10.08(b) and this Section 10.04(b) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 9.03(f), Section 9.03(g), Section 9.03(j), Section 10.07 and Section 10.08(b) and this Section 10.04(b)) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

(c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.05 Disclosure Schedule References.    The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on a party’s Disclosure Schedule shall not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

Section 10.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to Sections 7.05, 9.03(j), 10.07 (to the extent relating to the Debt Commitment Letters or Financing Sources), 10.08(b) and 10.09, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that, after the Effective Time, Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Ultimate Parent, Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Ultimate Parent, Parent or Merger Sub. Any purported assignment in violation of this Section 10.06(b) shall be void.

Section 10.07 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. Notwithstanding the foregoing, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in law, contract, tort, equity or otherwise), in each case, solely to the extent relating to the Debt Commitment Letters or the Financing Sources shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.08 Jurisdiction.

(a) Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by Applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Notwithstanding anything herein to the contrary, each Seller Related Party agrees (i) that any Proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively in in the Supreme Court of the State of New York, County of New York, or, if under Applicable Laws exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each Seller Related Party submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such Proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.01 shall be effective service of process against it for any such Proceeding brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) that the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York shall govern any such Proceeding and (vii) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 10.09.

Section 10.09 Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ULTIMATE PARENT, PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.10 Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.11 Entire Agreement.    This Agreement, the Confidentiality Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by this Agreement, including each of the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.12 Severability.    If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13 Time is of the Essence.    Time is of the essence with respect to the performance of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

LSI CORPORATION

By:	/S/ ABHIJIT Y. TALWALKAR
Name: Abhijit Y. Talwalkar
Title: President and Chief Executive Officer

AVAGO TECHNOLOGIES LIMITED

By:	/S/ HOCK E. TAN
Name: Hock E. Tan
Title: President and Chief Executive Officer

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.

By:	/S/ ANTHONY E. MASLOWSKI
Name: Anthony E. Maslowski
Title: President and Secretary

LEOPOLD MERGER SUB, INC.

By:	/S/ ANTHONY E. MASLOWSKI
Name: Anthony E. Maslowski
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

December 15, 2013

Board of Directors

LSI Corporation

1320 Ridder Park Drive

San Jose, CA 95131

Members of the Board:

We understand that LSI Corporation (the “Company”), Avago Technologies Limited (“Ultimate Parent”), Avago Technologies Wireless (U.S.A.) Manufacturing Inc., an indirect wholly owned subsidiary of Ultimate Parent (“Parent”), and Leopold Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of December 15, 2013 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), other than shares that are owned directly by Parent or Merger Sub, shares held in treasury by the Company and shares as to which dissenters’ rights have been properly demanded, will be converted into the right to receive $11.15 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliates of Parent (the “Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information prepared by management of the Company, including financial projections and operating data of the Company and sensitivities thereto based on a range of alternative operating metrics (collectively, the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification or delay. In addition, we have assumed

B-1

that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Ultimate Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Ultimate Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Ultimate Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ QATALYST PARTNERS LP

QATALYST PARTNERS LP

B-2

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

LSI CORPORATION 1110 AMERICAN PARKWAY NE ROOM 12K-301 ALLENTOWN, PA 18109

VOTE BY INTERNET - www.proxyvote.com

To vote over the Internet, go to the website shown above or from a smart phone, scan the QR barcode above. Have your proxy card available when you access the website and follow the instructions to vote.

VOTE BY PHONE - 1-800-690-6903

To vote by phone, call the toll-free number shown above using a touch-tone telephone. Have your proxy card available when you call and follow the instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Time on [—], 2014. If you vote over the Internet or by telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M65595-TBD	KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LSI CORPORATION

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.				For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of December 15, 2013, as it may be amended from time to time, by and among LSI Corporation, Avago Technologies Limited, Avago Technologies Wireless (U.S.A.) Manufacturing Inc. and Leopold Merger Sub, Inc.			☐	☐	☐

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Agreement and Plan of Merger.			☐	☐	☐

3.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of LSI Corporation in connection with the merger.			☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

LSI CORPORATION

2014 SPECIAL MEETING OF STOCKHOLDERS

[—], 2014

[—] Pacific Daylight Time

LSI Corporation

1320 Ridder Park Drive

San Jose, CA 95131

THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST.

Directions:

From San Jose and Points South:

From Highway 880 North, exit onto Brokaw Road. Turn right on Brokaw Road. Move into the left lane. Turn left on Ridder Park Drive. We are the second building on the right. Enter the parking lot at the main entrance by the monument sign.

From San Francisco:

Take Route 101 South to Highway 880 North. Follow the directions “From San Jose and Points South” above.

From Oakland:

Take Highway 880 South and exit onto Brokaw Road. Turn left on Brokaw Road. Follow the directions “From San Jose and Points South” above.

Note: If you plan on attending the Special Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Special Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M65596-TBD

2014 SPECIAL MEETING OF STOCKHOLDERS [—], 2014 [—] Pacific Daylight Time	PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2014 SPECIAL MEETING OF STOCKHOLDERS.

The shares of common stock of LSI Corporation you are entitled to vote at the 2014 Special Meeting of Stockholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Jean F. Rankin and Jonathan Gilbert, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the other side, as directed in this proxy and, in their discretion, on any other matters which may come before the Special Meeting and all postponements and adjournments.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.